As filed with the Securities and Exchange Commission on June 2, 2011.
Registration No. 333-173690

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Party City Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	5900	20-1033029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) (914) 345-2020	(I.R.S. Employer Identification No.)
80 Grasslands Road, Elmsford, NY 10523
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald C. Rittenberg
Chief Executive Officer
80 Grasslands Road
Elmsford, NY 10523
(914) 345-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith F. Higgins, Esq. Jane D. Goldstein, Esq. Andrew J. Terry, Esq. Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 Telephone (617) 951-7000 Fax (617) 951-7050	Marc D. Jaffe, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022-4834 Telephone (212) 906-1200 Fax (212) 751-4864

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 2, 2011

Party City Holdings Inc.

          Shares

Common Stock

This is the initial public offering of shares of common stock of Party City Holdings Inc., or “Party City Holdings.”

Party City Holdings is offering           shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional           shares. Party City Holdings will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $      and $      . Party City Holdings intends to list the common stock on the New York Stock Exchange under the symbol “PRTY”.

See “Risk Factors” on page 11 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds before expenses to Party City Holdings	$	$
Proceeds before expenses to the selling stockholders	$	$

To the extent the underwriters sell more than           shares of common stock, the underwriters have the option to purchase up to an additional          shares from           at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on           , 2011.

Goldman, Sachs & Co.	BofA Merrill Lynch
Barclays Capital	Deutsche Bank Securities

Credit Suisse	Morgan Stanley	Wells Fargo Securities

Baird	William Blair & Company	RBC Capital Markets	Stifel Nicolaus Weisel

Prospectus dated          , 2011

Through and including          , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

MARKET, RANKING AND OTHER INDUSTRY DATA

The market, ranking and other industry data included in this prospectus, including the size of certain markets and our position and the position of our competitors within these markets, are based on published industry sources, our own research and estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We note that our estimates, in particular as they relate to general expectations concerning our industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you in considering an investment in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision.

When we use the terms “we,” “us,” “our” or the “Company,” we mean Party City Holdings Inc., a Delaware corporation, formerly known as “AAH Holdings Corporation,” and its consolidated subsidiaries, including Amscan Holdings, Inc. (“Amscan Holdings”), taken as a whole, unless the context otherwise indicates.

Our Company

We are a global leader in decorated party supplies. We make it easy and fun to enhance special occasions with the widest assortment of innovative and exciting merchandise at a compelling value. With the 2005 acquisition of Party City Corporation (“Party City”), we created a vertically integrated business combining the leading product design, manufacturing and distribution platform, Amscan, with the largest U.S. retailer of party supplies. We believe we have the industry’s broadest selection of decorated party supplies, which we distribute to over 100 countries, and a party superstore retail network that is approximately 15 times larger than that of our next largest party superstore competitor. Our business model and scale differentiate us from other party supply companies and allow us to capture the manufacturing-to-retail margin on a significant portion of the products sold in our stores. We believe our widely recognized brands, broad product offering, low-cost global sourcing model and category-defining retail concept are significant competitive advantages. We believe these characteristics, combined with our vertical business model and scale, position us for continued organic and acquisition-led growth in the United States and internationally.

Founded in 1947, we started as a wholesaler and have grown to become one of the largest global designers, manufacturers and distributors of decorated party supplies. Today, our broad selection of decorated party supplies, with approximately 37,000 SKUs, includes paper and plastic tableware, decorations, metallic and latex balloons, novelties, costumes, party kits, stationery and gifts for everyday, themed and seasonal events. Our products are available in over 40,000 retail outlets worldwide, including our own retail network, independent party supply stores, dollar stores, mass merchants, grocery retailers and gift shops. We believe that through our extensive offering as well as industry-leading innovation, customer service levels and value, we will continue to win with our customers.

The acquisition of Party City represented an important step in our evolution. Over the last five years, we have established the largest network of party supply stores in the United States with over 1,200 locations consisting of approximately 800 party superstores (including approximately 230 franchised stores), principally under the Party City banner, and a temporary Halloween network of over 400 locations under the Halloween City banner. We also operate PartyCity.com, our primary e-commerce site. Underscored by our slogan “Nobody Has More Party for Less,” we believe we offer a superior one-stop shopping experience with a broad selection, consistently high in-stock positions and compelling value, making us the favored destination for all of our customers’ party-supply needs.

Through a combination of organic growth and strategic acquisitions, we increased our consolidated revenues from $1,015 million in 2006 to $1,599 million in 2010, representing a compounded annual growth rate of 12.0%. During this same period, we grew our Adjusted EBITDA from $122 million to $226 million, representing a compounded annual growth rate of 16.7%. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “— Summary Financial Data” and “Selected Consolidated Financial Data.”

Evolution of Our Business

Over the last 60 years, we have grown to become a global, vertically integrated designer, manufacturer, distributor and retailer of decorated party supplies. Key strategic initiatives that are important to our evolution include:

•	Enhancing our wholesale platform through targeted acquisitions that added key product capabilities while investing in state-of-the-art distribution facilities and developing a strong Asian-based sourcing and sales organization.

•	Establishing retail leadership in our industry and our vertically integrated model through the acquisitions of Party City, Party America Corporation (“Party America”) and Factory Card and Party Outlet (“FCPO”). Following each acquisition, we capitalized on our vertically integrated model by increasing the percentage of Amscan products sold at our retail stores, allowing us to capture the manufacturing-to-retail margin on a growing portion of our retail sales.

•	Re-launching our e-commerce platform in 2009 provided us with an additional direct-to-consumer channel.

•	Broadening our product offering and channel reach by acquiring valuable character licenses and costume capabilities in addition to improving our access to grocery and mass merchant retailers.

•	Growing our international presence by building relationships with local retailers to develop party supply store-in-store concepts as well as targeted acquisitions that extended our geographic reach.

As a result of these investments, we have created a differentiated, vertically integrated business model. We believe that our superior selection of party supplies, scale, innovation and service position us for future growth across all of our channels.

Competitive Strengths

We are well-positioned to continue to attract customers who celebrate life’s memorable events as a result of the following competitive strengths:

Leading Market Position with Industry Defining Brands.  We believe we are the largest vertically integrated provider of decorated party supplies in the world. Through our category-defining brands, Amscan and Party City, we offer what we believe is the broadest selection of continuously updated and innovative merchandise at a compelling value. We distribute products globally and, with approximately 800 party superstores in 41 states, our domestic retail footprint is approximately 15 times larger than that of our next largest party superstore competitor.

Unique Vertically Integrated Operating Model.  We manufacture, source and distribute party supplies, acting as a one-stop shop for decorated party goods to both wholesale and retail customers. Our vertically integrated model provides us with a number of advantages including the ability to (i) realize the manufacturing-to-retail margin on a significant portion of our retail sales, (ii) leverage a global sourcing network to reinforce our position as a low-cost provider of quality party supplies and (iii) effectively respond to changes in consumer trends through our in-house design and innovation team.

Broad and Innovative Product Offering.  We offer a broad and deep product assortment with over 37,000 SKUs available in wholesale and an average of 25,000 SKUs offered at any one time in our Party City superstores. Our extensive selection offers customers a single source for all of their party needs. Over the last three years, our in-house design team has introduced an average of 3,500 new products annually, driving newness in our product offering and supporting increased sales across our channels.

Category Defining Retail Concept.  With our extensive selection, consistently high in-stock positions, convenient locations and compelling value proposition, we believe customers associate Party City with successful celebrations, and, as a result, our stores will continue to be seen as the favored destination for party supplies and innovative ideas.

Highly Efficient Global Sourcing and Distribution Capabilities.  Over the last 60 years, we have developed a global network of owned and third-party manufacturers that we believe optimizes speed to market, quality and cost. We also have warehousing and distribution facilities around the world, including our state-of-the-art distribution center in Chester, New York, which has nearly 900,000 square feet under one roof. Our global sourcing and distribution capabilities offer our customers best-in-class service levels, rapid fulfillment and competitive prices, and have capacity for continued growth with our business.

World-Class Management Team with a Proven Track Record.  Our senior management team averages 20 years of industry experience and possesses a unique combination of management skills and experience in the party goods sector. Our team has successfully grown our sales and profits during various economic cycles and through several business transformations. Additionally, our team has a strong track record of successful acquisitions and integrations, which continue to be an important part of our overall strategy.

Despite these strengths, we continue to face competition in the marketplace, particularly in our retail business. We compete with a variety of retailers, including independent party goods supply stores, specialty stores, dollar stores, warehouse/merchandise clubs, drug stores, mass merchants, grocery retailers and catalogue and Internet merchandisers. In order to maintain and grow our market position, we need to remain competitive with respect to quality, price, breadth of selection, customer service and convenience. See “Risk Factors” and “Business — Competition.”

Growth Strategy

We believe we have significant opportunities to enhance our leadership position in the party goods industry and improve profitability. Key elements of our growth strategy include:

Growing Market Share and Earnings.  We will continue to broaden our product assortment by adding new party themed events and licenses, which, combined with our enhanced in-house capabilities, will enable us to continue to increase our market share and grow the percentage of our own products sold at retail, including in our company-owned and franchised stores. Since the acquisition of Party City in 2005, we have increased the selection of Amscan merchandise offered in Party City stores from approximately 25% to over 60%, with a target of 70% to 75% over the long term. Our ability to create new and enhance existing celebration opportunities will continue to be a consistent driver of our growth.

Expand Our Retail Store Base.  We believe there is an opportunity to open more than 400 additional Party City stores in North America. In 2011, we plan to open approximately 20 Party City stores, acquire five Party City stores from franchisees and close five locations. Starting in 2012, we plan to open 25 to 35 Party City stores per year. Based on historical performance and the margin generated from our vertically integrated model, we expect our new stores to have a payback period of approximately three years and to generate an average pre-tax cash-on-cash return of approximately 50% in their fourth year.

Drive Additional Growth and Productivity From Existing Retail Stores.  We plan to grow our comparable store sales by continuing to improve our brand image and awareness, offering new, innovative party ideas and by converting FCPO stores to the Party City banner.

Increase International Presence.  We believe international growth will be driven, in part, by increasing customization of our products to local tastes and holidays and the expansion of our retail presence, particularly through our store-within-a-store concept with selected international retailers. We believe international sales, which represented 6.9% of total revenues in 2010, are likely to grow to 10% to 15% of our total revenues over the next three to five years through organic and acquisition-led growth.

Grow Our E-commerce Platform.  In August 2009, we re-launched our primary e-commerce platform PartyCity.com, providing us with an additional direct-to-consumer sales channel. We expect e-commerce will continue to experience significant growth as we increase online content for party products and ideas, invest in additional online advertising and target customers through the four million email addresses that we have captured through our stores and website.

Pursue Accretive Acquisitions.  Over the past 15 years, we have successfully integrated nine acquisitions, strengthening our manufacturing, distribution and retail platforms. We have also acquired, and will continue to acquire, franchised stores as such opportunities emerge. We believe our significant experience in identifying attractive acquisition targets, proven integration process and global infrastructure create a strong platform for future acquisitions.

Industry Overview

We operate in the broadly defined $10 billion retail party goods industry (including decorative paper and plastic tableware, decorations, accessories and balloons), which is supported by a range of suppliers from commodity paper goods producers to party goods specialty retailers. The retail landscape is comprised primarily of party superstores, dollar stores, mass merchants, grocery retailers and craft stores. Party superstores have emerged as a preferred destination for party goods shoppers because they offer a wide variety of merchandise at more compelling prices in a convenient setting. Other retailers that cater to the party goods market typically offer a limited assortment of party supplies and seasonal items. Sales of party goods are fueled by everyday events such as birthdays, baby showers, weddings and anniversaries, as well as seasonal events such as holidays and other special occasions. As a result of numerous and diverse occasions, the U.S. party goods market enjoys broad demographic appeal. We also operate in the Halloween market, which represents a $6 billion retail opportunity and includes costumes, candy and makeup.

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	we operate in a competitive industry, and our failure to compete effectively could cause us to lose our market share, revenues and growth prospects;

•	our business may be adversely affected by fluctuations in commodity prices;

•	our failure to appropriately respond to changing merchandise trends and consumer preferences could significantly harm our customer relationships and financial performance;

•	we may not be able to successfully implement our store growth strategy;

•	a decrease in our Halloween sales could have a material adverse effect on our operating results for the year;

•	our substantial indebtedness and lease obligations could adversely affect our financial flexibility and our competitive position; and

•	investment funds affiliated with Advent International Corporation (“Advent”), Berkshire Partners LLC (“Berkshire Partners”) and Weston Presidio will have the ability to control the outcome of matters submitted for stockholder approval and may have interests that differ from those of our other stockholders. In addition, our third amended and restated certificate of incorporation (the “third amended and restated certificate of incorporation”) includes a provision that relieves their representatives from any breach of fiduciary duty to us if these investment funds pursue for their benefit opportunities such as acquisitions that might otherwise be appropriate for us.

The Sponsors

On April 30, 2004, our business was acquired by an entity jointly controlled by funds affiliated with Berkshire Partners and Weston Presidio. On August 19, 2008, certain of our stockholders, in a secondary transaction, sold Class B common stock representing approximately 38% of our outstanding common stock to an entity controlled by funds managed by Advent. As a result of these transactions, investment funds sponsored by each of Berkshire Partners and Weston Presidio and the funds managed by Advent (collectively, the “Sponsors”) collectively own approximately 93% of our common stock as of March 31, 2011. Upon

completion of this offering, the Sponsors will continue to beneficially own approximately     % of our outstanding common stock.

Corporate Information

Party City Holdings Inc. is the parent company of our collective businesses. Our address is 80 Grasslands Road, Elmsford, NY 10523. Our direct subsidiary, Amscan Holdings, is currently a public debt issuer and comprises 100% of Party City Holdings Inc.’s operations. Our telephone number is (914) 345-2020. Our primary website addresses are www.amscan.com and www.partycity.com. Information contained in, and that can be accessed through, our websites is not incorporated into and does not form a part of this prospectus.

We own a number of trademarks and service marks registered with the United States Patent and Trademark Office, including Party City®, The Discount Party Super Store®, Halloween Costume Warehouse®, Party America®, The Paper Factory®, The Factory Card & Party Outlet® and Halloween City®.

THE OFFERING

Common stock offered by us	shares

Common stock to be offered by selling stockholders	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares offered to underwriters	We, along with some of our stockholders, have granted the underwriters an option to purchase up to additional shares. If this option is exercised in full, we will issue and sell shares and the selling stockholders will sell shares.

Use of proceeds	Assuming an initial public offering price of $ , which is the midpoint of the range listed on the cover page of this prospectus, we estimate that the net proceeds to us from this offering will be approximately $ million. We intend to use the net proceeds from this offering to repay indebtedness, to terminate the management agreement with the Sponsors and for working capital and other general corporate purposes. See “Use of Proceeds.”

We will not receive any proceeds from the shares sold by the selling stockholders.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.

Conflicts of interest	Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates act as Joint Bookrunner, Joint Lead Arranger, Syndication Agent, Issuing Bank and Lender under our new senior secured asset-based revolving credit facility; certain affiliates of Wells Fargo Securities, LLC act as Administrative Agent, Collateral Agent, Joint Bookrunner, Joint Lead Arranger, Swingline Lender and Lender under our new senior secured asset-based revolving credit facility; and an affiliate of Credit Suisse Securities (USA) LLC is a Lender under our new senior secured asset-based revolving credit facility. Because of these relationships and the manner in which the proceeds of this offering may be used, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC may receive proceeds from this offering in addition to their underwriting compensation. None of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, or Credit Suisse Securities (USA) LLC will receive 5% or more of the net proceeds from this offering. See “Underwriting — Conflicts of Interest.”

Proposed New York Stock Exchange symbol	PRTY

The number of shares of our common stock to be outstanding after this offering is based on 32,112.29 shares of common stock outstanding as of March 31, 2011 and excludes:

•	3,283.47 shares of Class A common stock issuable upon the exercise of stock options issued under our 2004 Equity Incentive Plan with a weighted average exercise price of $15,030.00 per share;

•	additional shares of Class A common stock reserved for future issuance under our 2004 Equity Incentive Plan; and

•	additional shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes:

•	A -for-one stock split on our Class A common stock and Class B common stock effected as a stock dividend on , 2011;

•	The conversion of all outstanding shares of our Class B common stock into shares of our Class A common stock on a one-for-one basis, which will occur automatically upon the closing of this offering pursuant to our current certificate of incorporation (the “existing certificate of incorporation”), and renaming the Class A common stock as “Common Stock”, which will occur upon the filing of our third amended and restated certificate of incorporation upon the closing of this offering (the “Common Stock Conversion”);

•	The adoption of our third amended and restated certificate of incorporation and our amended and restated bylaws (“bylaws”), to be effective upon the closing of this offering; and

•	No exercise by the underwriters of their option to purchase up to additional shares of our common stock from us and the selling stockholders in this offering.

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical and pro forma consolidated financial and other data as of the dates and for the periods presented. The historical consolidated statements of income data are derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following tables together with “Selected Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

						Pro Forma,
						As Adjusted(1)
							Three
						Fiscal Year	Months
	Fiscal Year Ended			Three Months Ended		Ended	Ended
	December 31,			March 31,		December 31,	March 31,
	2008	2009	2010	2010	2011	2010	2011
	(dollars in thousands, except per share data)

Income Statement Data:
Revenues:
Net sales	$1,537,641	$1,467,324	$1,579,677	$304,379	$352,501
Royalties and franchise fees	22,020	19,494	19,417	3,844	3,681

Total revenues	1,559,661	1,486,818	1,599,094	308,223	356,182
Cost of sales	966,426	899,041	943,058	199,900	225,014
Operating expenses	479,317	445,904	528,600	100,035	114,560

Income from operations	113,918	141,873	127,436	8,288	16,608
Interest expense, net	50,915	41,481	40,850	9,301	20,368
Other (income) expense, net	(818)	(32)	4,208	(69)	62

Income (loss) before income taxes	63,821	100,424	82,378	(944)	(3,822)
Income tax (benefit) expense	24,188	37,673	32,945	(575)	(1,330)

Net income (loss)	39,633	62,751	49,433	(369)	(2,492)
Less: net (loss) income attributable to noncontrolling interests	(877)	198	114	43	71

Net income (loss) attributable to Party City Holdings Inc.	$40,510	$62,553	$49,319	$(412)	$(2,563)

Per Share Data:
Net income (loss) per share
Basic
Diluted
Pro forma basic(2)
Pro forma diluted(2)
Weighted Average
Outstanding basic
Diluted
Pro forma outstanding basic(2)
Pro forma diluted(2)

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$79,929	$123,942	$61,168	$(17,541)	$(12,907)
Investing activities	(51,199)	(54,358)	(102,766)	(10,455)	(67,396)
Financing activities	(23,033)	(70,157)	46,515	30,432	75,340
Other Financial Data:
Net revenues by segment:
Wholesale (after intercompany eliminations)	$438,505	$411,359	$470,892	$105,923	$132,395
Retail	1,121,156	1,075,459	1,128,202	202,300	223,787
Consolidated	1,559,661	1,486,818	1,599,094	308,223	356,182

						Pro Forma,
						As Adjusted(1)
							Three
						Fiscal Year	Months
	Fiscal Year Ended			Three Months Ended		Ended	Ended
	December 31,			March 31,		December 31,	March 31,
	2008	2009	2010	2010	2011	2010	2011
	(dollars in thousands, except per share data)

EBITDA(3)	162,014	186,287	172,646	19,931	29,795
Adjusted EBITDA(3)	186,040	190,479	226,114	22,787	31,004
Number of company-owned and franchised retail stores (at end of period)(4)	916	851	828	825	814
Number of Party City superstores	385	382	439	383	457
Party City comparable store sales growth(5)	0.5%	(3.3)%	1.4%	0.6%	4.5%
Capital expenditures including assets under capital leases (excluding acquisitions)	53,701	26,254	50,242	6,924	10,977
Working capital (excluding cash)	63,846	146,823	169,539	156,470	150,052
Ratio of debt to Adjusted EBITDA(3)	3.9x	3.4x	4.4x	3.6x	4.6x

Balance Sheet Data (at period end):
Cash and cash equivalents	$13,058	$15,420	$20,454	$17,054	$18,221
Working capital	76,904	162,243	189,993	173,524	168,273
Total assets	1,507,977	1,480,501	1,653,151	1,503,152	1,709,328
Total debt	721,635	651,433	1,000,256	681,865	1,075,783
Total equity	412,117	479,122	256,422	499,898	258,451

(1)	The pro forma as adjusted income statement and other financial data for the fiscal year ended December 31, 2010 and the three months ended March 31, 2011 gives effect to: (i) this offering and the use of proceeds therefrom; and (ii) the refinancing of Amscan Holdings’ revolving and term debt credit facilities in 2010, assuming in each case such event occurred on January 1, 2010. The pro forma as adjusted balance sheet data for the fiscal year ended December 31, 2010 and the three months ended March 31, 2011 gives effect to this offering and the use of proceeds therefrom, assuming such events occurred on December 31, 2010 and March 31, 2011, respectively. The pro forma as adjusted financial data do not necessarily represent what our financial position and results of operations would have been if the transactions had actually been completed on the dates indicated, and are not intended to project our financial position or results of operations for any future period. See “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Data.”

(2)	The pro forma earnings per share calculations give effect to the issuance and sale of a number of shares the proceeds of which would be used to pay the amount of the 2010 cash dividend that exceeded our 2010 earnings.

(3)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA, per the terms of the credit agreement for our revolving and term debt, as net income (loss) plus (i) interest expense, (ii) provision for taxes and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The reconciliation from net income to EBITDA and Adjusted EBITDA for the periods presented is as follows:

	Fiscal Year Ended				Three Months Ended
	December 31,				March 31,
	2008	2009	2010		2010	2011
	(dollars in thousands)

Net Income (Loss)	$39,633	$62,751	$49,433		$(369)	$(2,492)
Interest expense, net	50,915	41,481	40,850		9,301	20,368
Income tax	24,188	37,673	32,945		(575)	(1,330)
Depreciation and amortization	47,278	44,382	49,418		11,574	13,249

EBITDA	162,014	186,287	172,646		19,931	29,795
Equity based compensation and other charges	4,546	882	6,019		94	149
Non-cash purchase accounting adjustments	2,329	(344)	2,533		1,447	115
Management fee	1,248	1,248	1,248		312	312
Gain from joint venture	(538)	(632)	(678)		(288)	(316)
Impairment charges	17,376 (a)	—	27,997	(a)	—	—
Restructuring, retention and severance	—	2,670	1,780		—	—
Payment in lieu of dividend	—	—	9,395	(b)	960	174
Refinancing charges	—	—	2,448		—	—
Acquisition related expenses	—	270	1,660		5	892
Other	(935)	98	1,066		326	(117)

Adjusted EBITDA	$186,040	$190,479	$226,114		$22,787	$31,004

(a)	During 2008 and 2010, we implemented plans to convert and rebrand our company-owned and franchised Party America stores and our FCPO stores to Party City stores, respectively. As a result, we recorded charges for the impairment of the Party America trade name and the FCPO trade name of $17.4 million and $27.4 million in the fourth quarters of 2008 and 2010, respectively.

(b)	Represents payment to holders of vested time-based options in connection with a one-time cash dividend paid in 2010. This payment is included as stock-based compensation expense in general and administrative expenses in 2010.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facility agreements use Adjusted EBITDA to measure compliance with certain covenants.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

(4)	Excludes temporary locations under our Halloween City banner and includes Party City superstores.

(5)	Party City comparable store sales exclude FCPO store conversions, as presented here.

RISK FACTORS

Investing in our common stock involves a certain degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Certain statements in “Risk Factors” are “forward-looking statements.” See “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Risks Related to Our Business

We operate in a competitive industry, and our failure to compete effectively could cause us to lose our market share, revenues and growth prospects.

We compete with many other manufactures and distributors, including smaller, independent specialty manufacturers and divisions or subsidiaries of larger companies with greater financial and other resources than we have. Some of our competitors control licenses for widely recognized images and have broader access to mass market retailers that could provide them with a competitive advantage.

The party goods retail industry is large and highly fragmented. Our retail stores compete with a variety of smaller and larger retailers, including specialty retailers, warehouse/merchandise clubs, drug stores, supermarkets, dollar stores, mass merchants, and catalogue and online merchants. Our stores compete, among other ways, on the basis of location and store layout, product mix and availability, customer convenience and price. We may not be able to continue to compete successfully against existing or future competitors in the retail space. Expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could materially adversely affect our business, results of operations, cash flows and financial performance.

We must remain competitive in the areas of quality, price, breadth of selection, customer service and convenience. Competing effectively may require us to reduce our prices or increase our costs, which could lower our margins and adversely affect our revenues and growth prospects.

Our business may be adversely affected by fluctuations in commodity prices.

The costs of our key raw materials (paper, petroleum-based resin and cotton) fluctuate. In general, we absorb movements in raw material costs that we consider temporary or insignificant. However, cost increases that are considered other than temporary may require us to increase our prices to maintain our margins. Raw material prices may increase in the future and we may not be able to pass on these increases to our customers. A significant increase in the price of raw materials that we cannot pass on to customers could have a material adverse effect on our results of operations and financial performance. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our and our suppliers’ abilities to manufacture the products necessary to maintain our existing customer relationships.

Although not used in the actual manufacture of our products, helium gas is currently used to inflate the majority of our metallic balloons. Although adequate quantities of helium are currently available for this purpose, we will rely upon future exploration and refining of natural gas to assure continued adequate supply.

Our failure to appropriately respond to changing merchandise trends and consumer preferences could significantly harm our customer relationships and financial performance.

As a manufacturer, distributor and retailer of consumer goods, our products must appeal to a broad range of consumers whose preferences are constantly changing. We also sell certain licensed products, with images such as cartoon or motion picture characters, which are in great demand for short time periods, making it difficult to project our inventory needs for these products. In addition, if consumers’ demand for single-use, disposable party goods were to diminish in favor of reusable products for environmental or other reasons, our sales could decline.

The success of our business depends upon many factors, such as our ability to accurately predict the market for our products and our customers’ purchasing habits, to identify product and merchandise trends, to innovate and develop new products, to manufacture and deliver our products in sufficient volumes and in a timely manner and to differentiate our product offerings from those of our competitors. We may not be able to continue to offer assortments of products that appeal to our customers or respond appropriately to consumer demands. We could misinterpret or fail to identify trends on a timely basis. Our failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or a shortage of products and lost sales. Our failure to do so could harm our customer relationships and financial performance.

We may not be able to successfully implement our store growth strategy.

If we are unable to increase the number of retail stores we operate and increase the productivity and profitability of existing retail stores, our ability to increase sales, profitability and cash flow could be impaired. To the extent we are unable to open new stores as we planned, our sales growth would come primarily from increases in comparable store sales. We may not be able to increase our comparable store sales, improve our margins or reduce costs as a percentage of sales. Growth in profitability in that case would depend significantly on our ability to increase margins or reduce costs as a percentage of sales. Further, as we implement new initiatives to reduce the cost of operating our stores, sales and profitability may be negatively impacted.

Our ability to successfully open and operate new stores depends on many factors including, among others, our ability to:

•	identify suitable store locations, including temporary lease space for our Halloween City locations, the availability of which is largely outside of our control;

•	negotiate and secure acceptable lease terms, desired tenant allowances and assurances from operators and developers that they can complete the project, which depend in part on the financial resources of the operators and developers;

•	obtain or maintain adequate capital resources on acceptable terms, including the availability of cash for rent outlays under new leases;

•	manufacture and source sufficient levels of inventory at acceptable costs;

•	hire, train and retain an expanded workforce of store managers and other personnel;

•	successfully integrate new stores into our existing control structure and operations, including information system integration;

•	maintain adequate manufacturing and distribution facilities, information system and other operational system capabilities;

•	identify and satisfy the merchandise and other preferences of our customers in new geographic areas and markets; and

•	address competitive, merchandising, marketing, distribution and other challenges encountered in connection with expansion into new geographic areas and markets, including geographic restrictions on the opening of new stores based on certain agreements with our franchisees and other business partners.

In addition, as the number of our stores increases along with our online sales, we may face risks associated with market saturation of our product offerings. To the extent our new store openings are in markets where we have existing stores, we may experience reduced net sales in existing stores in those markets. Finally, there can be no assurance that any newly opened stores will be received as well as, or achieve net sales or profitability levels comparable to those of, our existing stores in the time periods estimated by us, or at all. If our stores fail to achieve, or are unable to sustain, acceptable net sales and profitability levels, our business may be materially harmed and we may incur significant costs associated with closing those stores. Our failure to effectively address challenges such as these could adversely affect our ability to successfully open and operate new stores in a timely and cost-effective manner, and could have a material adverse effect on our business, results of operations and financial condition.

A decrease in our Halloween sales could have a material adverse effect on our operating results for the year.

Our retail business, including our Party City stores, online sales from our e-commerce website and our temporary Halloween City locations, realizes a significant portion of its revenues, net income and cash flow in September and October, principally due to our Halloween sales. We believe this general pattern will continue in the future. An economic downturn during this period could adversely affect us to a greater extent than if such downturn occurred at other times of the year. Any unanticipated decrease in demand for our products during the Halloween season could require us to maintain excess inventory or sell excess inventory at a substantial markdown, which could have a material adverse effect on our business, profitability, ability to repay any indebtedness and our brand image. In addition, our sales during the Halloween season could be affected if we are not able to find sufficient and adequate lease space for our temporary Halloween City locations or if we are unable to hire temporary personnel to adequately staff these stores and our distribution facility during the Halloween season. Failure to have proper lease space and adequate personnel could hurt our business, financial condition and results of operations.

Disruption to the transportation system or increases in transportation costs may negatively affect our operating results.

We rely upon various means of transportation, including shipments by air, sea, rail and truck, to deliver products to our distribution centers from vendors and manufacturers and from other distribution centers to our stores, as well as for direct shipments from vendors to stores. Independent third parties with whom we conduct business may employ personnel represented by labor unions. Labor stoppages, shortages or capacity constraints in the transportation industry, disruptions to the national and international transportation infrastructure, fuel shortages or transportation cost increases could adversely affect our business, results of operations, cash flows and financial performance.

Product recalls and/or product liability may adversely impact our business, merchandise offerings, reputation, results of operations, cash flow and financial performance.

We may be subject to product recalls if any of the products that we manufacture or sell are believed to cause injury or illness. In addition, as a retailer of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. Indemnification provisions that we may enter into are typically limited by their terms and depend on the creditworthiness of the indemnifying party and its insurer and the absence of significant defenses. We may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against us in connection with products manufactured by such third party. In addition, if our vendors fail to manufacture or import merchandise that adheres to our quality control standards or standards established by applicable law, our reputation and brands could be damaged, potentially leading to an increase in customer litigation against us. Furthermore, to the extent we are unable to replace any recalled products, we may have to reduce our merchandise offerings, resulting in a decrease in sales, especially if a recall occurs near or during a peak seasonal period. If our vendors are unable or unwilling to recall products failing to meet our quality standards, we may be required to recall those products at a substantial cost to us.

Our business is sensitive to consumer spending and general economic conditions, and an economic slowdown could adversely affect our financial performance.

In general, our retail sales, and the retail sales of our business partners to whom we sell, represent discretionary spending by our customers and our business partners’ customers. Discretionary spending is affected by many factors, such as general business conditions, interest rates, availability of consumer credit, unemployment levels, taxation, weather and consumer confidence in future economic conditions. Our customers’ and our business partners’ customers’ purchases of discretionary items, including our products, often decline during periods when disposable income is lower or during periods of actual or perceived unfavorable economic conditions. If this occurs, our revenues and profitability will decline. In addition, economic downturns may make it difficult for us to accurately forecast future demand trends, which could cause us to purchase excess inventories, resulting in increases in our inventory carrying cost, or insufficient inventories, resulting in our inability to satisfy our customer demand and potential loss of market share.

Our business may be adversely affected by the loss or actions of our third-party vendors, and the loss of the right to use licensed material could harm our business and our results of operations.

Our ability to find new qualified vendors who meet our standards and supply products in a timely and efficient manner can be a significant challenge, especially for goods sourced from outside the United States. Many of our vendors currently provide us with incentives such as volume purchasing allowances and trade discounts. If our vendors were to reduce or discontinue these incentives, costs would increase. Should we be unable to pass cost increases to consumers, our profitability would be reduced.

Additionally, certain of our suppliers may control various product licenses for widely recognized images, such as cartoon or motion picture characters. The loss of these suppliers, or the termination of our ability to use certain licensed material, would prevent us from manufacturing and distributing the licensed products and could cause our customers to purchase these products from our competitors. This could materially adversely affect our business, results of operations, financial performance and cash flow.

Because we rely heavily on our own manufacturing operations, disruptions at our manufacturing facilities could adversely affect our business, results of operations, cash flows and financial performance.

In 2010, we manufactured items representing approximately 40% of our net sales at wholesale. Any significant disruption in our manufacturing facilities, in the United States or abroad, for any reason, including regulatory requirements, the loss of certifications, power interruptions, fires, hurricanes, war or other force of nature, could disrupt our supply of products, adversely affecting our business, results of operations, cash flows and financial performance. The occurrence of one or more natural disasters, or other disruptive geo-political events, could also result in increases in fuel (or other energy) prices or a fuel shortage, the temporary or permanent closure of one or more of manufacturing or distribution centers, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas or delays in the delivery of goods to our distribution centers or stores or to third parties who purchase from us. If one or more of these events occurred, our revenues and profitability would be reduced.

Our business and results of operations may be harmed if our suppliers or third-party manufacturers fail to follow acceptable labor practices or to comply with other applicable laws and guidelines.

Many of the products sold in our stores and on our website are manufactured outside of the United States, which may increase the risk that the labor, manufacturing safety and other practices followed by the manufacturers of these products may differ from those generally accepted in the United States as well as those with which we are required to comply under many of our image or character licenses. Although we require each of our vendors to sign a purchase order and vendor agreement that requires adherence to accepted labor practices and compliance with labor, manufacturing safety and other laws and we test merchandise for product safety standards, we do not supervise, control or audit our vendors or the manufacturers that produce the merchandise we sell to our customers. The violation of labor, manufacturing safety or other laws by any of our vendors or manufacturers, or the divergence of the labor practices followed by any of our vendors or manufacturers from those generally accepted in the United States could interrupt or otherwise disrupt the shipment of finished products to us, damage our brand image, subject us to boycotts by our customers or activist groups or cause some of our licensors of popular images to terminate their licenses to us. Our future operations and performance will be subject to these factors, which are beyond our control and could materially hurt our business, financial condition and results of operations or require us to modify our current business practices or incur increased costs.

Our international operations subject us to additional risks, which risks and costs may differ in each country in which we do business and may cause our profitability to decline.

We conduct our business in a number of foreign countries, including contracting with manufacturers and suppliers located outside of the United States, many of which are located in Asia. We recently expanded our international operations through the acquisitions of the Christy’s Group in September 2010 and Riethmüller in January 2011. Our operations and financial condition may be adversely affected if the markets in which we compete or source our products are affected by changes in political, economic or other factors. These factors, over which we have no control, may include:

•	recessionary or expansive trends in international markets;

•	changes in foreign currency exchange rates, principally fluctuations in the Euro, British pound sterling, Mexican peso, Canadian dollar and Chinese renminbi;

•	hyperinflation or deflation in the foreign countries in which we operate;

•	work stoppages or other employee rights issues;

•	the imposition of restrictions on currency conversion or the transfer of funds;

•	transportation delays and interruptions;

•	increases in the taxes we pay and other changes in applicable tax laws;

•	legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; and

•	political and economic instability.

We may face risks associated with litigation and claims.

From time to time, we are involved in class actions and other lawsuits, claims and other proceedings relating to the conduct of our business, including but not limited to employee-related and consumer matters. Additionally, as a retailer and manufacturer of decorated party goods, we have been and may continue to be subject to product liability claims if the use of our products, whether manufactured by us or our third party manufacturers, is alleged to have resulted in injury or if our products include inadequate instructions or warnings. Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional claims will not be made against us in the future. While it is not feasible to predict the outcome of pending lawsuits and claims, we do not believe that any such matters are material or that the disposition thereof is likely to have a material adverse effect on our business, financial condition and results of operations, although the resolution in any reporting period of any matter could have an adverse effect on our operating results for that period. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have a material adverse effect on our business, financial condition and results of operations.

We may require additional capital to fund our business, which may not be available to us on satisfactory terms or at all.

Our management currently believes that the cash generated by operations, together with the borrowing availability under our credit facilities, will be sufficient to meet our working capital needs. However, if we are unable to generate sufficient cash from operations, we may be required to adopt one or more alternatives to raise cash, such as incurring additional indebtedness, selling our assets, seeking to raise additional equity capital or restructuring. Additionally, our new senior secured asset-based revolving credit facility (the “New ABL Facility”) matures in August 2015. If we cannot renew or refinance this facility upon its maturity or, more generally, if adequate financing is unavailable or is unavailable on acceptable terms, we may be unable to maintain, develop or enhance our operations, products and services, take advantage of future opportunities, service our current debt costs or respond to competitive pressures.

Our success depends on key personnel whom we may not be able to retain or hire.

The success of our business depends, to a large extent, on the continued service of our senior management team. Gerald C. Rittenberg, our Chief Executive Officer, and James M. Harrison, our President and Chief Operating Officer, have been with the Company for approximately 20 and 15 years, respectively. The loss of the services and leadership of either of these individuals could have a negative impact on our business, as we may not be able to find management personnel with similar experience and industry knowledge to replace either of them on a timely basis. We do not maintain key life insurance on any of our senior officers.

As our business expands, we believe that our future success will depend greatly on our continued ability to attract, motivate and retain highly skilled and qualified personnel. Although we generally have been able to meet our staffing requirements in the past, our ability to meet our labor needs while controlling costs is subject to external factors, such as unemployment levels, minimum wage legislation and changing demographics. Our inability to meet our staffing requirements in the future at costs that are favorable to us, or at all, could impair our ability to increase revenue, and our customers could experience lower levels of customer service.

Additionally, we rely upon qualified personnel to staff our temporary Halloween City locations during the Halloween season. Our failure to attract qualified temporary personnel to adequately staff these stores could negatively impact our business.

We are subject to risks associated with leasing substantial amounts of space.

We lease all of our company-owned stores, our corporate headquarters and most of our distribution facilities. Our continued growth and success depends in part on our ability to renew leases for successful stores and negotiate leases for new stores, including temporary leases for our Halloween City stores. There is no assurance that we will be able to negotiate leases at similar or favorable terms, and we may decide not to enter a market or be forced to exit a market if a favorable arrangement cannot be made. If an existing or future store is not profitable and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease, including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under the lease.

Our business could be harmed if our existing franchisees do not conduct their business in accordance with the standards that we have agreed to.

Our success depends, in part, upon the ability of our franchisees to operate their stores and promote and develop our store concept. Although our franchise agreements include certain operating standards, all franchisees operate independently and their employees are not our employees. We provide certain training and support to our franchisees, but the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image, brand and reputation could suffer.

Our information systems, order fulfillment and distribution facilities may prove inadequate or may be disrupted.

We depend on our management information systems for many aspects of our business. We will be materially adversely affected if our management information systems are disrupted or we are unable to improve, upgrade, maintain and expand our systems. In particular, we believe our perpetual inventory, automated replenishment and weighted average cost stock ledger systems are necessary to properly forecast, manage and analyze our inventory levels, margins and merchandise ordering quantities. We may fail to properly optimize the effectiveness of these systems, or to adequately support and maintain the systems. Moreover, we may not be successful in developing or acquiring technology that is competitive and responsive to our customers and might lack sufficient resources to make the necessary investments in technology needs and to compete with our competitors, which could have a material adverse impact on our business, results of operations, cash flows and financial performance.

In addition, we may not be able to prevent a significant interruption in the operation of our electronic order entry and information systems, e-commerce platform or manufacturing and distribution facilities due to natural disasters, accidents, systems failures or other events. Any significant interruption in the operation of these facilities, including an interruption caused by our failure to successfully expand or upgrade our systems or manage our transition to utilizing the expansions or upgrades, could reduce our ability to receive and process orders and provide products and services to our stores, third-party stores, and other customers, which could result in lost sales, cancelled sales and a loss of loyalty to our brand.

We may fail to adequately maintain the security of our electronic and other confidential information.

We have become increasingly centralized and dependent upon automated information technology processes. In addition, a portion of our business operations is now conducted over the Internet. We could experience operational problems with our information systems and e-commerce platform as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of our systems could cause information, including data related to customer orders, to be lost or delayed, which could — especially if the disruption or slowdown occurred during a peak sales season — result in delays in the delivery of merchandise to our stores and customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline.

In addition, in the ordinary course of our business, we collect and store certain personal information from individuals, such as our customers and suppliers, and we process customer payment card and check information, including via our e-commerce platform. Computer hackers may attempt to penetrate our computer system and, if successful, misappropriate personal information, payment card or check information or confidential Company business information. In addition, a Company employee, contractor or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information and may purposefully or inadvertently cause a breach involving such information. Any failure to maintain the security of our customers’ confidential information, or data belonging to us or our suppliers, could put us at a competitive disadvantage, result in deterioration in our customers’ confidence in us, subject us to potential litigation and liability, and fines and penalties, resulting in a possible material adverse impact on our business, results of operations, cash flows and financial performance.

We may be subject to future unionization, work stoppages, slowdowns or increased labor costs.

As of December 31, 2010, we had approximately 5,470 full time employees and 7,950 part time employees, none of whom was represented by a union. However, our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union and certain employees have attempted in the past to do so. Furthermore, the Employee Free Choice Act of 2007, which would amend the National Labor Relations Act by streamlining union certification, facilitating initial collective bargaining agreements and strengthening enforcement, could, if enacted, make it easier for employees to unionize and obtain employee favorable bargaining agreements. Given our significant number of employees, if some or all of our workforce were to become unionized and the terms of the collective bargaining agreement were significantly different from our current compensation arrangements, it could increase our costs and adversely impact our profitability.

Our intellectual property rights may be inadequate to protect our business.

We hold a variety of United States trademarks, service marks, patents, copyrights, and registrations and applications therefor, as well as a number of foreign counterparts thereto and/or independent foreign intellectual property asset registrations. In some cases, we rely solely on unregistered trademarks and copyrights under United States common law rights to distinguish and/or protect our products, services and branding from the products, services and branding of our competitors. We cannot assure you that no one will challenge our intellectual property rights in the future. In the event that our intellectual property rights are successfully challenged by a third party, we could be forced to re-brand, re-design or discontinue the sale of certain of our products or services, which could result in loss of brand recognition and/or sales and could require us to devote resources to advertising and marketing new branding or re-designing our products. Further, we cannot assure you that competitors will not infringe our intellectual property rights, or that we will have adequate resources to enforce these rights. We also permit our franchisees to use a number of our trademarks and service marks, including Party City®, The Discount Party Super Store®, Halloween Costume Warehouse®, Party America®, The Paper Factory®, The Factory Card & Party Outlet® and Halloween City®. Our failure to properly control our franchisees’ use of such trademarks could adversely affect our ability to enforce them against third parties. A loss of any of our material intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We license from many third parties and do not own the intellectual property rights necessary to sell products capturing many popular images, such as cartoon or motion picture characters. While none of these licenses is individually material to our aggregate business, a large portion of our business depends on the continued ability to license the intellectual property rights to these images in the aggregate. Any injury to our reputation or our inability to comply with, in many cases, stringent licensing guidelines in these agreements may adversely affect our ability to maintain these relationships. A large loss of these licensed rights in the aggregate could have a material adverse effect on our business, financial condition and results of operations.

We also face the risk of claims that we have infringed third parties’ intellectual property rights, which could be expensive and time consuming to defend, cause us to cease using certain intellectual property rights or selling certain products or services, result in our being required to pay significant damages or require us to enter into costly royalty or licensing agreements in order to obtain the rights to use third parties’ intellectual property rights, which royalty or licensing agreements may not be available at all, any of which could have a negative impact on our operating profits and harm our future prospects.

Risks Related to Our Indebtedness

Our substantial indebtedness and lease obligations could adversely affect our financial flexibility and our competitive position.

We have, and will continue to have, a significant amount of indebtedness. As of March 31, 2011, we had $1,076 million of outstanding indebtedness. As of March 31, 2011, we had $82.1 million excess availability under our New ABL Facility. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. We also have, and will continue to have, significant lease obligations. As of March 31, 2011, our minimum annual rental obligations under long-term operating leases for 2011 and 2012 were $85.4 million and $97.0 million, respectively. Our substantial indebtedness and lease obligations could have other important consequences to you and significant effects on our business. For example, they could:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments for our indebtedness and leases, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from exploiting business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on our indebtedness;

•	place us at a disadvantage compared to our competitors that have less debt and lease obligations; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

Restrictions under our existing and future indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

The agreements governing our existing indebtedness contain and the agreements governing our future indebtedness will likely contain customary restrictions on us or our subsidiaries, including covenants that, among other things and subject to certain exceptions, restrict us or our subsidiaries, as the case may be, from:

•	incurring additional indebtedness or issuing disqualified stock;

•	paying dividends or distributions on, redeeming, repurchasing or retiring our capital stock;

•	making payments on, or redeeming, repurchasing or retiring subordinated indebtedness;

•	making investments, loans, advances or acquisitions;

•	entering into sale and leaseback transactions;

•	engaging in transactions with affiliates;

•	creating liens;

•	transferring or selling assets;

•	guaranteeing indebtedness;

•	creating restrictions on the payment of dividends or other amounts to us from our subsidiaries; and

•	consolidating, merging or transferring all or substantially all of our assets and the assets of our subsidiaries.

In addition, we are required to maintain compliance with certain financial ratios. These restrictions may prevent us from taking actions that we believe would be in the best interest of our business. Our ability to comply with these restrictive covenants will depend on our future performance, which may be affected by events beyond our control. If we violate any of these covenants and are unable to obtain waivers, we would be in default under the applicable agreements and payment of the indebtedness could be accelerated. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions, including our New ABL Facility, our senior secured term loan facility (the “New Term Loan Credit Agreement”) and the indenture governing our notes. If our indebtedness is accelerated, we may not be able to repay that indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. Furthermore, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage. If we are for any reason in default under any of the agreements governing our indebtedness, our business could be materially and adversely affected. In addition, complying with our covenants may also cause us to take actions that are not favorable to holders of the common stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Significant interest rate changes could affect our profitability and financial performance.

Our earnings are affected by changes in interest rates as a result of our variable rate indebtedness under our senior secured asset-based revolving facility and senior secured loan facility. The interest rate swap agreements that we use to manage the risk associated with fluctuations in interest rates may not be able to fully eliminate our exposure to these changes.

Risks Related to This Offering

An active public market for our common stock may not develop following this offering.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid that market might become. An active market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration, which, in turn, could materially adversely affect our business.

The Sponsors will have the ability to control the outcome of matters submitted for stockholder approval and may have interests that differ from those of our other stockholders.

Investment funds affiliated with the Sponsors own a majority of our capital stock, on a fully-diluted basis, as of March 31, 2011. After the completion of this offering, the Sponsors will own approximately     % of our common stock, or     % on a fully-diluted basis. The Sponsors have significant influence over corporate transactions. So long as investment funds associated with or designated by the Sponsors continue to own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions, regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

In addition, the Sponsors and their affiliates are in the business of making investments in companies and may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business. To the extent the Sponsors invest in such other businesses, the Sponsors may have differing interests than our other stockholders. Our third amended and restated certificate of incorporation, however, includes a provision that relieves the Sponsors’ representatives from any breach of fiduciary duty to us if the Sponsors pursue for their benefit opportunities such as acquisitions that might otherwise be appropriate for us.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at a price at or above the initial public offering price.

The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially in response to a number of factors, most of which we cannot control, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of equity research analysts;

•	changes in consumer preferences or merchandise trends;

•	announcements of new products or significant price reductions by our competitors;

•	additions or changes to key personnel;

•	the timing of releases of new merchandise or promotional events;

•	the level of customer service that we provide in our stores;

•	our ability to source and distribute products effectively;

•	weather conditions (particularly during the holiday season);

•	the number of stores we open, close or convert in any period;

•	the commencement or outcome of litigation;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	future sale of our equity securities; and

•	economic, legal and regulatory factors unrelated to our performance.

The initial public offering price of our common stock will be determined by negotiations between us and the underwriters based upon a number of factors and may not be indicative of prices that will prevail following the completion of this offering. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price. As a result, you may suffer a loss on your investment.

In addition, the stock markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or the particular companies affected. These broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. As a result of these factors, you might be unable to resell your shares at or above the initial public offering price after this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against the affected company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We do not expect to pay any cash dividends for the foreseeable future and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

Following this offering, we do not anticipate that we will pay any cash dividend on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial performance, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Additionally, our current credit facilities and the indenture governing our notes contain restrictive covenants which have the effect of limiting our ability to pay cash dividends. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have           million shares of common stock outstanding, much of which will be concentrated in the hands of the Sponsors. This concentration, commonly referred to as a market overhang, could depress the price at which our stock trades.

Upon expiration of lock-up agreements between the underwriters and our officers, directors, the selling stockholders and certain other holders of our common stock, a substantial number of shares of our common stock could be sold into the public market shortly after this offering, which could depress our stock price.

Our officers, directors, the selling stockholders and holders of substantially all of our common stock have entered into lock-up agreements with our underwriters which prohibit, subject to certain limited exceptions, the disposal or pledge of, or the hedging against, any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus, subject to extension in certain circumstances. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering. The market price of our common stock could decline as a result of sales by our existing stockholders in the market after this offering and after the expiration of these lock-up periods, or the perception that these sales could occur. Once a trading market develops for our common stock, and after these lock-up periods expire, many of our stockholders will have an opportunity to sell their stock for the first time. These factors could also make it difficult for us to raise additional capital by selling stock.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $      per share because the initial public offering price of $      per share is substantially higher than the pro forma net tangible book value per share of our common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, consultants and directors under our equity incentive plans.

We may undertake acquisitions to expand our business, which may pose risks to our business and dilute the ownership of our existing shareholders.

We continuously seek to expand our business through strategic acquisitions, both domestically and internationally. Our recent acquisitions include the March 2010 acquisition of the Designware party goods division from American Greetings, the September 2010 acquisition of the Christy’s Group, a U.K.-based costume company and the January 2011 acquisition of Riethmüller, a German balloon and party goods producer. See “Business — Evolution of Our Business” for a more detailed description of recent acquisitions and the growth of our business.

We will continue to selectively pursue acquisitions of businesses, technologies or services. Based on our previous experiences, integrating any newly acquired business, technology or service is an expensive and time consuming task. To finance any future acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us, and, in the case of equity financings, would result in dilution to our shareholders. We may be unable to operate any newly acquired businesses profitably or otherwise implement our strategy successfully. If we are unable to integrate any newly acquired entities, technologies or services effectively, our business and results of operations will suffer.

The time and expense associated with finding suitable and compatible businesses, technologies or services could also disrupt our ongoing business and divert our management’s attention. Future acquisitions by us could also result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm our business and results of operations.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

If the underwriters exercise their option to purchase additional shares in this offering in full, we estimate that net proceeds of the sale of the common stock that we are offering will be approximately $      million. Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities and industry analysts publish about us, our business, our market or our competitors. We may not obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price of our stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us publishes unfavorable research or reports or downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law might discourage, delay or prevent a change in control of our company.

Our third amended and restated certificate of incorporation or bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions include:

•	the division of our board of directors into three classes and the election of each class for three-year terms;

•	advance notice requirements for stockholder proposals and director nominations;

•	the sole ability of the board of directors to fill a vacancy created by the expansion of the board of directors;

•	the required approval of holders of at least a majority of our outstanding shares of capital stock entitled to vote generally at an election of the directors to remove directors only for cause;

•	the required approval of holders of at least 66 2/3% of our outstanding shares of capital stock entitled to vote at an election of directors to adopt, amend or repeal our bylaws, or amend or repeal certain provisions of our third amended and restated certificate of incorporation once the Sponsors cease to collectively own at least 50% of our outstanding common stock;

•	limitations on the ability of stockholders to call special meetings and, when the Sponsors cease to collectively own 50% of our outstanding common stock, to take action by written consent; and

•	provisions that reproduce much of the provisions that limit the ability of “interested stockholders” (other than the Sponsors and certain of their transferees) from engaging in specified business combinations with us absent prior approval of the board of directors or holders of 66 2/3% of our voting stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in the acquisition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that convey our current expectations or forecasts of future events. All statements in this prospectus other than statements of historical fact are forward-looking statements. Forward-looking statements include statements about our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “might,” “should,” “predict,” “potential,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “seek,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Any or all of our forward-looking statements in this prospectus may turn out not to occur as contemplated. They are based largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include the effects of competition in the industry, the failure by us to anticipate changes in tastes and preferences of party goods retailers and consumers, the inability to increase store growth, the inability to increase prices to recover fully future increases in commodity prices, the loss of key employees, changes in general business conditions and other factors which are beyond our control. In particular, you should consider the numerous risks described in the “Risk Factors” section of this prospectus.

Although we believe the expectations reflected in the forward-looking statements are reasonable, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We estimate that the net proceeds of the sale of the common stock that we are offering will be approximately $           million, or $           million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

We expect to use approximately $           million of the net proceeds from this offering received by us to repurchase or redeem our senior subordinated notes, of which $175.0 million were outstanding at March 31, 2011, and approximately $3.75 million to terminate the management agreement.

We may also use any remaining portion of the net proceeds to repay amounts borrowed under our New ABL Facility, for working capital and other general corporate purposes. At March 31, 2011, approximately $227.6 million was outstanding under our New ABL Facility due 2015 at interest rates ranging from 2.76% to 4.75%. Certain of the underwriters and their affiliates serve in various capacities, including as Lenders, under the New ABL Facility and, accordingly, may receive a portion of the net proceeds from this offering through repayment of such indebtedness. See “Underwriting — Conflicts of Interest.”

For additional information on our liquidity and outstanding indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. Pending our use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We currently intend to retain all of our future earnings, if any, to finance operations, development and growth of our business, and repay debt. Most of our indebtedness contains restrictions on our activities, including paying dividends on our capital stock and restricting dividends or other payments to us. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.

In December 2010, in connection with the refinancing of our term loan agreement, Amscan Holdings’ board of directors declared and paid to us a one-time cash dividend totaling approximately $311.2 million. We used the aggregate proceeds from this dividend to pay a one-time cash dividend to our holders of common stock and to make a cash payment in lieu of a dividend to certain option and warrant holders (such dividend and payments, the “2010 Dividend”). In addition, holders of unvested options at the date such dividend was declared will receive a comparable distribution, if and when the options vest. The 2010 Dividend was the only dividend that we have paid on our common stock during the past four years.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of shares of our common stock in the offering at an assumed initial public offering price of $ per share, the mid-point of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	March 31, 2011
	Actual	As Adjusted
	(dollars in thousands)

Cash and cash equivalents	$18,221

Debt:
Revolving credit facilities(1)	$227,632
Term loan due 2017	665,205
Mortgage obligation	4,274
Capital lease obligations	3,672
8.75% senior subordinated notes	175,000

Total debt	1,075,783
Stockholders’ Equity:
Class A common stock, $0.01 par value, 80,000,000 shares authorized, shares issued and outstanding, actual; shares authorized, and shares issued and outstanding, as adjusted(2)
Class B common stock, $0.01 par value, 30,400,000 shares authorized, shares issued and outstanding, actual; no shares authorized, and no shares issued and outstanding, as adjusted
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding, actual; shares authorized, and no shares issued and outstanding, as adjusted
Additional paid-in capital	287,751
Retained (deficit) earnings	(30,119)
Accumulated other comprehensive loss	(1,613)

Party City Holdings Inc. stockholders’ equity(3)	256,019
Noncontrolling interest	2,432

Total equity	258,451

Total capitalization	$1,334,234

(1)	At March 31, 2011, there were $227.6 million of outstanding borrowings under the secured revolving credit facilities, a total of $15.3 million of outstanding letters of credit and excess availability of $82.1 million.

(2)	The Class B common stock will convert into Class A common stock upon completion of the offering. At that time, the Class A common stock will be renamed “Common Stock.”

(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would (decrease) increase our total long-term obligations and would increase (decrease) equity by $ and $ , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. To the extent we raise more proceeds in this offering, we may repay additional indebtedness. To the extent we raise less proceeds in this offering, we may reduce the amount of indebtedness that will be repaid.

DILUTION

If you purchase our common stock in this offering, you will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share of our common stock represents the difference between the initial public offering price per share and the net tangible book value per share immediately after this offering. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock

At March 31, 2011, the net tangible book value of our common stock was approximately $587.1 million, or approximately $           per share of our common stock. After giving effect to (1) the sale of shares of our common stock in this offering at an assumed initial public offering price of $      per share, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses of this offering, and (2) the Common Stock Conversion, the as adjusted net tangible book value at March 31, 2011 attributable to common stockholders would have been approximately $      million, or approximately $      per share of our common stock. This represents a net increase in net tangible book value of $      per existing share and an immediate dilution in net tangible book value of $      per share to new stockholders. The following table illustrates this per share dilution to new stockholders:

Assumed initial public offering price per share		$
Net tangible book value per share as of March 31, 2011	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after this offering		$

Dilution in net tangible book value per share to new stockholders		$

The table below summarizes, as of March 31, 2011, the differences for (1) our existing stockholders, and (2) investors in this offering, with respect to the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid before deducting fees and expenses.

Average
	Shares Issued			Total Consideration			Price per
	Number	Percentage		Amount	Percentage		Share

Existing stockholders			%			%	$
New stockholders in this offering

Total		100%			100%		$

Of the shares issued to and total consideration paid by existing stockholders in the table above, our directors and officers were issued a total of           shares in connection with the exercise of options for a total consideration of $10,000, or $           per share.

The foregoing discussion and tables assume no exercise of stock options to purchase           shares of our common stock subject to outstanding stock options with a weighted average exercise price of $           per share as of March 31, 2011 and excludes           shares of our common stock available for future grant or issuance under our stock plans. To the extent that any options having an exercise price that is less than the offering price of this offering are exercised, new investors will experience further dilution.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data sets forth our unaudited pro forma and historical consolidated income statements for the year ended December 31, 2010 and the three months ended March 31, 2011 and our unaudited pro forma and historical balance sheets at December 31, 2010 and March 31, 2011. Such information is based on the historical financial statements of the Company appearing elsewhere in this prospectus.

The unaudited pro forma consolidated income statement data for the year ended December 31, 2010 and the three months ended March 31, 2011 give effect to the following as if each had occurred on January 1, 2010:

•	Refinancing. On August 13, 2010, we entered into the New ABL Facility for an aggregate principal amount of up to $325 million. The proceeds from the New ABL Facility were used to refinance our prior ABL revolving facility and the Party City Franchise Group revolving credit facility and term loan agreement, in an aggregate amount equal to $157 million. In addition, on December 2, 2010, we entered into the $675 million New Term Loan Credit Agreement. The proceeds from the New Term Loan Credit Agreement were used to terminate our previously existing $342 million term loan guaranty credit agreement.

•	IPO. The issuance of shares of common stock by us in this offering at a price equal to $ per share, the midpoint of the price range set forth on the cover of this prospectus, and the use of proceeds to us to (1) repurchase or redeem our senior subordinated notes, of which $175 million are outstanding, (2) pay approximately $3.75 million to terminate the management agreement with the Sponsors and (3) repay borrowings under the New ABL Facility.

The unaudited pro forma consolidated balance sheets at December 31, 2010 and March 31, 2011 give effect to the IPO and the application of net proceeds therefrom as if each had occurred on December 31, 2010 and March 31, 2011, respectively.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The unaudited pro forma consolidated financial information should be read in conjunction with the sections of this prospectus entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the structuring transactions and this offering been completed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010

		Adjustments		Pro
	Company	Refinancing	IPO	Forma

Income Statement Data:
Revenues:
Net sales	$1,579,677
Royalties and franchise fees	19,417
Total revenues	1,599,094

Expenses:
Cost of sales	943,058
Selling expenses	42,725
Retail operating expenses	296,891
Franchise expenses	12,269
General and administrative expenses	134,392
Art and development costs	14,923
Impairment of trade name	27,400

Income from operations	127,436
Interest expense, net	40,850
Other expense, net	4,208

Income before income taxes	82,378
Income tax expense	32,945

Net income	49,433
Less: net income attributable to noncontrolling interests	114

Net income attributable to Party City Holdings Inc.	$49,319

Per Share Data
Net income per share
Basic
Diluted
Weighted Average
Outstanding basic
Diluted

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2010

		IPO	Pro
	Company	Adjustments	Forma

ASSETS
Current assets:
Cash and cash equivalents	$20,454
Accounts receivable, net of allowances	107,331
Inventories, net of allowances	424,317
Prepaid expenses and other current assets	65,672

Total current assets	617,774
Property, plant and equipment, net	190,729
Goodwill	630,492
Trade names	129,954
Other intangible assets, net	55,362
Other assets, net	28,840

Total assets	$1,653,151

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$150,098
Accounts payable	108,172
Accrued expenses	111,054
Income taxes payable	34,325
Redeemable warrants	15,086
Current portion of long-term obligations	9,046

Total current liabilities	427,781
Long-term obligations, excluding current portion	841,112
Deferred income tax liabilities	94,981
Deferred rent and other long-term liabilities	14,766

Total liabilities	1,378,640
Redeemable common securities (including 597.52 common shares issued and outstanding at December 31, 2010)	18,089
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 18,307.79 shares issued and outstanding at December 31, 2010; shares issued and outstanding pro forma	—
Class B common stock, $0.01 par value, 11,918.17 shares issued and outstanding at December 31, 2010; no shares issued and outstanding pro forma	—
Additional paid-in capital	287,583
Retained (deficit) earnings	(27,558)
Accumulated other comprehensive loss	(5,915)

Party City Holdings Inc. stockholders’ equity	254,110
Noncontrolling interests	2,312

Total stockholders’ equity	256,422

Total liabilities, redeemable common securities and stockholders’ equity	$1,653,151

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

		IPO	Pro
	Company	Adjustments	Forma

Income Statement Data:
Revenues:
Net sales	$352,501
Royalties and franchise fees	3,681

Total revenues	356,182
Expenses:
Cost of sales	225,014
Selling expenses	13,852
Retail operating expenses	61,848
Franchise expenses	3,365
General and administrative expenses	31,545
Art and development costs	3,950

Income from operations	16,608
Interest expense, net	20,368
Other expense, net	62

Loss before income taxes	(3,822)
Income tax benefit	(1,330)

Net loss	(2,492)
Less: net income attributable to noncontrolling interests	71

Net loss attributable to Party City Holdings Inc.	$(2,563)

Per Share Data
Net loss per share
Basic
Diluted
Weighted Average
Outstanding basic
Diluted

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2011

		IPO	Pro
	Company	Adjustments	Forma

ASSETS
Current assets:
Cash and cash equivalents	$18,221
Accounts receivable, net of allowances	113,889
Inventories, net of allowances	437,059
Prepaid expenses and other current assets	65,037

Total current assets	634,206
Property, plant and equipment, net	202,757
Goodwill	660,366
Trade names	129,954
Other intangible assets, net	52,795
Other assets, net	29,250

Total assets	$1,709,328

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$227,632
Accounts payable	91,848
Accrued expenses	107,803
Income taxes payable	29,550
Redeemable warrants	—
Current portion of long-term obligations	9,100

Total current liabilities	465,933
Long-term obligations, excluding current portion	839,051
Deferred income tax liabilities	95,091
Deferred rent and other long-term liabilities	17,623

Total liabilities	1,417,698
Redeemable common securities (including 1,142.27 common shares issued and outstanding at March 31, 2011)	33,179
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 19,051.31 shares issued and outstanding at March 31, 2011; shares issued and outstanding pro forma	—
Class B common stock, $0.01 par value, 11,918.71 shares issued and outstanding at March 31, 2011; no shares issued and outstanding pro forma	—
Additional paid-in capital	287,751
Retained deficit	(30,119)
Accumulated other comprehensive loss	(1,613)

Party City Holdings Inc. stockholders’ equity	256,019
Noncontrolling interests	2,432

Total stockholders’ equity	258,451

Total liabilities, redeemable common securities and stockholders’ equity	$1,709,328

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below are derived from our audited consolidated financial statements. The consolidated financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial data as of December 31, 2006, 2007 and 2008 and for the years ended December 31, 2006 and 2007 have been derived from our audited consolidated financial statements for such years, which are not included in this prospectus. The condensed consolidated financial data as of March 31, 2010 and 2011 and for the three months ended March 31, 2010 and 2011 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 have been prepared on the same basis as the annual consolidated financial statements and include all adjustments, which include only normal recurring adjustments, necessary for fair presentation of this data in all material respects.

Our historical results are not necessarily indicative of future operating performance, and our results for any interim period are not necessarily indicative of results for a full fiscal year. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2006(1)	2007(2)	2008	2009	2010(3)	2010	2011
	(dollars in thousands)

Income Statement Data:
Revenues:
Net sales	$993,342	$1,221,516	$1,537,641	$1,467,324	$1,579,677	$304,379	$352,501
Royalties and franchise fees	21,746	25,888	22,020	19,494	19,417	3,844	3,681

Total revenues	1,015,088	1,247,404	1,559,661	1,486,818	1,599,094	308,223	356,182
Expenses:
Cost of sales	676,527	777,586	966,426	899,041	943,058	199,900	225,014
Selling expenses	39,449	41,899	41,894	39,786	42,725	10,390	13,852
Retail operating expenses	126,224	191,423	273,627	261,691	296,891	52,960	61,848
Franchise expenses	13,009	12,883	13,686	11,991	12,269	3,124	3,365
General and administrative expenses	84,836	105,707	120,272	119,193	134,392	29,925	31,545
Art and development costs	10,338	12,149	12,462	13,243	14,923	3,636	3,950
Impairment of trade name(4)	—	—	17,376	—	27,400	—	—

Income from operations	64,705	105,757	113,918	141,873	127,436	8,288	16,608
Interest expense, net	54,887	54,590	50,915	41,481	40,850	9,301	20,368
Other (income) expense, net(5)	(1,000)	18,214	(818)	(32)	4,208	(69)	62

Income (loss) before income taxes	10,818	32,953	63,821	100,424	82,378	(944)	(3,822)
Income tax expense (benefit)	4,295	13,246	24,188	37,673	32,945	(575)	(1,330)

Net income (loss)	6,523	19,707	39,633	62,751	49,433	(369)	(2,492)
Less: net income (loss) attributable to noncontrolling interests	83	446	(877)	198	114	43	71

Net income attributable to Party City Holdings Inc.	$6,440	$19,261	$40,510	$62,553	$49,319	$(412)	$(2,563)

Per Share Data
Net income (loss) per share
Basic
Diluted
Pro forma basic(6)
Pro forma diluted(6)
Weighted Average
Outstanding basic
Diluted
Pro forma outstanding basic(6)
Pro forma diluted(6)

Statement of cash flow data
Net cash provided by (used in)
Operating activities	$31,005	$9,644	$79,928	$123,942	$61,168	$(17,541)	$(12,907)
Investing activities	(40,119)	(133,406)	(51,199)	(54,358)	(102,766)	(10,455)	(67,396)
Financing activities	3,542	134,576	(23,033)	(70,157)	46,515	30,432	75,340

	Year Ended December 31,										Three Months Ended March 31,
	2006(1)		2007(2)		2008		2009		2010(3)		2010		2011
	(dollars in thousands)

Other Financial Data:
Net revenues by segment:
Wholesale (after intercompany eliminations)	$432,534		$453,333		$438,505		$411,359		$470,892		$105,923		$132,395
Retail	582,554		794,071		1,121,156		1,075,459		1,128,202		202,300		223,787

Consolidated	1,015,088		1,247,404		1,559,661		1,486,818		1,599,094		308,223		356,182
EBITDA(7)	104,324		125,636		162,014		186,287		172,646		19,931		29,795
Adjusted EBITDA(7)	121,926		152,045		186,040		190,479		226,114		22,787		31,004
Number of company-owned and franchised retail superstores (at end of period)(8)	768		955		916		851		828		825		814
Number of Party City superstores	339		392		385		382		439		383		457
Party City comparable store sales growth(9)	6.5%		5.8%		0.5%		(3.3)%		1.4%		0.6%		4.5%
Capital expenditures including assets under capital leases (excluding acquisitions)	40,904		36,648		53,701		26,254		50,242		6,924		10,977
Working capital (excluding cash)	162,595		91,100		63,846		146,823		169,539		156,470		150,052
Ratio of debt to Adjusted EBITDA(7)	4.7	x	4.9	x	3.9	x	3.4	x	4.4	x	3.6	x	4.6	x

	Year Ended December 31,					Three Months Ended March 31,
	2006(1)	2007(2)	2008	2009	2010(3)	2010	2011
	(dollars in thousands)

Balance Sheet Data (at period end):
Cash	$4,966	$17,274	$13,058	$15,420	$20,454	$17,054	$18,221
Working capital	167,561	108,374	76,904	162,243	189,993	173,524	168,273
Total assets	1,217,371	1,498,845	1,507,977	1,480,501	1,653,151	1,503,152	1,709,328
Total debt	567,005	746,126	721,635	651,433	1,000,256	681,865	1,075,783
Total equity	361,891	378,074	412,117	479,122	256,422	499,898	258,451

(1)	Party America is included in the balance sheet data beginning with December 31, 2006, and the income statement and other financial data from its acquisition date (September 29, 2006).

(2)	FCPO and PCFG are included in the balance sheet data as of December 31, 2007, and the income statement and other financial data from their respective acquisition dates (PCFG- November 2, 2007 and FCPO-November 16, 2007).

(3)	The acquisitions of Designware and the Christy’s Group are included in the balance sheet data as of December 31, 2010, and the income statement and other financial data from their respective acquisition dates (March 1, 2010 and September 30, 2010). In December 2010, we paid a dividend on our common stock of $311.2 million, or $9,400 per share.

(4)	During 2008 and 2010, we implemented plans to convert and rebrand our company-owned and franchised Party America stores and our FCPO stores to Party City stores, respectively. As a result, we recorded charges for the impairment of the Party America trade name and the FCPO trade name of $17.4 million and $27.4 million in the fourth quarters of 2008 and 2010, respectively.

(5)	In connection with the refinancing of debt in May 2007, we recorded non-recurring expenses of $16.2 million, including $6.2 million of debt retirement costs, $6.3 million write off of deferred finance costs, and a $3.7 million write-off of original issue discount associated with the repayment of debt. In connection with the refinancing of the Company and its subsidiaries’ revolving and term debt credit facilities in August and December 2010, we wrote off $2.4 million of deferred finance charges.

(6)	The pro forma earnings per share calculations give effect to the issuance and sale of a number of shares the proceeds of which would be used to pay the amount of the 2010 cash dividend that exceeded our 2010 earnings.

(7)	For a discussion of our use of Adjusted EBITDA, please refer to “Prospectus Summary — Summary Financial Data”. The reconciliation from net income to EBITDA and Adjusted EBITDA for the period presented is as follows:

							Three Months Ended March 31,
	2006	2007	2008	2009	2010		2010	2011
	(dollars in thousands)

Net Income (Loss)	$6,523	$19,707	$39,633	$62,751	$49,433		$(369)	$(2,492)
Interest expense, net	54,887	54,590	50,915	41,481	40,850		9,301	20,368
Income taxes	4,295	13,246	24,188	37,673	32,945		(575)	(1,330)
Depreciation and amortization	38,619	38,093	47,278	44,382	49,418		11,574	13,249

EBITDA	104,324	125,636	162,014	186,287	172,646		19,931	29,795
Equity based compensation and other charges	1,208	1,928	4,546	882	6,019		94	149
Non-cash purchase accounting adjustments	2,509	1,332	2,329	(344)	2,533		1,447	115
Management fee	1,248	1,248	1,248	1,248	1,248		312	312
Gain from joint venture	—	(628)	(538)	(632)	(678)		(288)	(316)
Impairment charges	—	2,115	17,376 (a)	—	27,997	(a)	—	—
Restructuring, retention and severance	2,114	2,504	—	2,670	1,780		—	—
Payment in lieu of dividend	—	—	—	—	9,395	(b)	960	174
Refinancing charges	—	16,360	—	—	2,448		—	—
Acquisition related expenses	—	—	—	270	1,660		5	892
Intercompany gross profit elimination(c)	10,901	—	—	—	—		—	—
Other	(378)	1,550	(935)	98	1,066		326	(117)

Adjusted EBITDA	$121,926	$152,045	$186,040	$190,479	$226,114		$22,787	$31,004

(a)	During 2008 and 2010, we implemented plans to convert and rebrand our company-owned and franchised Party America stores and our FCPO stores to Party City stores, respectively. As a result, we recorded charges for impairment of the Party America trade and the FCPO trade name of $17.4 million and $27.4 million in the fourth quarters of 2008 and 2010, respectively.

(b)	Represents payment to holders of vested time-based options in connection with a one-time cash dividend payment in 2010. This payment is included as stock-based compensation expense in general and administrative expenses in 2010.

(c)	Prior to our May 2007 refinancing, the definition of Adjusted EBITDA under our credit agreement provided for the add-back of intercompany gross profit on sales from our wholesale operations to our retail stores.

(8)	Excludes temporary locations under our Halloween City banner and includes Party City superstores.

(9)	Party City comparable store sales exclude FCPO store conversions, as presented here.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Business Overview

Our Company

We are a global leader in decorated party supplies. We make it easy and fun to enhance special occasions with the widest assortment of innovative and exciting merchandise at a compelling value. With the 2005 acquisition of Party City, we created a vertically integrated business combining the leading product design, manufacturing and distribution platform, Amscan, with the largest U.S. retailer of party supplies. We have the industry’s broadest selection of decorated party supplies, which we distribute to over 100 countries. Our party superstore retail network consists of approximately 800 locations in the United States and is approximately 15 times larger than that of our next largest party superstore competitor. Our vertically integrated business model and scale differentiate us from other party supply companies and allow us to capture the manufacturing-to-retail margin on a significant portion of the products sold in our stores. We believe our widely recognized brands, broad product offering, low-cost global sourcing model and category-defining retail concept are significant competitive advantages. We believe these characteristics, combined with our vertical business model and scale, position us for continued organic and acquisition-led growth in the United States and internationally.

How We Assess the Performance of Our Company

In assessing the performance of our company, we consider a variety of performance and financial measures for our two operating segments, Retail and Wholesale. These key measures include revenues and gross profit, comparable retail same-store sales and operating expenses. We also review other metrics such as EBITDA and Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Prospectus Summary— Summary Financial Data”.

Segments

Our Wholesale segment generates revenues globally through sales of our Amscan, Designware, Anagram and other party supplies to party goods superstores, including our company-owned and franchised stores, independent party supply stores, dollar stores, mass merchants, grocery retailers and gift shops. Domestic sales accounted for 86%, and international sales accounted for 14% of our total wholesale sales in 2010, respectively. International wholesale sales are expected to increase as a result of our recent acquisitions and the further maturation of international party supply markets.

Our Retail segment generates revenues from the sale of merchandise to the end consumer through our chain of company-owned party goods stores, online through our e-commerce websites, including PartyCity.com, and through our chain of temporary Halloween locations. Franchise revenues include royalties on franchise retail sales and franchise fees charged for the initial franchise award and subsequent renewals. Our retail sales of party goods are fueled by everyday events such as birthdays, various seasonal events and other special occasions occurring throughout the year. In addition, through Halloween City, our temporary Halloween business, we seek to maximize our Halloween seasonal opportunity. As a result, in the year ended 2010, our Halloween business represented approximately 25% of our total annual retail sales, generally occurring in a five-week selling season ending on October 31. We expect to continue to generate a significant portion of our retail sales during the Halloween selling season.

Intercompany sales between the Wholesale and the Retail segment are eliminated, and the profits on intercompany sales are deferred and realized at the time merchandise is sold to the consumer. For segment reporting purposes, certain general and administrative expenses and art and development costs are allocated based on total revenues.

Financial Measures

Revenues.  Revenues from retail operations are recognized at point of sale. We estimate future retail sales returns and record a provision in the period in which the related sales are recorded based on historical information. Retail revenues include shipping revenue related to e-commerce sales. Retail sales are reported net of taxes collected. Franchise royalties are recognized based on reported franchise retail sales. Revenues from our wholesale operations represent the sale of our products to third parties, less rebates, discounts and other allowances. The terms of our wholesale sales are generally FOB shipping point, and revenue is recognized when goods are shipped. We estimate reductions to revenues for volume-based rebate programs and subsequent credits at the time sales are recognized. Intercompany sales from our wholesale operations to our retail stores are eliminated in our consolidated total revenues.

Comparable Retail Same-Store Sales.  The growth in same-store sales represents the percentage change in same-store sales in the period presented compared to the prior year. Same-store sales exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Comparable sales are calculated based upon stores that were open at least thirteen full months as of the end of the applicable reporting period. When a store is reconfigured or relocated within the same general territory, the store continues to be treated as the same store. If, during the period presented, a store was closed, sales from that store up to and including the closing day are included as same-store sales as long as the store was open during the same period of the prior year. FCPO stores that are in the process of being converted have not been included in Party City same store-sales and will not be included until the thirteenth month following conversion.

Cost of Sales.  Cost of sales at wholesale reflects the production costs (i.e., raw materials, labor and overhead) of manufactured goods and the direct cost of purchased goods, inventory shrinkage, inventory adjustments, inbound freight to our manufacturing and distribution facilities, distribution costs and outbound freight to get goods to our wholesale customers. At retail, cost of sales reflects the direct cost of goods purchased from third parties and the production or purchase costs of goods acquired from our wholesale operations. Retail cost of sales also includes inventory shrinkage, inventory adjustments, inbound freight, occupancy costs related to store operations (such as rent and common area maintenance, utilities and depreciation on assets) and all logistics costs associated with our e-commerce business. Gross margin measures gross profit as a percentage of net sales.

Our cost of sales increases in higher volume periods as the direct costs of manufactured and purchased goods, inventory shrinkage and freight are generally tied to sales. However, other costs are largely fixed or vary based on other factors and do not necessarily increase as sales volume increases. Changes in the mix of our products, such as changes in the proportion of company manufactured goods, which have higher margins, may also impact our overall cost of sales. The direct costs of manufactured and purchased goods are influenced by raw material costs (principally paper, petroleum-based resins and cotton), domestic and international labor costs in the countries where our goods are purchased or manufactured and logistics costs associated with transporting our goods. We monitor our inventory levels on an on-going basis in order to identify slow-moving goods and generally use our outlet stores to clear such goods.

Selling Expenses.  Selling expenses include the costs associated with our wholesale sales and marketing efforts, including licensing, merchandising and customer service. Costs include the salaries and benefits of the related work force, including sales-based bonuses and commissions. Other costs include catalogues, showroom rent, travel and other operating costs. Certain selling expenses, such as sales-based bonuses and commissions, vary in proportion to sales, while other costs vary based on other factors, such as our marketing efforts, or are largely fixed and do not necessarily increase as sales volume increases.

Retail Operating Expenses.  Retail operating expenses include all of the costs associated with retail store operations, excluding occupancy-related costs included in the cost of sales. Costs include store payroll and benefits, advertising, supplies and credit card costs. Retail expenses are largely variable but do not necessarily vary in proportion to sales.

Franchise Expenses.  Franchise expenses include the costs associated with operating our franchise network, including salaries and benefits of the administrative work force and other administrative costs. These expenses generally do not vary proportionally with net sales or franchise-related income.

General and Administrative Expenses.  General and administrative expenses include all operating costs not included elsewhere. These expenses include payroll and other expenses related to operations at our corporate offices including occupancy costs, related depreciation and amortization, legal and professional fees and data-processing costs. These expenses generally do not vary proportionally with net sales.

Art and Development Costs.  Art and development costs include the costs associated with art production, creative development and product management. Costs include the salaries and benefits of the related work force. These expenses generally do not vary proportionally with net sales.

EBITDA and Adjusted EBITDA.  We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to exclude certain cash and non-cash, non-recurring items. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA in this prospectus because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We present Adjusted EBITDA in this prospectus as a further supplemental measure of our performance and in connection with our annual cash incentive plan.

Executive Overview

Our recent financial results demonstrate continued growth and profitability enhancements during a difficult economic environment. For the year ended December 31, 2010, we posted revenue growth of 7.6% and Adjusted EBITDA growth of 18.7% as compared to the same period in 2009. The revenue growth reflects the impact of our acquisitions as well as increased purchases from our customers across all channels after the decline in consumer demand experienced in 2009. In addition to the higher sales, the Adjusted EBITDA growth also reflects an increase in the percentage of Amscan products sold through our company-owned stores allowing us to capture the manufacturing- or wholesale-to-retail margin on a growing share of our sales. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Prospectus Summary— Summary Financial Data.”

In 2010, we completed two acquisitions that expanded our product line and channel reach and, combined, contributed $41.4 million to our revenue. The March 2010 acquisition of the Designware party division of American Greetings strengthens our juvenile licensed character portfolio while increasing our reach into the grocery retail and mass merchant channels. The September 2010 acquisition of the U.K.-based Christy’s Group provides costume-design and sourcing capabilities as well as additional resources in the U.K. and European markets. In January 2011, we acquired Germany-based Riethmüller, including the Malaysian operations of latex balloon manufacturer Everts Balloon. This acquisition expanded our reach in Europe while also enabling us to directly supply a significant portion of our latex balloon requirements previously sourced from third-party vendors. We expect these acquisitions to enhance our distribution capabilities and product line and increase our profits as we continue to capitalize on our vertical model by increasing the percentage of our products sold through Party City.

We also experienced growth in our retail business driven by increases in our same-store sales combined with the addition of new locations. We increased our company-owned Party City store count by 57 locations in 2010, including FCPO conversions and stores acquired from our franchisees. Our extensive product selection combined with the new advertising strategy launched in late 2009 resulted in higher traffic which drove an improvement in same-store sales during the year with 0.6%, 0.2%, 1.6% and 2.6% growth in each of the first, second, third and fourth quarters. Same-store sales at our Party City stores, excluding FCPO conversions, increased 1.4% in 2010. The FCPO stores converted to the Party City format in 2010 have experienced a 13.8% increase in sales over 2009. During 2010, we also operated 404 temporary Halloween locations compared to 247 in 2009. While revenue resulting from the increased store count contributed over $30.0 million to our sales in 2010, we experienced reduced average sales per location. We believe that we will be able to improve Halloween City profitability in 2011. Our e-commerce platform, re-launched in 2009, experienced strong growth during 2010, and we expect it will continue to provide attractive growth opportunities for us.

Other Factors Affecting Our Results

Important events that have impacted or will impact the results presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” include:

Christy’s Group.  On September 30, 2010, we acquired the Christy’s Group for total consideration of approximately $30.4 million. The Christy’s Group designs and distributes costumes and other garments and accessories through its operations in Asia and the U.K. The results of operations of the Christy’s Group are included in our consolidated financial statements from the date of acquisition and included revenues of $11.4 million for 2010. The Christy’s Group has historically had a lower gross margin than we have and this acquisition is expected to reduce our consolidated gross margin in 2011.

Riethmüller GmbH.  On January 30, 2011, we acquired Riethmüller for total consideration of approximately $46.8 million. Riethmüller is a 150-year-old German balloon producer and the pre-eminent brand for party and carnival items in Germany, Austria and Switzerland. The acquisition expands our vertical business model into the latex balloon category and gives us a significant presence in Germany, Poland and Malaysia. Similar to the Christy’s Group, the historical gross margin of Riethmüller has been lower than the margins generated by our wholesale operations. As a result, we expect the inclusion of Riethmüller in our 2011 results of operations to reduce our consolidated gross margin.

Refinancing.  On August 13, 2010, we entered into the New ABL Facility for an aggregate principal amount of up to $325 million for working capital, general corporate purposes and the issuance of letters of credit. The New ABL Facility, which matures in August 2015, was used to refinance our existing asset-based revolver and certain other term debt.

On December 2, 2010, we entered into the $675.0 million New Term Loan Credit Agreement and used the proceeds to refinance our existing $342.0 million term loan facility, pay a one-time cash dividend to common stockholders and make a cash dividend equivalent payment to vested time-based option holders and warrant holders aggregating approximately $311.2 million and to pay $18.1 million of related fees and expenses. The New Term Loan Credit Agreement matures in December 2017.

As a result of higher interest rates and debt following these refinancings, our interest expense will increase in future periods.

Public Company Costs.  As a result of the initial public offering of our common stock we will incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act of 2002 as well as other rules implemented by the SEC and New York Stock Exchange.

Termination of Management Agreement.  We have a management agreement with our Sponsors. Pursuant to the management agreement, we pay annual management fees of approximately $1.2 million and an advisory fee of 1% of the value of specified transactions they assist us with. We intend to pay a termination fee of approximately $3.75 million to terminate the agreement in connection with this offering.

Equity Based Compensation.  In December 2010, in connection with the refinancing of our term loan agreement (see “— Liquidity and Capital Resources”), our Board of Directors declared a one-time cash dividend totaling $311.2 million, which included $9.4 million to holders of vested time-based options, which was included in stock compensation expense in 2010. In addition, holders of unvested options at the date such dividend was declared will receive a comparable distribution, if and when the options vest. At December 31, 2010, the aggregate potential distribution associated with unvested options was $18.5 million, which could be paid out within 12 months following completion of this offering and would result in a charge to stock compensation expense.

Results of Operations

Three Months Ended March 31, 2011 Compared To Three Months Ended March 31, 2010

The following tables set forth our operating results and operating results as a percentage of total revenues for the three months ended March 31, 2011 and 2010.

	Three Months Ended March 31,
	2011		2010
	(dollars in thousands)

Revenues:
Net sales	$352,501	99.0%	$304,379	98.8%
Royalties and franchise fees	3,681	1.0	3,844	1.2

Total revenues	356,182	100.0	308,223	100.0
Expenses:
Cost of sales	225,014	63.2	199,900	64.9
Wholesale selling expenses	13,852	3.9	10,390	3.4
Retail operating expenses	61,848	17.4	52,960	17.2
Franchise expenses	3,365	0.9	3,124	1.0
General and administrative expenses	31,545	8.9	29,925	9.7
Art and development costs	3,950	1.1	3,636	1.1

Total expenses	339,574	95.3	299,935	97.3

Income from operations	16,608	4.7	8,288	2.7
Interest expense, net	20,368	5.7	9,301	3.0
Other expense (income), net	62	0.0	(69)	0.0

Loss before income taxes	(3,822)	(1.1)	(944)	(0.3)
Income tax benefit	(1,330)	(0.4)	(575)	(0.2)

Net loss	(2,492)	(0.7)	(369)	(0.1)
Less net income attributable to noncontrolling interests	71	0.0	43	(0.0)

Net loss attributable to Party City Holdings Inc.	$(2,563)	(0.7)%	$(412)	(0.1)%

Revenues

Total revenues for the first quarter of 2011 were $356.2 million, or 15.6% higher than for the first quarter of 2010, reflecting growth in both reporting segments. The following table sets forth our total revenues for the quarters ended March 31, 2011 and 2010, respectively.

	Three Months Ended March 31,
	2011		2010
	Dollars in	Percentage of	Dollars in	Percentage of
	Thousands	Total Revenue	Thousands	Total Revenue

Revenues
Sales
Wholesale	$199,576	56.1%	$160,959	52.2%
Eliminations	(67,181)	(18.9)%	(55,036)	(17.9)%

Net wholesale	132,395	37.2%	105,923	34.4%
Retail	220,106	61.8%	198,456	64.4%

Total net sales	352,501	99.0%	304,379	98.8%
Franchise related	3,681	1.0%	3,844	1.2%

Total revenues	$356,182	100.0%	$308,223	100.0%

Wholesale

Net sales for the first quarter of 2011 of $132.4 million were $26.5 million or 25.0% higher than net sales for the corresponding quarter of 2010. Net sales to domestic party goods retailers, including our franchisee network, and to other domestic party goods distributors during the first quarter of 2011 totaled $66.2 million and were $4.4 million or 7.1% higher than 2010 sales. The increase in sales reflects the benefit of three months of Designware product sales in the first quarter of 2011 compared to less than one full month in 2010, following the March 2010 acquisition. In addition, sales of other juvenile and solid tableware products were higher than in the first quarter of 2010 due, in part, to increased marketing. Net sales of metallic balloons of $26.8 million were $2.4 million or 10.0% higher than in the first quarter of 2010, principally driven by an increase in sales of our value price balloon line to the dollar store channel and the acceleration of a scheduled product line reset at a large distributor. International sales totaled $39.4 million and were $19.7 million higher than in the first quarter of 2010, primarily as a result of the acquisition of the Christy’s Group in September 2010 and Riethmüller in late January 2011 and an increase in sales in the U.K. related to the royal wedding. Changes in foreign currency exchange rates resulted in a 5.4% increase in international sales over 2010.

Intercompany sales to our retail affiliates of $67.2 million were $12.1 million or 22.1% higher than in the first quarter of 2010 and represented 33.7% of total wholesale sales in the first quarter of 2011 compared to 34.2% in the first quarter of 2010. The increase in intercompany sales principally reflects the impact of the acquisition of Designware and the growth of our products as a percentage of the total products sold in our retail stores, particularly at our rebranded and re-merchandised FCPO stores. During the first quarter of 2011, our wholesale sales to our retail stores represented 66.8% of the retail stores’ total purchases, compared to 66.4% in 2010. The intercompany sales of our wholesale segment are eliminated against the intercompany purchases of our retail segment in the consolidated financial statements.

Retail

Retail sales for the first quarter of 2011 of $220.1 million were $21.7 million or 10.9% higher than retail sales in the first quarter of 2010. The retail sales at our Party City stores (including converted FCPO stores) totaled $180.1 million and were $18.1 million or 11.2%, higher than in 2010. Party City same-store sales increased 4.5% during 2011, driven by a 3.2% increase in average transaction size and a 1.3% increase in transaction count. The increase in sales is partially attributable to the successful shift in our principal advertising strategy from free standing newspaper inserts to a national broadcasting campaign. The increase in Party City store sales also reflects the net addition of 22 stores during the twelve months ended March 31, 2011, including the net acquisition of 16 stores from franchisees. Additionally, during the first quarter of 2011, we converted 16 additional FCPO stores to the Party City format. During the first quarter of 2011, sales at stores converted from the FCPO format to Party City during the twelve months ended March 31, 2011 were 16% higher than sales at these same stores during the first quarter of 2010. Converted FCPO stores will be included in Party City’s same-store sales beginning with the thirteenth month following conversion. Our e-commerce sales totaled $12.2 million in the first quarter of 2011 and were $6.4 million or 110.3% higher than in the first quarter of 2010, reflecting the successful re-launch of the PartyCity.com website in August 2009. Sales at all other store formats, including unconverted FCPO and outlet stores, totaled $27.8 million and were $2.9 million or 9.4% lower than in 2010. The decrease reflects the net closure of 18 stores during the twelve months ended March 31, 2011, and the impact of liquidating non-conforming FCPO inventories prior to the stores’ remerchandising and rebranding.

Royalties and franchise fees

Royalties and franchise fees for the first quarter of 2011 were $3.7 million compared to $3.8 million for the first quarter of 2010. The decrease in franchise related revenue reflects a decrease in franchise stores during the twelve months ended March 31, 2011, as a result of our net acquisition of 16 franchise stores.

Gross Profit

Our total margin on net sales for the first quarter of 2011 was 36.2%, or 190 basis points higher than in the first quarter of 2010. The following table sets forth our gross profit on net sales for the three months ended March 31, 2011 and 2010.

	Three Months Ended March 31,
	2011		2010
	Dollars in	Percentage of	Dollars in	Percentage of
	Thousands	Total Revenue	Thousands	Total Revenue

Wholesale	$44,171	33.4%	$37,875	35.8%
Retail	83,315	37.9%	66,604	33.6%

Total	$127,486	36.2%	$104,479	34.3%

The gross profit margin on net sales at wholesale for the first quarter of 2011 was 33.4% or 240 basis points lower than in the first quarter of 2010. The decrease in wholesale gross profit margin reflects the lower historical gross profit margin achieved by our recent international acquisitions, the Christy’s Group and Riethmüller. Wholesale gross profit margin, excluding the impact of the Christy’s Group and Riethmüller acquisitions, was 35.9% in the first quarter of 2011 compared to 35.8% in the first quarter of 2010.

Retail gross profit margin for the first quarter of 2011 was 37.9% or 430 basis points higher than in the first quarter of 2010, principally due to a greater percentage of products sold at retail that were manufactured or sourced by us, including Designware products, and the realization of higher deferred manufacturing and distribution margin in the first quarter of 2011 compared to the first quarter of 2010.

Operating expenses

Wholesale selling expenses of $13.9 million for the first quarter of 2011 were $3.5 million higher than for the first quarter of 2010. The increase in 2011 wholesale selling expense, as compared to 2010, principally reflects the additional expenses of the Christy’s Group and Riethmüller as well as inflationary increases in compensation and employee benefits. Wholesale selling expenses were 6.9% of total wholesale sales in the first quarter of 2011 compared to 6.5% for the comparable quarter of 2010.

Retail operating expenses for the first quarter of 2011 totaled $61.8 million or $8.8 million higher than in the first quarter of 2010, principally reflecting additional costs associated with the growth in our retail store base (a net increase of four stores) and our e-commerce business. E-commerce costs reflect higher distribution, website and customer service costs. The increase in retail operating expenses also reflects inflationary increases in retail expenses. As a percent of retail sales, retail operating expenses were 28.1% for the first quarter of 2011, as compared to 26.7% for the first quarter of 2010. Franchise expenses for the first quarter of 2011 of $3.4 million were $0.3 million or 7.7% higher than in the first quarter of 2010.

As a percentage of total revenues, general and administrative expenses decreased to 8.9% for the first quarter of 2011, compared to 9.7% for the first quarter of 2010. General and administrative expenses for the quarter totaled $31.5 million, or $1.6 million higher than in the first quarter of 2010, due to the additional expenses related to the Christy’s Group and Riethmüller acquisitions as well as inflationary compensation and employee benefit cost increases. This increase was offset by the costs incurred in the first quarter of 2010 relating to the restructure of the FCPO corporate office in Naperville, Illinois as well as higher legal and professional costs in the first quarter of 2010.

Art and development costs of $4.0 million for the quarter ended March 31, 2011 were $0.3 million or 8.6% higher than in the first quarter of 2010, principally reflecting increases in personnel, compensation and employee benefits. As a percentage of total revenues, art and development costs were 1.1% in the first quarter of both 2011 and 2010.

Interest expense, net

Interest expense of $20.4 million for the quarter ended March 31, 2011 was $11.1 million higher than for the first quarter of 2010, reflecting the increase in our New ABL Facility and New Term Loan Credit Agreement interest rates and a $326.6 million increase in our term loan debt following the New ABL Facility and New Term Loan Credit Agreement refinancings in August and December of 2010, respectively.

Other expense (income), net

Other expense (income), net, was $0.1 million for the first quarter of 2011 compared to $(0.1) million for the first quarter of 2010. Other expense (income), net, principally consists of our share of (income) loss from an unconsolidated balloon distribution joint venture in Mexico, foreign currency (gains) losses and acquisition related expenses.

Income tax benefit

The income tax benefit for the quarters ended March 31, 2011 and 2010 were determined based upon our estimated consolidated effective income tax rates of 35.8% for 2011 and 35.7% for 2010. The differences between the estimated consolidated effective income tax rate and the U.S. federal statutory rate are primarily attributable to state income taxes and available domestic manufacturing deductions.

In addition, the income tax benefit for the first quarter of 2011 reflects interest on remaining unrecognized tax benefits and for the first quarter of 2010 reflects the expiration of state statutes of limitations resolving previously unrecognized tax benefits.

The following information presented for 2010, 2009 and 2008 was derived from our audited consolidated financial statements and related notes which are included elsewhere in this prospectus.

	Year Ended December 31,
	2010		2009		2008
	(dollars in thousands)

Revenues:
Net sales	$1,579,677	98.8%	$1,467,324	98.7%	$1,537,641	98.6%
Royalties and franchise fees	19,417	1.2	19,494	1.3	22,020	1.4

Total revenues	1,599,094	100.0	1,486,818	100.0	1,559,661	100.0
Expenses:
Cost of sales	943,058	59.0	899,041	60.5	966,426	62.0
Selling expenses	42,725	2.7	39,786	2.7	41,894	2.7
Retail operating expenses	296,891	18.6	261,691	17.6	273,627	17.5
Franchise expenses	12,269	0.8	11,991	0.8	13,686	0.9
General and administrative expenses	134,392	8.4	119,193	8.0	120,272	7.7
Art and development costs	14,923	0.9	13,243	0.9	12,462	0.8
Impairment of trade name	27,400	1.7	—	0.0	17,376	1.1

Total expenses	1,471,658	92.0	1,344,945	90.5	1,445,743	92.7

Income from operations	127,436	8.0	141,873	9.5	113,918	7.3
Interest expense, net	40,850	2.6	41,481	2.8	50,915	3.3
Other expense (income), net	4,208	0.3	(32)	0.0	(818)	(0.1)

Income before income taxes	82,378	5.2	100,424	6.7	63,821	4.1
Income tax expense	32,945	2.1	37,673	2.5	24,188	1.6

Net income	49,433	3.1	62,751	4.2	39,633	2.5
Less: net income (loss) attributable to noncontrolling interest	114	—	198	—	(877)	(0.1)

Net income attributable to Party City Holdings Inc.	$49,319	3.1%	$62,553	4.2%	$40,510	2.6%

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

Total revenues for 2010 were $1,599.1 million, or 7.6%, higher than in 2009 reflecting growth in both reporting segments. The following table sets forth the composition of our total revenues for 2010 and 2009.

	Year Ended December 31,
	2010		2009
	Dollars in	Percentage of	Dollars in	Percentage of
	Thousands	Total Revenue	Thousands	Total Revenue

Revenues:
Sales:
Wholesale	$769,247	48.1%	$633,006	42.6%
Eliminations	(298,355)	(18.7)	(221,647)	(14.9)

Net wholesale	470,892	29.4	411,359	27.7
Retail	1,108,785	69.3	1,055,965	71.0

Total net sales	1,579,677	98.8	1,467,324	98.7
Royalties and franchise fees	19,417	1.2	19,494	1.3

Total revenues	$1,599,094	100.0%	$1,486,818	100.0%

Wholesale

Net sales for 2010 of $470.9 million were $59.5 million, or 14.5%, higher than net sales for 2009. Net sales to domestic party goods retailers, including our franchisee network, and to other domestic party goods distributors totaled $281.2 million and were $35.3 million, or 14.4%, higher than 2009 sales. The increase in sales principally reflects the impact of our acquisition of Designware division in March 2010 as well as a return to near normal purchasing patterns and inventory levels by retailers, following their reduction in purchasing during the economic downturn in 2009. Net sales of metallic balloons were $96.4 million, or 14.1%, higher than in 2009 and also reflect the normalization of purchasing patterns by domestic balloon distributors. International sales totaled $93.3 million and were $12.3 million, or 15.2%, higher than in 2009, primarily the result of the acquisition of the Christy’s Group in September 2010. Changes in foreign currency exchange rates resulted in a 2.1% increase in the international sales over 2009.

Intercompany sales to our retail affiliates of $298.4 million were $76.7 million, or 34.6%, higher than in 2009 and represented 38.8% of total wholesale sales in 2010 compared to 35.0% in 2009. The increase in intercompany sales principally reflects the impact of the acquisition of Designware and the growth of our products as a percentage of the total products sold in our retail stores, particularly at our rebranded and re-merchandised FCPO stores. During 2010, our wholesale sales to our retail stores represented 61.3% of the retail segment’s total purchases, compared to 53.7% in 2009. The intercompany sales of our wholesale segment are eliminated against the intercompany purchases of our retail segment in the consolidated financial statements.

Retail

Retail sales for 2010 at our company-owned stores of $1,108.8 million were $52.8 million, or 5.0%, higher than retail sales for 2009. The retail sales of our company-owned Party City stores (excluding FCPO conversions) totaled $770.7 million and were $15.8 million, or 2.1%, higher than in 2009. Party City same-store sales increased 1.4% during 2010, driven by a 2.0% increase in transaction count, partially offset by a 0.6% decrease in average sale price per transaction. Party City same-store sales accelerated during 2010, with growth of 0.6%, 0.2%, 1.6% and 2.6% for the first, second, third and fourth quarters, respectively, driven in part by the successful shift in our principal advertising strategy from free standing newspaper inserts to a national broadcasting campaign. The increase in Party City store sales also reflects the addition of 33 stores (excluding FCPO conversions), including the acquisition of 20 stores from franchisees, partially offset by the sale or closure of 16 stores in 2010. Additionally, we converted 40 FCPO stores to the Party City format, which generated sales of $28.6 million in 2010, a $3.5 million or 13.8% increase over 2009. Prior to this conversion to the Party City format, these 40 FCPO stores generated comparable sales of $25.1 million in 2009. Converted FCPO stores will be included in Party City’s same-store sales beginning with the thirteenth month following conversion. Net sales at our temporary Halloween City locations totaled $101.4 million and were $33.4 million, or 49.1%, higher than in 2009, reflecting an increase in the number of locations to 404 in 2010 from 247 in 2009, partially offset by an 8.8% decrease in average sales per location compared to 2009. The decrease in average Halloween City sales per location is primarily attributable to the expansion in 2010 into several new territories with existing competition. Our e-commerce sales totaled $40.2 million in 2010 compared to $13.4 million in 2009, reflecting the successful re-launch of the PartyCity.com website. Sales at all other store formats, including unconverted FCPO and outlet stores, totaled $167.8 million and were $26.7 million or 13.7% lower than in 2009. The decrease reflects the closure of six FCPO and 17 outlet stores during 2010 and the impact of liquidating non-conforming FCPO inventories prior to the stores’ remerchandising and rebranding.

Royalties and franchise fees

Royalties and franchise fees for 2010 totaled $19.4 million and were $0.1 million lower than in 2009 principally as a result of a net decrease of 18 franchise stores that occurred primarily during the fourth quarter of 2010.

Gross profit

Our total margin on net sales for 2010 was 40.3%, or 160 basis points higher, than in 2009. The following table sets forth our consolidated gross profit and gross margin on net sales for 2010 and 2009.

	Year Ended December 31,
	2010		2009
	Dollars in	Percentage of	Dollars in	Percentage of
	Thousands	Associated Sales	Thousands	Associated Sales

Net Wholesale	$174,507	37.1%	$148,424	36.1%
Retail	462,112	41.7%	419,859	39.8%

Total	$636,619	40.3%	$568,283	38.7%

The gross margin on net sales at wholesale for 2010 was 37.1%, or 100 basis points higher than in 2009. The increase in wholesale gross margin principally reflects changes in product mix, including a greater percentage of higher margin decorated tableware and accessories due, in part, to the acquisition of Designware, the impact of product price increases and the continued leveraging of our distribution infrastructure, partially offset by increases in input costs.

Retail gross profit margin for 2010 was 41.7%, or 190 basis points higher than in 2009, principally due to a greater percentage of products sold at retail that were manufactured or sourced by us, including Designware products, resulting in a higher margin.

Operating expenses

Selling expenses totaled $42.7 million and were $2.9 million, or 7.4%, higher than in 2009. The increase in 2010 selling expense, as compared to 2009, principally reflects increases in compensation and employee benefits and the additional expenses of the Christy’s Group. Selling expenses were 2.7% of total revenue in both 2010 and 2009.

Retail operating expenses of $296.9 million for 2010 were $35.2 million, or 13.5%, higher than 2009, principally reflecting additional costs associated with the growth in our temporary Halloween and e-commerce businesses. E-commerce costs reflect higher distribution, website and customer service costs. The increase in retail operating expenses also reflects the addition of 18 stores in 2010. In addition, during 2010, we implemented a national broadcast-based advertising program, the costs of which were partially offset by a reduction in advertising through free standing newspaper inserts. Retail operating expenses were 26.8% of retail sales in 2010 and 24.8% of retail sales in 2009. Franchise expenses for 2010 of $12.3 million were $0.3 million, or 2.3%, higher than in 2009. Franchise expenses were 63.2% of franchise-related revenue in 2010 compared to 61.5% in 2009.

General and administrative expenses for 2010 totaled $134.4 million and were $15.2 million, or 12.8%, higher than in 2009. The increase in general and administrative expenses reflects increased equity-based expenses, increased support for our expanding temporary Halloween operations and the additional expenses of the Christy’s Group in 2010. In 2010, equity-based expenses included $9.4 million of stock compensation expense arising from the payment of the December 2010 dividend distribution to vested time-based option holders and a $5.3 million non-cash charge related to certain redeemable options and warrants held by employees that were marked to market.

These increases in general and administrative expense were partially offset by a lower provision for bad debts in 2010 as compared to 2009 and the continued implementation of cost reductions that began in 2009, including the consolidation of FCPO’s former corporate office operations in Naperville, Illinois into those of Party City. As a percentage of total revenues, general and administrative expenses were 8.4% for 2010 compared to 8.0% for 2009.

Art and development costs for 2010 totaled $14.9 million and were $1.7 million higher than in 2009, principally reflecting an increase in personnel and compensation and employee benefits. As a percentage of total revenues, art and development costs were 0.9% in 2010, comparable to 2009.

During 2010, we instituted a program to convert substantially all of our FCPO stores to either Party City stores or to an outlet format and recorded a $27.4 million non-cash charge for the impairment of the Factory Card & Party Outlet trade name.

Interest expense, net

Interest expense of $40.9 million for 2010 was comparable to 2009. Despite increases in our ABL and term loan interest rates in August and December of 2010, respectively, and a $326.6 million increase in our term debt following our December 2010 dividend distribution, our average debt and effective interest rate for 2010 were comparable to those of 2009.

Other expense, net

Other expense, net, for 2010 totaled $4.2 million. Other expense, net, includes costs of $2.4 million associated with the refinancing of our revolving and term debt credit facilities in 2010 and $1.6 million of acquisition-related costs. These costs were partially offset by our share of income from an unconsolidated balloon distribution joint venture located in Mexico.

Income tax expense

Income tax expense for 2010 and 2009 reflected consolidated effective income tax rates of 40.0% and 37.5% respectively. The increase in the 2010 effective income tax rate is primarily attributable to certain adjustments related to deferred tax accounts recorded in the current year related to activities associated with previous acquisitions and non-deductible, non-cash stock option and warrant related charges, partially offset by an increased domestic manufacturing deduction, a lower average state income tax rate, the expiration of certain states’ statutes of limitations that resulted in the recognition of previous unrecognized tax benefits and the favorable settlement of the audit of our 2007 federal tax return. We expect our effective tax rate for 2011 to be approximately 35.8%.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

Total revenues for 2009 were $1,486.8 million, or 4.7%, lower than in 2008. The following table sets forth our total revenues for 2009 and 2008.

	Year Ended December 31,
	2009		2008
	Dollars in	Percentage of	Dollars in	Percentage of
	Thousands	Total Revenue	Thousands	Total Revenue

Revenues:
Sales:
Wholesale	$633,006	42.6%	$653,403	41.9%
Eliminations	(221,647)	(14.9)	(214,898)	(13.8)

Net wholesale	411,359	27.7	438,505	28.1
Retail	1,055,965	71.0	1,099,136	70.5

Total net sales	1,467,324	98.7	1,537,641	98.6
Royalties and franchise fees	19,494	1.3	22,020	1.4

Total revenues	$1,486,818	100.0%	$1,559,661	100.0%

Wholesale

Net sales for 2009 of $411.4 million were $27.1 million, or 6.2%, lower than net sales for 2008, principally as a result of the downturn in the United States economy. Net sales to domestic party goods retailers, including our franchise network, and to other domestic party goods distributors totaled $245.9 million and were $16.4 million, or 6.3%, lower than 2008 sales, as the negative impact of the economy was partially offset by a large seasonal direct import program for one of our retailers. Net sales of metallic balloons were $84.5 million, or 8.9%, lower than in 2008, as wholesale distributors and retailers rationalized stock inventory levels in light of the economic downturn. International sales totaled $81.0 million and were $2.5 million, or 3.0%, lower than in 2008. Fluctuations in foreign currency account for an $11.0 million decrease in international sales, more than offsetting volume-related growth in local currency sales, principally at European national accounts.

Intercompany sales to our retail affiliates of $221.6 million were $6.7 million, or 3.1%, higher than in 2008 and represented 35.0% of the total wholesale sales in 2009 compared to 32.9% in 2008. The increase in intercompany sales principally reflects the growth of our manufactured and sourced products as a percentage of the total products sold in company-owned retail stores, particularly the FCPO stores acquired in November 2007. During 2009, our wholesale sales to our retail segment represented 53.7% of the retail segment’s total purchases compared to 50.4% in 2008. The intercompany sales of our wholesale segment are eliminated against the intercompany purchases of our retail segment in the consolidated financial statements.

Retail

Retail sales for 2009 at our company-owned stores of $1,056.0 million were $43.2 million, or 3.9%, lower than retail sales for 2008, reflecting the downturn in the United States economy, the operation of fewer FCPO and outlet stores during 2009 and the inclusion of a 53rd week in our 2008 fiscal year. Retail sales of our company-owned Party City stores totaled $754.9 million and were $35.3 million, or 4.5%, lower than in 2008. Party City same-store sales during 2009 decreased 3.3% compared to 2008 as the result of a decrease in transaction count, as the average dollar per transaction remained consistent between 2009 and 2008. Retail sales at our temporary Halloween locations totaled $68.0 million and were $28.6 million, or 72.3%, higher than in 2008 due to a 7.5% increase in average sales per location and a 65.7% increase in location count compared to 2008. During 2009, we generated $13.4 million in e-commerce sales compared to $5.9 million in 2008. The increase in e-commerce sales was driven by the re-launch of the PartyCity.com website in August 2009. Sales at all other store formats, including unconverted FCPO and outlet stores, totaled $219.6 million and were $43.9 million or 16.7% lower than in 2008.

Royalties and franchise fees

Franchise-related revenue for the year ended December 31, 2009, consisting of royalties and franchise fees, totaled $19.5 million, or 11.5%, lower than in 2008, as our franchise store count decreased by 23 stores or 8.4% and the stores experienced a same-store net sales decrease of 2.3% compared to 2008.

Gross profit

The following table sets forth our consolidated gross profit and gross margin on net sales for 2009 and 2008;

	Year Ended December 31,
	2009		2008
	Dollars in	Percentage of	Dollars in	Percentage of
	Thousands	Associated Net Sales	Thousands	Associated Net Sales

Net Wholesale	$148,424	36.1%	$142,438	32.5%
Retail	419,859	39.8%	428,777	39.0%

Total Gross Profit	$568,283	38.7%	$571,215	37.1%

The gross margin on net sales at wholesale for 2009 was 36.1%, or 360 basis points higher than in 2008. The increase in wholesale gross profit margin principally reflects cost reducing initiatives including reductions in distribution costs, and changes in product mix.

Retail gross profit margin for 2009 was 39.8%, or 80 basis points higher than in 2008, primarily the result of favorable variances in inventory shrink and damage reserves as compared to 2008.

Operating expenses

Selling expenses totaled $39.8 million and were $2.1 million, or 5.0%, lower than in 2008, reflecting a decrease in variable selling expenses, consistent with the decrease in wholesale sales, and a reduction in the size of our sales force and changes in foreign currency exchange rates, partially offset by inflationary increases principally in compensation and employee benefits. Selling expenses were 2.7% of total revenue in both 2009 and 2008.

Retail operating expenses of $261.7 million for 2009 were $11.9 million, or 4.4%, lower than 2008, principally reflecting a reduction in store count. Retail operating expenses were 24.8% of retail sales in 2009 and comparable to 2008. Franchise expenses for 2009 of $12.0 million were $1.7 million, or 12.4%, lower than in 2008, also reflecting a reduction in store count. Franchise expenses were 61.5% of franchise-related revenue in 2009 compared to 62.2% in 2008.

General and administrative expenses for 2009 totaled $119.2 million and were $1.1 million, or 0.9%, lower than in 2008. The decrease in general and administrative expenses reflects a management-directed cost reduction program, which included reductions in work force, travel and other expenses, the reduction of a prior year purchase accounting reserve and the impact of changes in foreign currency exchange rates. These decreases were partially offset by inflationary increases, particularly in base compensation and employee benefits, increased support for our expanding temporary Halloween operations, an increase in consulting expense and an additional provision for bad debts due to the bankruptcy of a national account in Europe. As a percentage of total revenues, general and administrative expenses were 8.0% for 2009 compared to 7.7% for 2008.

Art and development costs of $13.2 million for 2009 were comparable to 2008 expenses. As a percentage of total revenues, art and development costs were 0.9% and 0.8% of total revenues for 2009 and 2008, respectively.

Interest expense, net

Interest expense of $41.5 million for 2009 was $9.4 million lower than for 2008, reflecting the impact of lower average debt balances and LIBOR rates.

Other income, net

Other income, net, in 2009 primarily includes our share of income from an unconsolidated balloon distribution joint venture located in Mexico partially offset by foreign currency transaction losses and other expenses.

Income tax expense

Income tax expense for 2009 and 2008 reflected consolidated effective income tax rates of 37.5% and 37.9%, respectively. The decrease in the 2009 effective income tax rate is primarily attributable to a lower average state income tax rate caused by earnings mix shift among subsidiaries and the expiration of state statutes of limitations for certain states that resulted in the recognition of previous unrecognized tax benefits and the favorable settlement of the audits of our 2006 and 2005 federal tax returns. These tax rate reductions were partially offset by a lower domestic manufacturing deduction, as a percentage of pre-tax income.

Liquidity and Capital Resources

Capital Structure

On August 13, 2010, Amscan Holdings entered into the New ABL Facility for an aggregate principal amount of up to $325 million for working capital, general corporate purposes and the issuance of letters of credit. The New ABL Facility was principally used to refinance the existing asset-based revolving loans.

On December 2, 2010, Amscan Holdings entered into the $675 million New Term Loan Credit Agreement. Amscan Holdings used the proceeds from this facility to refinance the then existing $342 million term loan facility and to pay to us a one-time cash dividend. We used the aggregate proceeds from this dividend to pay a one-time cash dividend to common stockholders and a cash payment in lieu of a dividend to certain option and warrant holders aggregating approximately $311.2 million and to pay related fees and expenses. The term loan under the New Term Loan Credit Agreement was issued at a 1%, or $6.8 million discount that is being amortized by the effective interest method over the life of the loan.

New ABL Facility

The New ABL Facility provides for (a) revolving loans in an aggregate principal amount at any time outstanding not to exceed $325 million, subject to a borrowing base described below, (b) swing-line loans in an aggregate principal amount at any time outstanding not to exceed 10% of the aggregate commitments under the facility and (c) letters of credit, in an aggregate face amount at any time outstanding not to exceed $50 million, to support payment obligations incurred in the ordinary course of business by Amscan Holdings and its subsidiaries.

Under the New ABL Facility, the borrowing base at any time equals (a) 85% of eligible trade receivables plus (b) 85% of eligible inventory at its net orderly liquidation value and (c) 90% of eligible credit card receivables, less (d) certain reserves.

Amounts borrowed under the New ABL Facility bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of Wells Fargo, N.A., (2) the federal funds rate in effect on such date plus 1/2 of 1.00% and (3) the LIBOR rate for a three-month interest period plus 1.0% or (b) the LIBOR rate determined by reference to the LIBOR cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin percentage ranges from 1.25% to 1.75% for alternate base rate loans and from 2.25% to 2.75% for loans based on the LIBOR rate, in each case based on average historical excess availability (as defined in the New ABL Facility agreement). The applicable margin at December 31, 2010 was 1.50% for alternate base rate loans and 2.50% for loans based on the LIBOR rate.

In addition to paying interest on outstanding principal under the New ABL Facility, Amscan Holdings is required to pay a commitment fee of between 0.375% and 0.50% per annum in respect of the unutilized commitments thereunder. Amscan Holdings must also pay customary letter of credit fees and agency fees.

The New ABL Facility also provides that Amscan Holdings has the right from time to time to request an amount of additional commitments up to $125 million, of which the entire amount remains available. The lenders under the New ABL Facility are not under any obligation to provide any such additional commitments, and any increase in commitments is subject to several conditions precedent and limitations. If Amscan Holdings were to request any additional commitments, and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $450 million, but Amscan Holdings’ ability to borrow under this facility would still be limited by the amount of the borrowing base.

In connection with the New ABL Facility, we incurred $3.9 million in finance costs that have been capitalized and will be amortized over the life of the loan.

All obligations under the New ABL Facility are jointly and severally guaranteed by us and each existing and future domestic subsidiary of Amscan Holdings. Each guarantor has secured its obligations under the guaranty by a first priority lien on its accounts receivable, inventory, cash and related proceeds and assets and a second priority lien on substantially all of its other assets.

The New ABL Facility contains negative covenants that, among other things and subject to certain exceptions, restrict our ability, and the ability of Amscan Holdings and any of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or distributions on capital stock or redeem, repurchase or retire capital stock of Amscan Holdings, us or any restricted subsidiary or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make certain investments, loans, advances and acquisitions;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens;

•	transfer or sell assets;

•	guarantee debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

In addition, Amscan Holdings must comply with a fixed charge coverage ratio if our excess availability on any day is less than (a) 15% of the lesser of the aggregate commitments under the New ABL Facility or the then borrowing base or (b) $25 million. The fixed charge coverage ratio is the ratio of (i) Adjusted EBITDA minus the unfinanced portion of consolidated capital expenditures (as defined in the New ABL Facility) to (ii) fixed charges (as defined in our New ABL Facility). Excess availability under the New ABL Facility means the lesser of (a) the aggregate commitments under the New ABL Facility and (b) the then borrowing base, minus the outstanding credit extensions.

The New ABL Facility also contains certain customary affirmative covenants and events of default.

Borrowings under the New ABL Facility at December 31, 2010 totaled $150.1 million at interest rates ranging from 2.77% to 4.75%. Outstanding standby letters of credit totaled $12.9 million and Amscan Holdings had $162.0 million of excess availability under the terms of the New ABL Facility at December 31, 2010.

New Term Loan Credit Agreement

Amounts borrowed under the New Term Loan Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at Amscan Holdings’ option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG, (2) the federal funds rate in effect on such date plus 1/2 of 1.00% and (3) the LIBOR rate for a one-month interest period plus 1.0% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period, adjusted for certain additional costs. The applicable margin percentage is 4.25% for alternate base rate loans and 5.25% for loans based on the LIBOR rate.

In addition to paying interest on outstanding principal under the New Term Loan Credit Agreement, Amscan Holdings must also pay customary agency fees.

The New Term Loan Credit Agreement also provides that Amscan Holdings has the right from time to time to request an amount of additional term loans up to $175 million and to refinance, replace or extend the maturity date of all or a portion of the then existing term loans thereunder. The lenders under the New Term Loan Credit Agreement are not under any obligation to provide any such additional term loans, provide such refinancing or replacement term loans or agree to extend the maturity date of existing term loans held by them, and transactions to effect any additional, refinancing, replacement or extended term loans are subject to several conditions precedent and limitations.

The New Term Loan Credit Agreement provides that the term loans are subject to a 1.0% prepayment premium if voluntarily repaid under certain circumstances before December 2, 2011. Otherwise, Amscan Holdings may voluntarily prepay the term loans at any time without premium or penalty, other than customary breakage costs with respect to loans based on the LIBOR rate. The term loans are subject to mandatory prepayment, subject to certain exceptions, with (i) 100% of net proceeds arising from all non-ordinary course asset sales or other dispositions of property(including casualty events) by Amscan Holdings or by its subsidiaries, subject to reinvestment rights and certain other exceptions, (ii) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the New Term Loan Credit Agreement, (iii) commencing with the fiscal year ended December 31, 2011, 50% (which percentage will be reduced to 25% if Amscan Holdings’ total leverage ratio is less than 3.50 to 1.00, but greater than 2.50 to 1.00, and 0% if Amscan Holdings’ total leverage ratio is less than 2.50 to 1.00) of Amscan Holdings’ annual excess cash flow (as defined in the New Term Loan Credit Agreement). The total leverage ratio is the ratio of our consolidated total debt (as defined in the New Term Loan Credit Agreement) to Adjusted EBITDA.

The term loans under the New Term Loan Credit Agreement mature on December 2, 2017 (or January 30, 2014, if Amscan Holdings’ senior subordinated notes are not refinanced with indebtedness permitted to be incurred under the New Term Loan Credit Agreement that matures at least 91 days after the maturity date of the term loans). Amscan Holdings is required to repay installments on the term loans in quarterly principal amounts of 0.25%, with the remaining amount payable on the maturity date.

All obligations under the New Term Loan Credit Agreement are jointly and severally guaranteed by us and each existing and future domestic subsidiary of Amscan Holdings. Each guarantor has secured its obligations under the guaranty by a first priority lien on substantially all of its assets (other than accounts receivable, inventory, cash and related proceeds and assets) and a second priority lien on its accounts receivable, inventory, cash and related proceeds and assets.

The New Term Loan Credit Agreement also contains certain customary affirmative covenants and events of default. The New Term Loan Credit Agreement contains negative covenants that, among other things and subject to certain exceptions, restrict our ability, and the ability of Amscan Holdings and any of its restricted subsidiaries, to:

•	incur additional indebtedness;

•	pay dividends or distributions on capital stock or redeem, repurchase or retire capital stock of Amscan Holdings, us, or any restricted subsidiary or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make certain investments, loans, advances and acquisitions;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens;

•	transfer or sell assets;

•	guarantee debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

In connection with the New Term Loan Credit Agreement, we incurred $12.2 million in finance costs that have been capitalized and will be amortized over the life of the loan.

At December 31, 2010, the outstanding principal amount of term loans under the Term Loan Credit Agreement was $666.6 million, which reflects an original issue discount of $6.7 million, net of $0.1 million of accumulated amortization, and the interest rate on borrowings ranged from 6.75% to 7.50%

Other Credit Agreements

At December 31, 2010, Amscan Holdings has a $0.4 million Canadian dollar denominated revolving credit facility that bears interest at the Canadian prime rate plus 1.1% and expires in June 2011, and a £1.4 million British Pound Sterling denominated revolving credit facility that bears interest at the U.K. base rate plus 1.75% on the first £1.0 million British Pound Sterling and 4.75% over the U.K. base rate on the remaining £0.4 million British pound sterling. The British pound Sterling revolving credit facility expires on June 30, 2011. There were no borrowings under the British Pound Sterling revolving credit facility at December 31, 2010. At December 31, 2009, borrowings outstanding under the British Pound Sterling revolving credit facility were £0.4 million British Pound Sterling. At December 31, 2010 and 2009, there were no borrowings under the Canadian dollar denominated revolving credit facility. Amscan Holdings expects to renew these revolving credit facilities upon expiration.

Long-term borrowings at December 31, 2010 include a mortgage note with the New York State Job Development Authority of $4.5 million. The mortgage note was amended on December 18, 2009, extending the fixed monthly payments of principal and interest for a period of 60 months up to and including December 31, 2014. The note bears interest at the rate of 2.22% and is subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. The mortgage note is collateralized by our Chester, New York distribution facility.

8.75% Senior Subordinated Notes due 2014

In connection with its acquisition by the Sponsors on April 30, 2004, Amscan Holdings issued and sold $175.0 million in principal amount of 8.75% senior subordinated notes due 2014. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year. The outstanding senior subordinated notes are guaranteed, jointly and severally, on an unsecured subordinated basis by each of Amscan Holdings’ existing and future domestic subsidiaries.

The indenture governing the outstanding notes contains certain covenants limiting, among other things and subject to certain exceptions, Amscan Holdings’ ability and the ability of Amscan Holdings’ restricted subsidiaries, to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or distributions on capital stock or redeem, repurchase or retire capital stock of Amscan Holdings or any restricted subsidiary or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make certain investments, loans, advances and acquisitions;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens;

•	transfer or sell assets;

•	guarantee debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

Amscan Holdings may redeem the outstanding senior subordinated notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of senior subordinated notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage

2011	101.458%
2012 and thereafter	100.000%

If Amscan Holdings experiences certain kinds of change in control, it must offer to purchase the outstanding senior subordinated notes at 101% of their principal amount, plus accrued and unpaid interest.

If Amscan Holdings or its restricted subsidiaries engage in certain asset sales, it generally must either invest the net cash proceeds from such sales in its business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the outstanding senior subordinated notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the outstanding senior subordinated notes will be 100% of their principal amount, plus accrued and unpaid interest.

We intend to use net proceeds from this offering to redeem or repurchase all of the outstanding senior subordinated notes.

Amscan Holdings has entered into various capital leases for machinery and equipment and automobiles with implicit interest rates ranging from 5.69% to 17.40% which extend to 2015. Amscan Holdings has numerous non-cancelable operating leases for its retail store sites as well as several leases for offices, distribution and manufacturing facilities, showrooms and equipment. These leases expire on various dates through 2023 and generally contain renewal options and require Amscan Holdings to pay real estate taxes, utilities and related insurance costs.

Restructuring costs

Restructuring costs associated with the Factory Card & Party Outlet Acquisition of $9.1 million were accrued as part of net assets acquired. Through December 31, 2009, we incurred $6.7 million in restructuring costs, including $3.8 million in 2009. Through December 31, 2010, we incurred $7.6 million in restructuring costs including $0.9 million incurred in the year ended December 31, 2010. We expect to incur $1.5 million in restructuring costs in 2011.

During October 2009, we communicated our plan to close the FCPO corporate office in Naperville, Illinois and to consolidate our retail corporate office operations into those of Party City in Rockaway, New Jersey. In connection with the closing, we recorded severance costs of $1.8 million during 2009, all of which were paid by December 2010. We continue to utilize the Naperville facility as a distribution center for greeting cards and other products.

Liquidity

We expect that cash generated from operating activities and availability under our credit agreements will be our principal sources of liquidity. Based on our current level of operations, we believe these sources will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs.

Cash Flow Data — Three Months Ended March 31, 2011 Compared To Three Months Ended March 31, 2010

Net cash used in operating activities totaled $12.9 million during the first quarter of 2011, as compared to $17.5 million during the comparable quarter of 2010. Net cash flow provided by operating activities before changes in operating assets and liabilities was $14.0 million during the first quarter of 2011 and $12.6 million during the comparable quarter of 2010. Changes in operating assets and liabilities during the first quarters of 2011 and 2010 resulted in the use of cash of $27.3 million and $30.1 million, respectively, and principally reflect the pay down of Halloween and other fourth quarter seasonal trade accounts payables.

Net cash used in investing activities totaled $67.4 million during the first quarter of 2011, as compared to $10.5 million during the comparable quarter of 2010. Investing activities during the first quarter of 2011 included $47.1 million paid in connection with the purchase of Riethmüller and $9.2 million paid in connection with the purchase of retail franchise stores. Capital expenditures totaled $11.0 million during the first quarter of 2011 compared to $6.9 million in the first quarter of 2010. Retail capital expenditures totaled

$8.0 million in 2011 and were principally for store renovations and updated information systems, while wholesale capital expenditures, principally for printing plates and dies and distribution equipment, totaled $3.0 million.

Net cash provided from financing activities was $75.3 million during the first quarter of 2011, compared to $30.4 million in the first quarter of 2010 and principally reflects borrowings under our revolving credit facility, net of scheduled term debt repayment. Borrowings under the revolving credit facility during the first quarters of 2011 and 2010 were used to pay down Halloween and other fourth quarter seasonal trade accounts payables and, during the first quarter of 2011, to finance the Riethmüller and franchise store acquisitions.

Required repayments under our term debt for the remainder of 2011 will be $5.1 million. At March 31, 2011, we had $82.1 million of excess availability under the New ABL Facility.

Cash Flow Data — Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net cash provided by operating activities totaled $61.2 million during 2010, as compared to $123.9 million during 2009. Net cash flow provided by operating activities before changes in operating assets and liabilities was $133.4 million during 2010 and $124.2 million during 2009. Changes in operating assets and liabilities during 2010 resulted in the use of cash of $72.2 million and principally reflect an increase in inventories to support the replenishment of inventories across the channels we serve from the intentionally low levels reached in 2009, growth in Halloween City locations and additional inventory build related to the Designware acquisition. Changes in operating assets and liabilities resulted in the use of cash of $0.2 million during 2009.

Net cash used in investing activities totaled $102.8 million during 2010 and $54.4 million during 2009. Investing activities for 2010 included $30.4 million paid in connection with the purchase of the Christy’s Group and $21.5 million paid in connection with the purchase of retail franchise stores. Capital expenditures totaled $49.6 million in 2010 compared to $26.2 million in 2009. Retail capital expenditures totaled $37.2 million in 2010 and were principally for FCPO conversions, store renovations and updated information systems, while wholesale capital expenditures totaled $12.4 million.

Net cash provided from financing activities was $46.5 million in 2010, compared to $70.2 million used in financing activities in 2009. During 2010, net cash provided by financing activities included $160.6 million from the refinancing of our asset based revolving credit facility and $675.0 million from the refinancing of our term loan credit facility. Cash provided by the refinancing of the revolving credit facility was principally used to pay off the $137.6 million balance on the prior revolving credit facility and the $19.2 million balance of the prior PCFG term loan. The remaining cash from financing under the revolving credit facility was principally used to pay down trade payables. Cash provided by the refinancing of the term loan credit facility was used to pay off the $341.6 million balance on the prior term loan credit facility and to pay a $301.8 million dividend to stockholders (excluding the $9.4 million stock compensation expense). Additionally, cash used in financing activities included scheduled payments on our long-term obligations that totaled $2.6 million compared to $11.0 million 2009.

Cash Flow Data — Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net cash provided by operating activities totaled $123.9 million in 2009, as compared to $79.9 million in 2008. Net cash provided by operating activities before changes in operating assets and liabilities was $124.2 million for 2009 and $102.6 million for 2008. Changes in operating assets and liabilities resulted in the use of cash of $0.2 million in 2009 and $22.7 million in 2008. The increase in cash provided by operating activities during 2009 principally reflects an increase in income from operations and decreases in interest expense and inventory levels, partially offset by an increase in other assets.

Net cash used in investing activities totaled $54.4 million in 2009 and $51.2 million in 2008. Investing activities for 2009 included $24.9 million paid in escrow in connection with the acquisition of Designware. Retail capital expenditures, principally for store renovations and updated information systems, totaled $16.3 million in 2009, while wholesale capital expenditures totaled $9.9 million.

Net cash used in financing activities was $70.2 million in 2009 and $23.0 million in 2008. During 2009, the majority of cash used in financing activities was used to reduce borrowings under our revolving credit facility. Additionally, cash used in financing activities included scheduled payments on our long-term obligations that totaled $11.0 million in 2009 compared to $8.9 million during 2008. Scheduled payments during 2009 included an additional $2.5 million for payments on the PCFG term loan in connection with the amended credit agreement.

Tabular Disclosure of Contractual Obligations

Our contractual obligations at December 31, 2010 are summarized by the year in which the payments are due in the following table (in thousands):

	Total	2011	2012	2013	2014	2015	Thereafter

Long-term debt obligations(a)	$846,183	$6,810	$6,835	$6,860	$181,982	$5,737	$637,959
Capital lease obligations(a)	3,975	2,236	1,446	147	131	15	—
Operating lease obligations(b)	425,164	112,172	95,026	67,314	45,510	33,369	71,773
Merchandise purchase commitments(c)	45,000	9,000	9,000	9,000	9,000	9,000	—
Minimum product royalty obligations	19,765	8,271	7,320	1,724	800	550	1,100

Total contractual obligations	$1,340,087	138,489	$119,627	$85,045	$237,423	$48,671	$710,832

(a)	See Note 8 to our audited consolidated financial statements which are included elsewhere in this prospectus.

(b)	We are also an assignor with continuing lease liability for sixteen stores sold to franchisees that expire through 2016. The assigned lease obligations continue until the applicable leases expire. The maximum amount of the assigned lease obligations may vary, but is limited to the sum of the total amount due under the lease. At December 31, 2010, the maximum amount of the assigned lease obligations was approximately $7.4 million and is not included in the table above.

The operating lease obligations included above do not include contingent rent based upon sales volume (which represented less than 1% of minimum lease obligations in 2010), or other variable costs such as maintenance, insurance and taxes. See Note 17 to our audited consolidated financial statements which are included elsewhere in this prospectus.

(c)	We have a product purchase agreement with a vendor requiring minimum purchase commitments through 2015.

At December 31, 2010 there were no non-cancelable purchase orders related to capital expenditures.

At December 31, 2010, there were $150.1 million of borrowings under our New ABL Facility and standby letters of credit totaling $12.9 million.

Not included in the above table are $0.7 million of net potential cash obligations associated with unrecognized tax benefits due to the high degree of uncertainty regarding the timing of future cash outflows associated with such obligations. See Note 16 to our audited consolidated financial statements for further information related to unrecognized tax benefits.

Additionally, not included in the above table are expected term debt interest payments of approximately $64.3 million in 2011, $61.3 million in 2012, $60.1 million in 2013, $55.0 million in 2014 and $45.6 million in 2015. Interest payments are estimates based on our term debt’s scheduled maturities and stated interest rates including, where applicable, LIBOR rates as of March 31, 2011. Our estimates exclude interest payments on our New ABL Facility as such amounts are not determinable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Effects of Inflation

Although we expect that our operating results will be influenced by general economic conditions, we do not believe that inflation has had a material effect on our results of operations during the periods presented. However, there can be no assurance that our business will not be affected by inflation in the future.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the consolidated financial statements included herein.

We believe our application of accounting policies, and the estimates inherently required by these policies, are reasonable. These accounting policies and estimates are constantly re-evaluated and adjustments are made when facts and circumstances dictate a change. Historically, we have found the application of accounting policies to be reasonable, and actual results generally do not differ materially from those determined using necessary estimates.

Revenue Recognition

Our terms of sale to retailers and other distributors for substantially all of our sales is FOB shipping point and, accordingly, title and the risks and rewards of ownership are transferred to the customer, and revenue is recognized, when goods are shipped. We estimate reductions to revenues for volume-based rebate programs at the time sales are recognized. Should customers earn rebates higher than estimated by us, additional reductions to revenues may be required.

Revenue from retail operations is recognized at the point of sale. We estimate future retail sales returns and, when material, record a provision in the period that the related sales are recorded based on historical information. Should actual returns differ from our estimates, we would be required to revise estimated sales returns. Retail sales are reported net of taxes collected.

Store Closure Costs

We record estimated store closure costs, estimated lease commitment costs net of estimated sublease income and other miscellaneous store closing costs when the liability is incurred. Such estimates, including sublease income, may be subject to change.

Product Royalty Agreements

We enter into product royalty agreements that allow us to use licensed designs on certain of our products. These contracts require us to pay royalties, generally based on the sales of such product, and may require guaranteed minimum royalties, a portion of which may be paid in advance. We match royalty expense with revenue by recording royalties at the time of sale, at the greater of the contractual rate or an effective rate calculated based on the guaranteed minimum royalty and our estimates of sales during the contract period. If a portion of the guaranteed minimum royalty is determined to be unrecoverable, the unrecoverable portion is charged to expense at that time.

Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers and franchisees to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including consideration of our history of receivable write-offs, the level of past due accounts and the economic status of our customers. In an effort to identify adverse trends relative to customer economic status, we assess the financial health of the markets we operate in and perform periodic credit evaluations of our customers and ongoing reviews of account balances and aging of receivables. Amounts are considered past due when payment has not been received within the time frame of the credit terms extended. Write-offs are charged directly against the allowance for doubtful accounts and occur only after all collection efforts have been exhausted. Because we cannot predict future changes in economic conditions and in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates and could impact our allowance for doubtful accounts.

Inventories

Our policy requires that we state our inventories at the lower of cost or market value. In assessing the ultimate realization of inventories, we are required to make judgments regarding, among other things, future demand and market conditions, current inventory levels and the impact of the possible discontinuation of product designs. If actual conditions are less favorable than those projected by us, additional inventory write-downs to market value may be required and future period merchandise margin rates may be unfavorably or favorably affected.

We estimate retail inventory shortage, for the period from the last inventory date to the end of the reporting period, on a store-by-store basis. Our inventory shortage estimate can be affected by changes in merchandise mix and changes in actual shortage trends. The shrinkage rate from the most recent physical inventory, in combination with historical experience, is the basis for estimating shrinkage.

Long-Lived and Intangible Assets

We review the recoverability of our long-lived assets, including definite-lived intangible assets other than goodwill, whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, we evaluate long-lived assets other than goodwill based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, we may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not readily available, we estimate fair values using expected discounted future cash flows. Such estimates of fair value require significant judgment, and actual fair value could differ due to changes in the expectations of cash flows or other assumptions including discount rates.

During 2010 and 2008, we instituted programs to convert our FCPO stores and our company-owned and franchised Party America stores to Party City stores and recorded fourth quarter non-cash charges of $27.4 million and $17.4 million, respectively, for the impairment of the FCPO and Party America trade names.

In the evaluation of the fair value and future benefits of finite long-lived assets attached to retail stores, we perform our cash flow analysis on a store-by-store basis. Various factors including future sales growth and profit margins are included in this analysis. To the extent these future projections or strategies change, the conclusion regarding impairment may differ from the current estimates.

Goodwill is reviewed for potential impairment, on an annual basis or more frequently if circumstances indicate a possible impairment, by comparing the fair value of a reporting unit with its carrying amount, including goodwill. Reporting units are determined by evaluating for individual components within our organization which constitute a business for which descrete financial information is available and is reviewed by management. Components within a segment are aggregated to the extent that they have similar economic characteristics. Based on this evaluation, we have determined that our operating segments, wholesale and retail, represent our reporting units for the purposes of our goodwill impairment test.

We estimate the fair value of each reporting unit using expected discounted cash flows. If the carrying amount of a reporting unit exceeds its fair value, the excess, if any, of the fair value of the reporting unit over amounts allocable to the unit’s other assets and liabilities is the implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The fair value of a reporting unit refers to the amount at which the unit as a whole could be sold in a current transaction between willing parties. The determination of such fair value is subjective, and actual fair value could differ due to changes in the expectations of cash flows or other assumptions including discount rates.

Insurance Accruals

Our consolidated balance sheet includes significant liabilities with respect to self-insured workers’ compensation, medical and general liability claims. We estimate the required liability for such claims based upon various assumptions, which include, but are not limited to, our historical loss experience, projected loss development factors, actual payroll and other data. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents (frequency) and changes in the ultimate cost per incident (severity). Adjustments to earnings resulting from changes in historical loss trends have been insignificant. Further, we do not anticipate any significant change in loss trends, settlements or other costs that would cause a significant change in our earnings.

Income Taxes

Temporary differences arising from differing treatment of income and expense items for tax and financial reporting purposes result in deferred tax assets and liabilities that are recorded on the balance sheet. These balances, as well as income tax expense, are determined through management’s estimations, interpretation of tax law for multiple jurisdictions and tax planning. However, inherent in the measurement of deferred balances are certain judgments and interpretations of enacted tax laws and published guidance with respect to applicability to our operations. If our actual results differ from estimated results due to changes in tax laws or tax planning, our effective tax rate and tax balances could be affected. As such, these estimates may require adjustment in the future as additional facts become known or as circumstances change.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. These provisions prescribe a comprehensive model of how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. In accordance with these provisions, we recognize a tax benefit when a tax position is more-likely-than-not to be sustained upon examination, based solely on its technical merits. We measure the recognized tax benefit as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon the ultimate settlement with a taxing authority. We reverse previously recognized tax benefits if we determine that the tax position no longer meets the more-likely-than-not threshold of being sustained. We accrue interest and penalties related to unrecognized tax benefits in income tax expense.

Stock-Based Compensation

Accounting for stock-based compensation requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. We use the Black-Scholes-Merton option pricing model to determine the fair value of our stock options. This model uses assumptions that include the risk free interest rate, expected volatility, expected dividend yield and expected life of the options. The value of our stock-based awards is recognized as expense over the service period, net of estimated forfeitures. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. Actual results and future estimates may differ substantially from our current estimates.

Recently Issued Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires increased disclosures about the credit quality of financing receivables and allowances for credit losses, including disclosure about credit quality indicators, past due information and modifications of finance receivables. The guidance is generally effective for reporting periods ending after December 15, 2010. There was no material impact from this update.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805).” This update requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period and specifically requires the same information for the comparative prior period. This guidance is generally effective for annual reporting periods beginning on or after December 15, 2010. We do not anticipate any material impact from this update.

In January 2011, the FASB issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings” in Update No. 2010-20. ASU 2011-01 defers the portion of ASU 2010-20 related to troubled debt disclosures. This guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. We do not anticipate any material impact from this update.

Quarterly Results

Despite a concentration of holidays in the fourth quarter of the year, as a result of our expansive product lines and wholesale customer base and increased promotional activities, the impact of seasonality on the quarterly results of our wholesale operations in recent years has been limited. Promotional activities, including special dating terms, particularly with respect to Halloween and Christmas products sold to retailers and other distributors in the third quarter, and the introduction of our new everyday products and designs during the fourth quarter generally result in higher accounts receivables and inventory balances. Our retail operations are subject to substantial seasonal variations. Historically, our retail stores have realized a significant portion of their net sales, net income and cash flow in the fourth quarter of the year, principally due to the sales in October for the Halloween season and, to a lesser extent, due to sales for end of year holidays.

The following table sets forth our historical revenues, gross profit, income from operations and net income (loss), by quarter, for 2010 and 2009.

	For the Three Months Ended,
	March 31,	June 30,	September 30,	December 31,
	(Dollars in thousands)

2010
Revenues:
Net sales	$304,379	$352,705	$358,772	$563,821
Royalties and franchise fees	3,844	4,453	4,035	7,085
Gross profit	104,479	141,840	132,437	257,863
Income from operations	8,288	35,367	17,963	65,818	(a)
Net (loss) income attributable to Party City Holdings Inc.	(412)	16,460	4,603	28,668	(a)
2009
Revenues:
Net sales	$309,046	$337,536	$336,944	$483,798
Royalties and franchise fees	3,694	4,536	4,164	7,100
Gross profit	103,629	128,425	121,453	214,776
Income from operations	12,201	27,818	14,937	86,917
Net income attributable to Party City Holdings Inc.	2,403	10,952	3,079	46,119

(a)	During the fourth quarter of 2010, we recorded a pre-tax charge of $27,400 to write off the FCPO trade name.

Quantitative and Qualitative Disclosures about Market Risk

Our earnings are affected by changes in interest rates as a result of our variable rate indebtedness. However, we utilize interest rate swap agreements to manage the market risk associated with fluctuations in interest rates. If market interest rates for our variable rate indebtedness averaged 2% more than the interest rate actually paid for the years ended December 31, 2010, 2009 and 2008, our interest expense, after considering the effects of our interest rate swap agreements, would have increased, and income before income taxes would have decreased, by $7.1 million, $6.7 million, and $7.3 million, respectively. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowings and interest rate swap agreements. This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that we would take and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies, predominately in European countries, as a result of the sales of our products in foreign markets. Although we periodically enter into foreign currency forward contracts to hedge against the earnings effects of such fluctuations, we (1) may not be able to achieve hedge effectiveness to qualify for hedge-accounting treatment and, therefore, would record any gain or loss on the fair value of the derivative in other expense (income) and (2) may not be able to hedge such risks completely or permanently. A uniform 10% strengthening in the value of the dollar relative to the currencies in which our foreign sales are denominated would have resulted in a decrease in gross profit of $6.7 million, $5.5 million, and $5.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. These calculations assume that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, which could change the U.S. dollar value of the resulting sales, changes in exchange rates may also affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency prices.

BUSINESS

Our Company

We are a global leader in decorated party supplies. We make it easy and fun to enhance special occasions with the widest assortment of innovative and exciting merchandise at a compelling value. With the 2005 acquisition of Party City, we created a vertically integrated business combining the leading product design, manufacturing and distribution platform, Amscan, with the largest U.S. retailer of party supplies. We believe have the industry’s broadest selection of decorated party supplies, which we distribute to over 100 countries, and a party superstore retail network that consists of approximately 800 locations in the United States and is approximately 15 times larger than that of our next largest party superstore competitor. Our vertically integrated business model and scale differentiate us from other party supply companies and allow us to capture the manufacturing-to-retail margin on a significant portion of the products sold in our stores. We believe our widely recognized brands, broad product offering, low-cost global sourcing model and category-defining retail concept are significant competitive advantages. We believe these characteristics, combined with our vertical business model and scale, position us for continued organic and acquisition-led growth in the United States and internationally.

Founded in 1947, we started as a wholesaler and have grown to become one of the largest global designers, manufacturers and distributors of decorated party supplies. Today, our broad selection of decorated party supplies, with approximately 37,000 SKUs, includes paper and plastic tableware, decorations, metallic and latex balloons, to novelties, costumes, party kits, stationery and gifts for everyday, themed and seasonal events. Our products are available in over 40,000 retail outlets worldwide, including our own retail network, independent party supply stores, dollar stores, mass merchants, grocery retailers and gift shops. We have a history of driving innovation in the category with an in-house product development team that over the last three years has introduced an average of 3,500 new products annually. Our global network of owned and third-party manufacturers combined with our state-of-the-art distribution systems position us to deliver high-quality, cost-competitive products with turnaround times and fill rates that we believe are among the best in the industry. We have long-term relationships with many of our wholesale customers, for whom we provide sales support through in-store signage, planogram support and product training. We believe that through our extensive offering of party supplies combined with industry-leading innovation, customer service levels and value, we will continue to win with our customers.

The acquisition of Party City represented an important step in the evolution of our business. Over the last five years, we have established the largest network of party supply stores in the United States with over 1,200 locations consisting of approximately 800 party superstores (including approximately 230 franchised stores), principally under the Party City banner, and a temporary Halloween network of over 400 temporary locations under the Halloween City banner. We are the only party supply retailer with a national footprint. We also operate PartyCity.com, our primary e-commerce site, which provides a convenient alternative shopping experience, a broader merchandise selection and party-planning ideas while also allowing us to reach markets where we do not currently have a retail presence. As underscored by our “Nobody Has More Party for Less” slogan, we believe we offer a superior one-stop shopping experience with a broad selection, high in-stock positions and compelling value, making us the favored destination for all of our customers’ party-supply needs. Over the last five years, we have steadily increased the selection of Amscan merchandise offered in Party City stores from approximately 25% to over 60%, allowing us to capture the manufacturing-to-retail margin on a significant portion of our retail sales.

We believe our scale and scope, extending from design and manufacturing to retail and e-commerce, provide numerous competitive advantages and opportunities for growth. Through a combination of organic growth and strategic acquisitions, we increased our consolidated revenues from $1,015 million in 2006 to $1,599 million in 2010, representing a compounded annual growth rate of 12.0%. Our Adjusted EBITDA has grown from $122 million in 2006 to $226 million in 2010, representing a compounded annual growth rate of 16.7%. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Prospectus Summary—Summary Financial Data” and “Selected Consolidated Financial Data.”

Evolution of Our Business

Over the last 60 years, we have grown from a manufacturer and distributor of selected paper goods to a global, vertically integrated wholesaler and retailer of decorated party supplies. This evolution was accomplished organically and through strategic acquisitions that were successfully integrated over the years. More recently, we implemented and completed several strategic initiatives to further strengthen our business and position us for continued growth. Below we summarize some of our key acquisitions and strategic initiatives:

Enhancing Our Wholesale Platform

•	We believe that the acquisition of Anagram International in 1998 and the subsequent acquisition of M&D Balloons in 2002 positioned us as the largest manufacturer and distributor of metallic balloons in the world.

•	In 2001, we opened a new distribution center in Chester, New York, which was significantly expanded in 2005, for an aggregate investment of approximately $60 million. This state-of-the-art, approximately 900,000 square foot facility enables us to deliver industry-leading service levels to our third-party customers and network of company-owned stores.

•	In 2003, we opened a Hong Kong office to support our Asian-based sourcing and sales organization that has grown to over 40 employees.

Establishing Retail Leadership and Our Vertically Integrated Model

•	Through the acquisitions of Party City in 2005, Party America in 2006 and FCPO in 2007, we have become the largest party goods specialty retailer in the United States.

•	Subsequent to our acquisition of Party City and other party store banners, we focused on rebranding acquired businesses and remerchandising our stores. Following each acquisition, we capitalized on our vertically integrated model by increasing the percentage of Amscan products available for sale at our retail stores, allowing us to capture the manufacturing-to-retail margin on a significant portion of our retail sales.

•	Between 2007 and 2010, we converted all of the Party America company-operated stores to the Party City banner. In 2010 we began converting the FCPO stores to the Party City format; we converted 40 in 2010 and expect to have the remaining 93 FCPO stores converted to the Party City banner by the end of 2013.

•	In 2007, we acquired Gags & Games Inc., the parent company of Halloween USA, which operated 94 locations, enabling us to enter the growing temporary Halloween business. Since the acquisition, we have grown to over 400 locations and changed the banner to Halloween City.

Re-Launching Our E-commerce Platform

•	In August 2009, we re-launched PartyCity.com with e-commerce capabilities, providing us with an additional direct-to-consumer sales channel. Since the re-launch, we have grown our e-commerce revenues to over $40 million in 2010 as we continue to capitalize on our competitive advantages, which include a nationwide store base, strong brand recognition and vertical business model. The average basket size on our e-commerce site is approximately three times larger than it is in our Party City stores. We expect our e-commerce platform to continue to generate significant revenue growth as we execute our planned initiatives to drive traffic and increase customer interactions through social networking interfaces as well as through the four million email addresses that we have captured through our stores and website.

Broadening Products and Channel Reach

•	Our March 2010 acquisition of the Designware party goods division from American Greetings strengthened our juvenile licensed character portfolio and enhanced our reach into the grocery retailers and mass merchant channels. In connection with this acquisition, American Greetings granted us rights to manufacture and distribute Designware-branded and licensed character-based products into select retail venues, including the party supply store channel. We also agreed to supply substantially all of American Greetings’ party supply requirements, allowing us to grow our distribution with American Greetings, specifically in the mass market, drug and grocery retail channels.

•	Our September 2010 acquisition of the Christy’s Group, a U.K.-based costume company, provided costume design and additional sourcing capabilities as well as additional resources in the U.K. and European markets. The Christy’s Group accelerates our entry into the costume wholesale business and enables us to further increase the percentage of our own products sold at Party City, Halloween City and PartyCity.com.

Growing International Presence

•	In the past five years, we have grown our international operations, which now represent 6.9% of total revenues. We believe international sales are likely to grow to 10% to 15% of our total revenues over the next three to five years through organic and acquisition-generated growth.

•	Our January 2011 acquisition of Riethmüller, which included the Malaysian operations of latex balloon manufacturer Everts Balloon, expanded our reach in Europe while also enabling us to directly supply a significant portion of our latex balloon requirements previously sourced from third-party vendors.

As a result of these investments, we have created a differentiated, vertically integrated business model. We believe that our superior selection of party supplies, scale, innovation and service positions us for future growth across all of our channels.

Competitive Strengths

We are well-positioned to continue to attract customers who celebrate life’s memorable events as a result of the following competitive strengths:

Leading Market Position with Industry Defining Brands.  Through our category-defining brands, Amscan and Party City, we believe we are the largest vertically integrated provider of decorated party supplies in the world. Our history of growth and established global relationships have been driven by our broad selection of continuously updated and innovative merchandise at a compelling value. Additionally, with approximately 800 party superstores in 41 states, our domestic footprint is approximately 15 times larger than that of our next largest party superstore retail competitor. We believe that our scale, brand recognition and value proposition underscore our credibility as the destination of choice for party supplies in any channel.

Unique Vertically Integrated Operating Model.  We manufacture, source and distribute party supplies acting as a one-stop shop for party goods to both wholesale customers and end consumers through our company-owned retail network. Our vertically integrated model provides us with a number of advantages by allowing us to:

•	enhance our profitability as we realize the manufacturing-to-retail margin on a significant portion of our retail sales;

•	leverage our global sourcing network and scale to reinforce our position as the low-cost provider of quality party supplies;

•	effectively respond to changes in consumer trends through our in-house design and innovation team;

•	sustain high standards of product quality and safety;

•	maintain greater control of the design, production, cost and introduction of new products across our multiple channels; and

•	monitor sell-through at retail in real-time to limit markdowns and excessive promotions.

Broad and Innovative Product Offering.  We offer broad and deep product assortments with approximately 37,000 SKUs available in wholesale and an average of 25,000 SKUs offered at any one time in our Party City superstores. Our extensive selection offers customers a single source for all of their party needs. The majority of our products are designed and developed by a staff of approximately 135 artists and product developers who keep the product portfolio fresh and exciting. Our vertically integrated model allows our product development team to test new products and effectively respond to changes in consumer preferences. Over the last three years, we have introduced an average of 3,500 new products and 50 new party goods ensembles annually, and we believe that this ability to consistently introduce innovative items drives newness in our product offering and supports increased sales across our channels.

Category Defining Retail Concept.  With an average of 25,000 SKUs at any one time, we believe our Party City stores offer one of the most extensive selections in the industry. We keep our assortment current by frequently introducing new products, and we organize our stores by events and themes to make it easy to shop while consistently presenting customers with additional product ideas that will enhance their events and our sales. We also maintain high in-stock positions of core products and related items, so we are able to address party needs of any size. With our extensive selection, convenient locations, consistently high in-stock positions and compelling value proposition, we believe customers associate Party City with successful celebrations, and, as a result, our stores will continue to be seen as the favored destination for party supplies and innovative ideas.

Highly Efficient Global Sourcing and Distribution Capabilities.  Over the last 60 years, we have developed a global network of owned and third-party manufacturers that we believe optimizes speed to market, quality and cost. In 2010, we manufactured approximately 40% of our wholesale product sales, principally in the United States, with the balance sourced from low-cost, third-party manufacturers primarily in Asia. Our in-house manufacturing is focused on high-volume party essentials that can be manufactured through highly automated processes, such as paper and plastic tableware products and metallic balloons. We believe our manufacturing capabilities are cost-competitive and allow us to offer rapid turnaround times on key product categories. With respect to our third-party supply network, we have over 20-year relationships with many of our vendors and often represent a significant portion of their overall business. We also have warehousing and distribution facilities around the world including our state-of-the-art distribution center in Chester, New York, which has nearly 900,000 square feet under one roof. Our manufacturing, sourcing and distribution capabilities offer our company-owned stores, third-party retailers, distributors and our retail consumers best-in-class levels of service, rapid fulfillment and competitive prices.

World-Class Management Team with a Proven Track Record.  Our senior management team averages approximately 20 years of industry experience and possesses a unique combination of management skills and experience in the party goods sector. Our team has operated the business during various economic cycles and through several business transformations. Mr. Rittenberg, our Chief Executive Officer, and Mr. Harrison, our Chief Operating Officer, have worked together at the Company for 15 years and have grown our business with an almost tenfold increase in revenues during that period. Additionally, our team has a strong track record of successful acquisitions and integrations, which continue to be an important part of our overall strategy.

Despite these strengths, we continue to face competition in the marketplace, particularly in our retail business. We compete with a variety of retailers, including independent party goods supply stores, specialty stores, dollar stores, warehouse/merchandise clubs, drug stores, mass merchants, grocery retailers and catalogue and Internet merchandisers. In order to maintain our market position, we need to remain competitive with respect to quality, price, breadth of selection, customer service and convenience. See “Risk Factors” and “— Competition.”

Growth Strategy

We believe we have significant opportunities to enhance our leadership position in the party goods industry and improve profitability through the further implementation of our operating strategy both organically and through strategic acquisitions. Key elements of our growth strategy include:

Growing Market Share and Earnings.  We believe we have significant opportunities to continue to grow our business by capitalizing on our leading scale, vertical operating model and strong innovation capabilities as well as strategic acquisitions. Over the past five years, we have successfully grown our wholesale revenues at a 13.6% CAGR to $769 million in 2010 (including sales to company-owned Party City superstores). We will continue to broaden our product assortment by adding new party themed events and licenses. We recently began manufacturing and selling licensed themed party products for MLB, NBA and NHL teams and acquired Christy’s Group, which significantly enhanced our in-house costume capabilities. These and other opportunities will position us to continue to increase our market share and grow the percentage of our own products sold at retail, including our company-owned and franchised stores. Since the acquisition of Party City in 2005, we have increased the selection of Amscan merchandise offered in Party City stores from approximately 25% to over 60%, with a target of 70% to 75% over the long term. Our ability to create new and enhance existing celebration opportunities will continue to be a consistent driver of our growth.

Expand Our Retail Store Base.  Our retail network includes approximately 800 party superstores and over 400 temporary locations. We believe there is an opportunity to open more than 400 additional Party City stores in North America. Our primary focus over the past five years has been on optimizing our superstore base by integrating and rebranding acquired retail stores. In 2011, we plan to open approximately 20 Party City stores, acquire five Party City stores from franchisees and close five locations. Starting in 2012, we plan to open 25 to 35 Party City stores per year, representing annual company-owned party superstore growth of approximately 5%. Based on historical performance and the margin generated from our vertically integrated model we expect our new stores to have a payback period of approximately three years and to generate an average pre-tax cash-on-cash return on invested capital of approximately 50% in year four.

Drive Additional Growth and Productivity From Existing Retail Stores.  We plan to grow our comparable store sales by continuing to improve our brand image and awareness, offering new, innovative party ideas and by converting FCPO stores to the Party City banner. In late 2009, we modified our advertising strategy to minimize our dependency on newspaper inserts and focus instead on a national broadcasting campaign to further develop brand awareness and expand our customer base. This shift, which emphasizes brand building and our price-value proposition, has resonated well with our customers. In addition, in 2010 we began converting our FCPO stores to the Party City banner and expect to have the remaining 93 FCPO stores converted to the Party City banner by the end of 2013. We expect the converted stores to realize an average sales improvement of approximately 10% in the first year following the conversion relative to the unconverted FCPO stores.

Increase International Presence.  International sales grew 15.1% in 2010 and currently comprise 6.9% of our total revenues. The market for party goods outside the United States is less mature due to lower consumer awareness of party products and less developed retail distribution channels. We believe international growth will be driven, in part, through increasing customization of our products to local tastes and holidays and the expansion of our retail presence, particularly through our store-within-a-store concept with selected international retailers. Our recent acquisitions of Christy’s Group and Riethmüller expanded our presence in select markets, including the U.K., Germany and Poland. We believe international sales are likely to grow to 10% to 15% of our total revenues over the next three to five years through organic and acquisition-led growth.

Grow Our E-commerce Platform.  In August 2009, we re-launched our primary e-commerce platform PartyCity.com, providing us with an additional direct-to-consumer sales channel. In 2010, e-commerce sales were over $40 million, representing approximately 3.6% of our total retail sales. We expect e-commerce will continue to experience significant growth as we increase online content for products, party ideas and promotional offerings, invest in additional online advertising to drive traffic and target customers through the four million email addresses that we have captured through our stores and website. Our dedicated e-commerce distribution center, located in Naperville, Illinois, provides sufficient capacity to support our growth plans.

Pursue Accretive Acquisitions.  Over the past 15 years, we have successfully integrated nine acquisitions, strengthening our manufacturing, distribution and retail platforms. We have also acquired, and will continue to acquire our franchised stores as such opportunities emerge. We believe our significant experience in identifying attractive acquisition targets, proven integration process and global infrastructure create a strong platform for future acquisitions. Through future acquisitions we can leverage our existing marketing, distribution and production capabilities, expand our presence in various retail distribution channels, further broaden and deepen our product lines and increase penetration in both domestic and international markets.

Industry Overview

We operate in the broadly defined $10 billion retail party goods industry (including decorative paper and plastic tableware, decorations, accessories and balloons), which is supported by a range of suppliers from commodity paper goods producers to party goods specialty retailers. Sales of party goods are fueled by everyday events such as birthdays, baby showers, weddings and anniversaries, as well as seasonal events such as holidays and other special occasions (Christmas, New Year’s Eve, graduations, Easter, Super Bowl, Fourth of July). As a result of numerous and diverse occasions, the U.S. party goods market enjoys broad demographic appeal. We also operate in the Halloween market, which represents a $6 billion retail opportunity and includes costumes, candy and makeup.

The retail landscape is comprised primarily of party superstores, dollar stores, mass merchants, grocery retailers and craft stores. The party superstore has emerged as a preferred destination for party goods shoppers, similar to the dominance of specialty retailers in other categories such as office supplies, pet products and sporting goods. This is typically due to the superstore chain’s ability to offer a wider variety of merchandise at more compelling prices in a convenient setting. Other retailers that cater to the party goods market typically offer a limited assortment of party supplies and seasonal items. Mass merchants tend to focus primarily on juvenile and seasonal goods, greeting cards and gift wrap; craft stores on decorations and seasonal merchandise; and dollar stores on general and seasonal party goods items.

The consumable nature and low per-item prices in the party goods market have historically driven demand among consumers seeking to enhance the quality of their gatherings and celebrations. Party goods are an economical means by which to make events and occasions more festive and as a result have continued to sell well during economic downturns. Manufacturers and retailers continue to create and market party goods and gifts that celebrate a greater number of events, holidays and occasions. Additionally, the number and types of products offered for each occasion continues to expand, encouraging add-on and impulse purchases by consumers.

Business Overview

We are the leading vertically integrated provider of decorated party goods with a national footprint of party superstores offering an unrivaled selection of party supplies. We have two primary reporting segments: Wholesale and Retail. In 2010, we generated 29.4% of our total revenues from our wholesale segment and 70.6% from our retail segment (which includes 1.2% of total revenues from franchising activities). Our wholesale revenues are generated from the sales of party goods for all occasions, including paper and plastic tableware, accessories and novelties, metallic and latex balloons, stationery and gift items. Our products are sold at wholesale to party goods superstores, including our company-owned and franchised retail stores, other party goods retailers, dollar stores, mass merchants, independent card and gift stores, and other retailers and distributors throughout the world. Our retail operations generate revenue primarily through the sale of Amscan and other party supplies through Party City, Halloween City and PartyCity.com. Our franchising revenues are generated from an initial one-time franchise fee, renewal fees and ongoing franchise royalty payments based on retail sales from the franchised stores.

Financial Information about Geographic Areas

For a discussion of financial information about geographic areas, please see Note 18 to the audited consolidated financial statements included elsewhere in this prospectus.

Wholesale Operations

Overview

We are one of the leading designer, manufacturer and distributor of decorated party goods in the world, offering the industry’s most extensive selection with approximately 37,000 SKUs. We currently offer over 400 party goods ensembles, which range from approximately five to 100 design-coordinated items spanning tableware, accessories, novelties, balloons, decorations and gifts. The breadth of these ensembles enables retailers to promote additional sales of related products for every occasion. To enhance our customers’ celebrations of life’s important events, we market party goods ensembles for a wide variety of occasions, including seasonal and religious holidays, special events and themed celebrations.

Our Amscan, Anagram and Designware branded products are offered in over 40,000 retail outlets around the world, ranging from party goods superstores, including our company-owned and franchised retail stores, other party goods retailers, dollar stores, mass merchants, independent card and gift stores. We have long-term relationships with many of our wholesale customers for whom we provide sales support through in-store signage, planogram support and product training. Party goods superstores, the Company’s primary channel of distribution, provide consumers with a one-stop source for all of their party needs. Amscan, Anagram and Designware branded products represent a significant portion of party goods carried by both company-owned and third-party stores with the overall percentage continuing to increase, reflecting the breadth of our product line and, based on our scale, our ability to manufacture and source quality products at competitive prices.

The table below shows the breakdown of our total wholesale sales by channel for the year ended December 31, 2010.

Channel	Sales
($ in millions)

Party City — owned stores	$298
Party City — franchised stores	133
Other retailers	149
Domestic and international balloon distributors	96
International	93

Total wholesale sales	$769

International party supply markets are generally less mature than the U.S. markets. However, we believe this will change over time, and we are making significant investments to ensure we are well positioned to benefit from growth in these markets. Investments include our September 2010 acquisition of Christy’s Group and the January 2011 acquisition of Riethmüller, both of which will provide us with an expanded international platform and lead to an increase of international sales as a percentage of our total sales in subsequent periods.

Product Lines

We have the industry’s most extensive selection of party supplies. The following table sets forth the principal products distributed by the Company, by product category, and the corresponding percentage of revenue that each category represents:

Wholesale Sales by Product for the Year Ended
December 31, 2010

Category	Items	% of Sales

Tableware	Plastic Plates, Paper Plates, Plastic Cups, Paper Cups, Paper Napkins, Plastic Cutlery, Tablecovers	33%
Favors, Stationery & Other	Party Favors, Gift Bags, Gift Wrap, Invitations, Bows, Stationery	27%
Decorations	Latex balloons, Piñatas, Crepes, Flags & Banners, Decorative Tissues, Stickers and Confetti, Scene Setters, Garland, Centerpieces	16%
Metallic Balloons	Bouquets, Standard 18 Inch Sing-A-Tune, SuperShapes, Weights	14%
Costumes & Accessories	Costumes, Other Wearables, Wigs	10%

Our products span a wide range of lifestyle events from birthdays to theme parties and sporting events, as well as holidays such as Halloween and New Year’s. In 2010, approximately 78% of our wholesale sales consisted of items designed for everyday occasions, with the remaining 22% comprised of items used for holidays and seasonal celebrations throughout the year. Our product offerings cover the following broad range of occasions and life celebrations:

Current Product Offering

Everyday	Seasonal

Birthdays	New Year’s
Anniversaries	Valentine’s Day
Bar Mitzvahs	St. Patrick’s Day
Bridal/Baby Showers	Easter
Christenings	Passover
Confirmations	Fourth of July
First Communions	Halloween
Graduations	Fall
Theme-oriented*	Thanksgiving
Weddings	Hanukkah

*	Our theme-oriented ensembles enhance every celebration and include Bachelorette, Card Party, Casino, Chinese New Year, Cocktail Party, Disco, Fiesta, Fifties Rock-and-Roll, Hawaiian Luau, Hollywood, Mardi Gras, Masquerade, Patriotic, Retirement, Sports, Summer Barbeque and Western.

Product Development and Design Capabilities

Our 135 person in-house design staff continuously develops innovative and contemporary product designs and concepts. Our continued investment in art and design results in a steady supply of fresh ideas and the creation of unique ensembles that appeal to consumers. Our creative staff is constantly in the market identifying trends and new product concepts. Over the last three years, we have introduced an average of 3,500 new products and 50 new party goods ensembles annually. In addition, in 2011, our recently acquired Christy’s Group expects to introduce 150 Halloween costumes and 250 related accessories. Our proprietary designs and strength in developing new items at attractive prices help differentiate our products from those of our competitors.

Sales and Marketing

Our principal wholesale sales and marketing efforts are conducted through an employee sales force of approximately 100 professionals servicing approximately 15,000 retail accounts in the United States. In addition to the employee sales team, a select group of manufacturers’ representatives handles specific account situations. International customers are generally serviced by employees of our subsidiaries outside the United States. We have our own sales force of over 40 professionals in the U.K., Mexico, Canada, Germany, France, Spain and Hong Kong and operate through third-party distributors elsewhere. Our Anagram subsidiary utilizes a group of approximately 35 independent distributors in the United States to bring our metallic balloons to the grocery, retail gift and floral markets, as well as to our party superstore and specialty retailer customers. Additionally, through our agreement with American Greetings, we are able to leverage American Greetings’ sales force to place our product into other distribution channels, including mass market, drug and grocery retailers.

To support our sales and marketing efforts, we produce five key decorative party product catalogues annually (four catalogues for seasonal products and one catalogue for everyday products), with additional catalogues produced to market our metallic balloons and gift products and for international markets. We have also developed a website which displays and describes our product assortment and capabilities. We utilize this website as a marketing tool, providing us with the ability to announce special product promotions, new program launches and other information in an expeditious manner. To further promote our products, we participate in a variety of industry trade shows throughout the year.

We have long-term relationships with many of our wholesale customers for whom we provide sales support through in-store signage, planogram support and product training. We believe our value-added services contribute to our reputation as the one-stop shop for our customers.

Manufacturing and Sourcing

We are one of the largest manufacturers of decorated party goods products globally. Our in-house manufacturing capabilities enable us to control costs, monitor product quality, better manage inventory and provide more efficient order fulfillment. Our domestic manufacturing facilities allow us to react rapidly to changing consumer trends and fulfill our customers’ needs for key products with fast turnaround times. We manufacture approximately 40% of products we sell at wholesale. Our facilities in Rhode Island, Kentucky, Minnesota, New York, Mexico and Malaysia are highly automated and produce paper and plastic plates and cups, paper napkins, metallic and latex balloons and other party and novelty items at a globally competitive cost. State-of-the-art printing, forming, folding and packaging equipment support these manufacturing operations. Given our size and sales volume, we are generally able to operate our manufacturing equipment on the basis of at least two shifts per day, thus lowering production costs per unit. In select cases, we use available capacity to manufacture products for third parties which allows us to maintain a satisfactory level of equipment utilization.

The table below summarizes our manufacturing facilities.

		Approximate
Location	Principal Products	Square Feet

East Providence, Rhode Island	Plastic plates, cups and bowls	229,230(1)
Louisville, Kentucky	Paper plates	189,175
Eden Prairie, Minnesota	Metallic balloons and accessories	115,600
Tijuana, Mexico	Piñatas and other party products	100,000
Melaka, Malaysia	Latex balloons	100,000
Harriman, New York	Paper napkins	74,400
Newburgh, New York	Paper napkins and paper cups	52,400

(1)	This figure represents an industrial park, which includes a 48,455 square foot office and warehouse.

Complementing our manufacturing facilities, we have a diverse global network of third-party suppliers that supports our strategy of consistently offering the broadest selection of high quality, innovative and competitively priced product. We have over 20-year relationships with many of our vendors and often represent a significant portion of their overall business. Third-party manufacturers supplied approximately 60% of product sold at wholesale in 2010. These manufacturers generally produce items designed by and created for us, are located in Asia and are managed by our sourcing office in Hong Kong. We actively work with our third-party suppliers to ensure product cost quality and safety.

The principal raw materials used in manufacturing our products are paper, petroleum-based resin and cotton. While we currently purchase such raw materials from a relatively small number of sources, paper, resin and cotton are available from numerous sources. Therefore, we believe our current suppliers could be replaced without adversely affecting our manufacturing operations in any material respect.

Product Safety and Quality Assurance

We are subject to regulatory requirements in the United States and internationally, and we believe that all products that we manufacture comply with the requirements in the markets in which they are sold. Third-party manufactured products are tested both at the manufacturing site and upon arrival at our distribution center. We have a full-time staff of approximately 65 professionals in the United States, Asia and Europe dedicated to product safety and quality assurance.

Distribution and Systems

We ship our products directly to retailers and distributors throughout the world from our distribution facilities, as well as on an FOB basis directly from our domestic and international factories. Our electronic order entry and information systems allow us to manage our inventory with minimal obsolescence while maintaining strong fill rates and quick order turnaround time.

Our main distribution facility for domestic party and gift customers is located in Chester, New York with nearly 900,000 square feet under one roof. This state-of-the-art facility, built in 2001 and expanded in 2005, serves as the main point of distribution for our Amscan-branded products and utilizes paperless, pick-by-light systems, shipping an average of over 140,000 inners a day and offering superior inventory management including fill rate in excess of 95% and turnaround times as short as 48 hours. Over the last 10 years, we have invested over $60 million to customize and upgrade our Chester distribution facility and believe it has sufficient capacity to support our continued growth.

We utilize a by-pass system which allows us to ship products directly from selected third-party suppliers to our company-owned and franchised stores thus bypassing our distribution facilities. In addition to lowering our distribution costs, this by-pass system creates warehouse capacity. We expect to grow the percentage of our products shipped via by-pass which will lead to additional savings.

We sell metallic balloons domestically from our facilities in Minnesota and New York.

The distribution center for our e-commerce platform is located in Naperville, Illinois. We also have other distribution centers in the U.K., Germany, Mexico and Australia and, beginning in 2011, Poland, to support our international customers.

Retail Operations

Overview

Opening its first company-owned store in 1986, Party City grew to become the largest operator of owned and franchised party superstores in the United States. At the time of our acquisition in 2005, Party City operated 502 stores, including 254 franchised locations. Since the acquisition, we have expanded the Party City network to approximately 800 superstore locations, including approximately 230 franchised stores. We also operated over 400 temporary Halloween locations under the Halloween banner during fiscal year 2010.

The 2005 combination of Party City and Amscan has led to the creation of a vertically integrated business from which we derive a number of competitive advantages. We offer customers a differentiated shopping experience with extensive selection and consistently high in-stock positions of quality products with a compelling value proposition making us the premier destination for party supplies. Through our vertical model, we also enhance our total profitability by capturing the manufacturing-to-retail margin on a significant portion of our retail sales and by leveraging our access to multiple channels to limit mark-downs and excessive promotions. Moreover, we believe that our direct-to-consumer channels enable our product development teams to effectively respond to trends and changes in consumer preferences, which allows us to keep our assortment fresh and exciting.

Party City was founded on the idea that life should be celebrated in monumental ways, with a passion for inspiring celebrations — from Super Bowl to New Year’s Eve parties and all the celebrations and seasons in between. With our brand’s slogan, “Nobody Has More Party for Less”, Party City offers an assortment of party supplies, decorations and costumes perfect for every type of party occasion. With dynamic merchandising displays combined with organized seasonal aisles and hundreds of party themes to match any type of celebration, party planning has never been simpler or more fun.

In recent years, Party City has made substantial investments to enhance the customers’ in-store experience and become the ultimate retail destination for party supplies. Stores now showcase dynamic balloon counters displaying hundreds of balloons to coordinate with any occasion. Additionally, store-within-a-store concepts for sports, candy and party favors are focal points in all new stores. Aptly named “Sports City,” “Candy City” and “Favor City,” these specialty areas create a fun shopping environment, expand product offering and allow us to better showcase the merchandise.

The following table summarizes our company-owned retail footprint by format as well as our strategy going forward:

	# of Stores as	# of Stores as of		Average Size of
Format	of December 31, 2008	March 31, 2011		Stores (sq. ft.)	Strategy/Focus

Party City	385	457		10,000-12,000	Grow the store base opening 25-35 new stores per year
Factory Card & Party Outlet (FCPO)	166	77		10,000-12,000	Convert the remaining FCPO stores to Party City banner by the end of 2013
The Paper Factory and other outlets	92	51		3,500-5,000	Product liquidation channel
Halloween City	149*	404	*	5,000-20,000	Grow locations and improve profitability

*	Represents Halloween City locations opened and operated during the preceding Halloween season. These locations operate only during the Halloween selling season typically from the day after Labor Day through November 1 of each year.

We believe that our stores are typically destination shopping locations. We seek to maximize customer traffic and quickly build the visibility of new stores by situating them in high traffic areas. Our stores are predominantly located in strip centers and are generally co-located with other destination retailers. Site selection criteria include population density, demographics, traffic counts, location of complementary retailers, storefront visibility and presence (either in a stand-alone building or in dominant strip shopping centers), competition, lease rates and accessible parking.

The following table shows the change in our company-owned Party City store network:

	As of
	March 31,
	2011	2010	2009	2008

Stores open at beginning of period	439	382	385	392
Stores opened	2	13	6	9
FCPO stores converted to Party City	16	40	—	—
Stores acquired from franchisees	3	20	3	5
Stores closed	(3)	(10)	(9)	(10)
Stores sold	—	(6)	(3)	(11)

Stores open at end of period	457	439	382	385

We spent the last five years integrating our retail acquisitions and rationalizing our store base. We believe there are more than 400 locations in North America that present opportunities for us to expand our party superstore base. In 2011, we plan to open approximately 20 Party City stores net of five closures, as well as convert 20 FCPO stores to the Party City banner. Starting in 2012, we plan to open 25-35 Party City stores per year and continue to convert FCPO stores to the Party City banner. A new Party City location costs an average of $765,000, which includes $90,000 in pre-openings expenses and $350,000 of net startup inventory. The cost to convert an FCPO store to the Party City banner ranges from $200,000 to $300,000. A typical new store reaches approximately 80% maturity in the first year of operation and reaches maturity in its fourth year of operation. We target locations where stores have the potential to generate annual sales of at least $2 million at maturity and achieve consolidated pre-tax store contribution of approximately 18% to 20%. We expect our new stores to have a payback period of approximately three years and to generate an average pre-tax cash-on-cash return on invested capital of approximately 50% at maturity (including margin generated from our vertical model).

Merchandising

Our merchandising strategy is based on three core principles:

•	Broad Assortment of Merchandise — We offer a greater assortment of products than our national competitors including mass merchants. Our products span a wide range of lifestyle events from birthdays to themed parties and sporting events, as well as holidays such as Halloween and New Year’s. A typical retail store offers a wide selection of Amscan and other merchandise consisting of an average of 25,000 SKUs at any one time to satisfy a broad range of styles and tastes.

•	Deep Merchandise Selection — We maintain high in-stock positions of core products and related items, so we are able to address party needs of any size. These high in-stock positions are enabled by our vertical integration model, which results in a high percentage of Amscan merchandise in our company-owned stores and quick turnaround times.

•	Compelling Value — Our pricing strategy is to provide the best value to our customers. Our vertically integrated business model enables us to provide our customers with leading prices for most of our product categories. We negotiate pricing with suppliers on behalf of all stores in our network (company-owned and franchised) and believe that our buying power enables us to receive favorable pricing terms and enhances our ability to obtain high demand merchandise. We reinforce our value message through our advertising and marketing campaigns with the “Nobody Has More Party for Less” slogan.

We generally organize the aisles in our stores into four-foot sections based on themed products, which include basic products like cups and plates and other coordinated accessories that enhance sales and customers’ shopping experience. This presentation makes it simple and easy for our customers to find all their party needs in one convenient location and allows us to achieve a higher average basket size compared to non-specialty channels. We manage each category by product and by SKU and use planograms to ensure a consistent merchandise presentation across our store base. Our coordinated product offering drives add-on purchases as customers are presented with additional decorations, favors and accessories that match their party theme. Our low individual price points encourage impulse buys by customers resulting in higher unit sales.

We have many product categories that relate to birthdays, making this event the largest non-seasonal occasion at approximately 20% of our total annual retail sales. We aim to be the pre-eminent resource for the party goods associated with birthday celebrations. Each birthday product category includes a wide assortment of merchandise to fulfill customer needs, including invitations, thank you cards, tableware, hats, horns, banners, cascades, balloons, novelty gifts, piñatas, favors and candy.

Halloween is our retail segment’s largest seasonal product category in dollars. As a key component of our sales strategy, our stores provide an extensive selection of Halloween products throughout the year to position us as the premier Halloween shopping destination. The stores also carry a broad array of related decorations and accessories for the Halloween season. In the year ended 2010, for our Party City branded stores, Halloween business represented approximately 25% of our total annual retail sales. To maximize our seasonal opportunity, the Company also operates a chain of temporary Halloween locations under the Halloween City banner during the months of September and October of each year. During 2010, our Halloween City locations generated revenues of approximately $101 million.

As a vertically integrated business, our wholesale operation is the largest supplier to our retail party superstores, providing 61%, 54% and 50% of the merchandise purchased for the years ended December 31, 2010, 2009 and 2008, respectively. The increase was primarily driven by our expanded Amscan product offerings, rebranding and remerchandising of the FCPO stores and increased utilization of our by-pass initiative. We expect this percentage to reach 70% to 75% over the long term mainly driven by additional product capabilities including products provided through the recently acquired Christy’s Group.

We also offer products supplied by other vendors, which include licensed products, candies, greeting cards and costumes. In 2010, no other supplier accounted for more than 10% of our retail segment’s purchases.

E-commerce

In August 2009, we re-launched e-commerce capabilities through PartyCity.com, providing us with an additional direct-to-consumer sales channel. Our website offers a convenient, user-friendly, and secure online shopping option for new and existing customers. In addition to the ability to order products, we expect our website to provide a substantial amount of content about our party products, party planning ideas and promotional offers. Our website will also be one of our key marketing vehicles, specifically as it relates to social marketing initiatives.

Compared to our Party City superstores, PartyCity.com offers a broader assortment of products with over 35,000 SKUs available online versus an average of 25,000 SKUs at any one time in our party superstores. By seamlessly linking our website to our store network, we intend to offer our customers the option to purchase products online which are not physically available at the store.

We also operate PartyAmerica.com which has a commercial arrangement with Amazon.com, Inc. to supply party goods.

In 2010, sales from e-commerce were over $40 million or approximately 3.6% of total retail sales. We believe that our website is well positioned to continue to capture market share of online purchases, which represent one of the fastest growing distribution channels for party related goods, as we capitalize on our competitive advantages which include a nationwide store base, strong brand recognition and vertical integration. The average basket size through our e-commerce site is approximately three times as large as the average basket size in our Party City stores. We plan to drive future traffic to our website through continuation of our pay-per-click advertising strategy, implementation of a CRM initiative, which we have just started testing, and through the four million email addresses that we have captured through our stores and website.

Advertising and Marketing

Our advertising focuses on promoting specific seasonal occasions and general party themes, with a strong emphasis on our price-value proposition — “Nobody Has More Party for Less” — with the goal of increasing customer traffic and further building our brand. In late 2009, we modified our advertising strategy to minimize our dependency on newspaper inserts and focus instead on a national broadcasting campaign to further develop brand awareness and expand our customer base. This shift, which emphasizes brand building and our price-value proposition, has resonated well with our customers. As a result, our use of newspaper inserts has decreased from 71% of gross advertising spend in 2008 to 30% in 2010 while the use of national broadcasts has increased from 3% to 43% over the same period. We expect to continue to increase the use of national broadcasting to enhance our overall brand awareness with consumers.

Franchise Operations

As of March 31, 2011, we had 229 franchised stores throughout the United States and Puerto Rico. Stores run by franchisees utilize our format, design specifications, methods, standards, operating procedures, systems and trademarks. Our wholesale sales to our franchised stores generally mirror, with respect to relative size, mix and category, those to our company-owned stores. The following table shows the change in our franchise-owned store network:

	As of
	March 31,
	2011	2010	2009	2008

Stores open at beginning of period	232	250	273	283
Stores opened/acquired by existing franchisees	—	7	5	20
Stores sold to the Company	(3)	(20)	(3)	(5)
Stores closed or converted to independent	—	(5)	(25)	(25)

Stores open at end of period	229	232	250	273

We are not currently marketing nor plan to market new franchise territories.

We receive revenue from our franchisees, consisting of an initial one-time fee and ongoing royalty fees generally ranging from 4% to 6%. In exchange for these franchise fees, franchisees receive brand value and company support with respect to planograms, information technology, purchasing and marketing. In addition, each franchisee has a mandated advertising budget, which consists of a minimum initial store opening promotion and ongoing local advertising and promotions. Further, franchisees must pay an additional 1% to 2.25% of net sales to a group advertising fund to cover common advertising materials. The Company pays the franchisee a reverse royalty on e-commerce sales originating within the franchisee’s territory. The franchisee territory and the amount of the reverse royalty are based on several factors, including the profitability of our e-commerce operation and the territorial coverage of franchisee advertising. We do not offer financing to our franchisees for one-time fees or ongoing royalty fees. Our franchise agreements provide us with a right of first refusal should any franchisee look to dispose of its operation(s).

Current franchise agreements provide for an assigned area or territory that typically equals a three- or four-mile radius from the franchisee’s store location and the right to use the Party City® and Party America® logos and trademarks. In addition, certain agreements with our franchisees and other business partners contain geographic limitations on opening new stores. In most stores, the franchisee or the majority owner of a corporate franchisee devotes full time to the management, operation and on-premises supervision of the stores or groups of stores.

Information Systems

We continually evaluate and upgrade our information systems to enhance the quantity, quality and timeliness of information available to management and to improve the efficiency of our manufacturing and distribution facilities as well as our service at the store level. We have implemented merchandise replenishment software to complement our distribution, planning and allocation processes. The system enhances the store replenishment function by improving in-stock positions, leveraging our distribution infrastructure and allowing us to become more effective in our use of store labor. We have implemented a new Point of Sale system and upgraded merchandising systems to standardize technology across all of our retail superstores and, in 2010, we implemented similar systems at our temporary Halloween City locations. In addition, in 2010, our retail operations implemented a system conversion to upgrade and enhance the current Oracle system in order to maintain support, streamline divisional reporting and allow for future growth.

Competition

In our wholesale segment, we compete primarily on the basis of diversity and quality of our product designs, breadth of product line, product availability, price, reputation and customer service. Although we have many competitors with respect to one or more of our products, we believe that there are no competitors who design, manufacture, source and distribute products with the complexity of design and breadth of product lines that we do. Furthermore, our design and manufacturing processes create efficiencies in manufacturing that few of our competitors can achieve in the production of numerous coordinated products in multiple design types. Competitors include smaller independent specialty manufacturers, as well as divisions or subsidiaries of large companies. Certain of these competitors control various party goods product licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. However, we control a strong portfolio of character licenses for use in the design and production of our metallic balloons and, as a result of the acquisition of Designware, we have access to a strong portfolio of character and other licenses for party goods.

In our retail segment, our stores compete primarily on the basis of product mix and variety, store location and layout, customer convenience and value. Although we compete with a variety of smaller and larger retailers, including, but not limited to, independent party goods supply stores, specialty stores, dollar stores, warehouse/merchandise clubs, drug stores, mass merchants and catalogue and Internet merchandisers, we believe that our retail stores maintain a leading position in the party goods business by offering a wider breadth of merchandise than most competitors and a greater selection within merchandise classes, at a compelling value. We are one of the only vertically integrated suppliers of decorated party goods. While some of our competitors in our markets have greater financial resources, we believe that our significant buying power, which results from the size of our retail store network and the breadth of our assortment, is an important competitive advantage. Many of our retail competitors are also customers of our wholesale business.

Employees

As of December 31, 2010, we had approximately 5,470 full-time employees and 7,950 part-time employees, none of whom is covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Copyrights and Trademarks

We hold copyright registrations on the designs we create and use on our products and trademark registrations on the words and designs used on or in connection with our products. It is our practice to register our copyrights with the United States Copyright Office and trademarks with the United States Patent and Trademark Office to the extent we deem necessary. In addition, we rely on unregistered trademarks and copyrights under U.S. common law rights to distinguish and/or protect our products, services and branding. We do not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on our business. We hold numerous intellectual property licenses from third parties, allowing us to use various third-party cartoon and other characters and designs principally on our metallic balloons. None of these licenses is individually material to our aggregate business.

We permit our franchisees to use a number of our trademarks and service marks, including Party City®, The Discount Party Super Store®, Halloween Costume Warehouse®, Party America®, The Paper Factory®, The Factory Card & Party Outlet® and Halloween City®.

Government Regulation

As a franchisor, we must comply with regulations adopted by the Federal Trade Commission, such as the Trade Regulation Rule on Franchising, which requires us, among other things, to furnish prospective franchisees with a franchise offering circular. We also must comply with a number of state laws that regulate the offer and sale of our franchises and certain substantive aspects of franchisor-franchisee relationships. These laws vary in their application and in their regulatory requirements. State laws that regulate the offer and sale of franchises typically require us to, among other things, register before the offer and sale of a franchise can be made in that state and to provide a franchise offering circular to prospective franchisees.

State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states. Those laws regulate the franchise relationship, for example, by restricting a franchisor’s rights with regard to the termination, transfer and renewal of a franchise agreement (for example, by requiring “good cause” to exist as a basis for the termination and the franchisor’s decision to refuse to permit the franchisee to exercise its transfer or renewal rights), by requiring the franchisor to give advance notice to the franchisee of the termination and give the franchisee an opportunity to cure most defaults. To date, those laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Our wholesale and retail operations must also comply with applicable regulations adopted by federal agencies, including product safety regulations, and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining the required licenses or approvals can delay and sometimes prevent the opening of a new store or the shutting down of an existing store.

Our operations must comply with applicable federal and state environmental regulations, although the cost of complying with these regulations to date has not been material. More stringent and varied requirements of local governmental bodies with respect to zoning, land use, and environmental factors can delay, and sometimes prevent, development of new stores in particular locations.

Our operations must comply with the Fair Labor Standards Act and various state laws governing various matters such as minimum wages, overtime and other working conditions. Our operations must also comply with the provisions of the Americans with Disabilities Act, which requires that employers provide reasonable accommodation for employees with disabilities and that stores must be accessible to customers with disabilities.

Properties

We maintain the following facilities for our corporate and retail headquarters and to conduct our principal design, manufacturing and distribution operations:

Owned or Leased
		Approximate	(With
	Principal	Square	Expiration
Location	Activity	Feet	Date)

Elmsford, New York	Executive and other corporate offices, show rooms, design and art production for party products	119,469 square feet	Leased (expiration date: December 31, 2014)
Rockaway, New Jersey	Party City corporate offices	106,000 square feet	Leased (expiration date: July 31, 2017)
East Providence, Rhode Island	Manufacture and distribution of plastic plates, cups and bowls	229,230(1) square feet	Leased (expiration date: April 26, 2016)
Louisville, Kentucky	Manufacture and distribution of paper plates	189,175 square feet	Leased (expiration date: March 31, 2013)
Eden Prairie, Minnesota	Manufacture of metallic balloons and accessories	115,600 square feet	Owned

Owned or Leased
		Approximate	(With
	Principal	Square	Expiration
Location	Activity	Feet	Date)

Tijuana, Mexico	Manufacture and distribution of party products	100,000 square feet	Leased(2)
Melaka, Malaysia	Manufacture and distribution of latex balloons	100,000 square feet	Leased (expiration date: May 30, 2072)
Harriman, New York	Manufacture of paper napkins	74,400 square feet	Leased (expiration date: March 31, 2016)
Newburgh, New York	Manufacture of paper napkins and cups	52,400 square feet	Leased (expiration date: May 31, 2012)
Skoczow, Poland	Manufacture and distribution of party goods	44,400 square feet	Leased (expiration date: December 31, 2012)
Eden Prairie, Minnesota	Manufacture of retail, trade show and showroom fixtures	15,324 square feet	Leased (expiration date: July 31, 2012)
Chester, New York(3)	Distribution of party and gift products	896,000 square feet	Owned
Naperville, Illinois	Distribution of party goods for e-commerce sales	440,343 square feet	Leased (expiration date: December 31, 2018)
San Bernadino, California	Distribution of party goods for Halloween City	100,000 square feet	Leased (expiration date: March 31, 2012)
Kircheim unter Teck, Germany	Distribution of party goods	215,000 square feet	Owned
Milton Keynes, Buckinghamshire, England	Distribution of party products throughout Europe	130,858 square feet	Leased (expiration date: June 30, 2017)
Edina, Minnesota	Distribution of metallic balloons and accessories	122,312 square feet	Leased (expiration date: December 31, 2015)
Blackstown, Australia	Distribution of party goods	27,631 square feet	Leased (expiration date: November 12, 2014)
Dorval, Canada	Distribution of party and gift products	19,330 square feet	Leased (expiration date: March 31, 2012)
Livonia, Michigan	Office and distribution of party goods for Halloween City	89,780 square feet	Leased (expiration date: May 31, 2014)
Atlanta, Georgia	Office and storage facilities	15,012 square feet	Leased (expiration date: April 30, 2013)
Pleasanton, California	Office for e-commerce sales	11,278 square feet	Leased (expiration date: June 18, 2015)

(1)	This figure represents an industrial park, which includes a 48,455 square foot office and warehouse.

(2)	Property is comprised of three buildings with lease expiration dates of May 1, 2012, August 15, 2012 and September 30, 2012.

(3)	Property is subject to a lien mortgage note in the original principal amount of $10.0 million with the New York State Job Development Authority. The lien mortgage note was amended on December 24, 2009. The amended mortgage note for $5.6 million was extended for a period of 60 months and requires fixed monthly payments of principal and interest. At December 31, 2010, the lien mortgage note has a balance of $4.5 million.

In addition to the facilities listed above, we maintain smaller distribution facilities in Canada and Mexico. We also maintain sales offices in Australia, Canada, Hong Kong and Japan and showrooms in New York, California, Georgia, Texas, Canada and Hong Kong.

As of December 31, 2010, company-owned and franchised retail stores were located in the following states and Puerto Rico:

State	Company-owned	Franchise	Chain-wide

Alabama	2	8	10
Arizona	1	20	21
Arkansas	1	3	4
California	86	18	104
Colorado	14	1	15
Connecticut	4	2	6
Delaware	1	1	2
Florida	54	10	64
Georgia	26	1	27
Hawaii	0	2	2
Illinois	61	0	61
Indiana	27	0	27
Iowa	9	1	10
Kansas	3	4	7
Kentucky	7	0	7
Louisiana	3	8	11
Maryland	14	12	26
Michigan	31	0	31
Minnesota	0	21	21
Mississippi	1	3	4
Missouri	19	3	22
Montana	0	1	1
Nebraska	5	0	5
Nevada	6	0	6
New Hampshire	1	0	1
New Jersey	26	2	28
New Mexico	0	3	3
New York	45	14	59
North Carolina	2	19	21
North Dakota	0	3	3
Ohio	31	0	31
Oklahoma	2	0	2
Oregon	2	5	7
Pennsylvania	17	14	31
Puerto Rico	0	5	5
South Carolina	2	6	8
Tennessee	7	10	17
Texas	41	21	62
Virginia	10	9	19
Washington	15	2	17
West Virginia	2	0	2
Wisconsin	18	0	18

Total	596	232	828

In 2010, the Company operated 404 temporary Halloween locations under the Halloween City banner. Under this program, we operate temporary stores under short-term leases with terms of approximately four months, to cover the early September through early November Halloween season.

We lease the property for all of our company-owned stores. We do not believe that any individual store property is material to our financial condition or results of operations. Of the leases for the company-owned stores, 98 expire in 2011, 121 expire in 2012, 119 expire in 2013, 84 expire in 2014, 40 expire in 2015 and the balance expire in 2016 or thereafter. We have options to extend many of these leases for a minimum of five years.

We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted. We believe our existing manufacturing facilities provide sufficient production capacity for our present needs and for our anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of our products, we generally use such capacity for the manufacture of products for others pursuant to terminable agreements. All manufacturing and distribution facilities generally are used on a basis of two shifts per day. We also believe that, upon the expiration of our current leases, we will be able either to secure renewal terms or to enter into leases for alternative locations at market terms.

MANAGEMENT

Set forth below are the names, ages and positions with the Company of the persons who are serving as directors and executive officers of the Company at March 31, 2011.

Name	Age	Position

Gerald C. Rittenberg	59	Chief Executive Officer and Director
James M. Harrison	59	President, Chief Operating Officer and Director
Michael A. Correale	53	Chief Financial Officer
Gregg A. Melnick	41	President, Party City Retail Group
Robert J. Small	45	Chairman of the Board of Directors
Steven J. Collins	42	Director
Michael F. Cronin	57	Director
Kevin M. Hayes	42	Director
Jordan A. Kahn	69	Director
William Kussell	52	Director
Richard K. Lubin	64	Director
Carol M. Meyrowitz	57	Director
David M. Mussafer	47	Director

Our directors have been selected pursuant to the terms of a Stockholders’ Agreement, described more fully below, and the terms of our existing certificate of incorporation. That agreement and the related charter provisions will no longer be in force following the completion of this offering.

Gerald C. Rittenberg became our Chief Executive Officer in December 1997. From May 1997 until December 1997, Mr. Rittenberg served as acting Chairman of the Board. Prior to that time, Mr. Rittenberg served as our President from October 1996. Mr. Rittenberg’s extensive experience in the decorated party goods industry, his 20-year tenure, his role as our Chief Executive Officer and the requirements of the Stockholders’ Agreement led to the conclusion that he should serve as a director of our Company.

James M. Harrison became our President in December 1997 and our Chief Operating Officer in March 2002. From February 1997 to March 2002, Mr. Harrison also served as our Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. Harrison served as our Secretary. Mr. Harrison’s extensive experience in the decorated party goods industry, his 14-year tenure, his role as our President and Chief Operating Officer and the requirements of the Stockholders’ Agreement led to the conclusion that he should serve as a director of our Company.

Michael A. Correale became our Chief Financial Officer in March 2002. Prior to that time, Mr. Correale served as our Vice President — Finance, from May 1997 to March 2002.

Gregg A. Melnick became President of Party City Retail Group in March 2011. From May 2010 to February 2011, Mr. Melnick was President of Party City Corporation. Previously, he was Chief Operating Officer from October 2007 to April 2010 and Chief Financial Officer from September 2004 to September 2007 of Party City Corporation.

Robert J. Small became one of our directors upon the consummation of the acquisition of the Company by Berkshire Partners and Weston Presidio (“the 2004 Transactions”). Mr. Small, a Managing Director of Berkshire Partners LLC, which he joined in 1992, currently serves on the board of directors of TransDigm Group Incorporated. Mr. Small has also served on the board of directors of Hexcel Corporation and several privately held companies. Mr. Small’s experience serving as a director of both public and private companies and his affiliation with Berkshire Partners, which has the right to select three directors, led to the conclusion that he should serve as a director of our Company.

Steven J. Collins has been a member of our Board since August 2008. Mr. Collins, a Managing Director of Advent International, which he joined in 1995, is currently a member of the board of directors of

Kirkland’s, Inc. and previously served on the board of directors of lululemon athletica inc. and several privately held businesses. Mr. Collins received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from the Harvard Business School. Mr. Collins’ experience serving as a director of public and private companies and his affiliation with Advent International, whose Class B common stock holdings entitle it to elect up to three directors, led to the conclusion that he should serve as a director of our Company.

Michael F. Cronin became one of our directors upon the consummation of the 2004 Transactions. From 1991 to the present, Mr. Cronin has served as Managing Partner of Weston Presidio. Mr. Cronin also serves as a director of several privately held companies. Mr. Cronin’s experience serving as a director of public and private companies and his affiliation with Weston Presidio, which has the right to select three directors, led to the conclusion that he should serve as a director of our Company.

Kevin M. Hayes became one of our directors upon the consummation of the 2004 Transactions. Mr. Hayes is a Partner of Weston Presidio and has served in that position since 2000. Mr. Hayes also serves as a director of several privately held companies. Mr. Hayes’ experience serving as a director of private companies and his affiliation with Weston Presidio, which has the right to select three directors, led to the conclusion that he should serve as a director of our Company.

Jordan A. Kahn became a director in January 2005.  Mr. Kahn was the founder and Chairman of the Board of Directors of The Holmes Group and served as President and Chief Executive Officer of the Holmes organization from 1982 through 2005. Since 1968, Mr. Kahn has also been Managing Director of Jordan Kahn Co., Inc., a manufacturer’s representative representing small electric personal appliance manufacturers to retailers across the Northeast. Mr. Kahn’s experience as the founder and chief executive officer of a company that develops, manufactures and sells consumer products worldwide led to the conclusion that he should serve as a director of our Company.

William Kussell became a director in October 2010.  Mr. Kussell has been an Operating Partner at Advent International, focusing on the North American Consumer Retail Segment since January 2010. Prior to joining Advent International, he was President and Chief Brand Officer for Dunkin Donuts World Wide from 1995 through 2009. Mr. Kussell’s experience as the president of a retail food company with a well-known brand and his association with Advent International led to the conclusion that he should serve as a director of our Company.

Richard K. Lubin became one of our directors upon the consummation of the 2004 Transactions. Mr. Lubin, a Managing Director of Berkshire Partners LLC, which he co-founded in 1986, currently serves on the board of directors SSI Pooling GP, Inc., the parent company of SkillSoft Limited. Mr. Lubin has also served on the board of directors of Electro-Motive Diesel, Holmes Products Corporation, U.S. Can Corporation and numerous privately held companies. Mr. Lubin’s experience serving as a director of both public and private companies and his affiliation with Berkshire Partners, which has the right to select three directors, led to the conclusion that he should serve as a director of our Company.

Carol M. Meyrowitz became a director in August 2006. Ms. Meyrowitz is currently a Director and President and Chief Executive Officer of The TJX Companies, Inc., a retailer of home products and fashions, where she has had extensive management experience since 1983. Ms. Meyrowitz also serves as a director of Staples, Inc. and is a member of the Board of Overseers for the Joslin Diabetes Center. Ms. Meyrowitz also served on the board of directors of the Yankee Candle Company from 2004 through 2007. Ms. Meyrowitz’s experience as the chief executive officer of a well-known retailer of fashion and home products led to the conclusion that she should serve as a director of our Company.

David M. Mussafer has been a member of our Board since August 2008. Mr. Mussafer, a Managing Partner of Advent International, which he joined in 1990, previously served on the board of directors of Dufry AG, Kirkland’s, Inc. and lululemon athletica inc. Mr. Mussafer also serves as a director of several privately held companies. Mr. Mussafer received a B.S.M. from Tulane University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Mussafer’s experience serving as a director of public and private companies and his affiliation with Advent International, whose Class B common stock holdings entitle it to elect up to three directors, led to the conclusion that he should serve as a director of our Company.

In addition to the individual attributes of each of our directors listed above, we highly value the collective qualifications and experiences of our board members. We believe the collective viewpoints and perspectives of our directors results in a board that is dedicated to advancing the interests of our stockholders.

Composition of our Board of Directors

Upon the completion of this offering, the terms of office of members of our board of directors will be divided into three classes:

•	Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2012;

•	Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2013; and

•	Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2014.

Our Class I directors will be          , our Class II directors will be           and our Class III directors will be          . At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election and until their successors are duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancies in our classified board of directors will be filled by the remaining directors, and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Prior to the completion of this offering, our board of directors will make a determination about the independence of the existing and new members of the board of directors by reference to the standards of the          . Immediately following the completion of this offering, we expect that a majority of our board of directors will be independent.

Board Structure and Committee Composition

Our board of directors has established, or will establish prior to the completion of this offering, an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee will operate under a charter that will be approved by our board of directors. The composition of each committee will be effective upon the closing of this offering.

Audit Committee

The Audit Committee’s primary duties and responsibilities will be to:

•	appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

•	engage independent counsel and other advisers, as necessary;

•	determine funding of various services provided by accountants or advisers retained by the committee;

•	serve as an independent and objective party to oversee our internal controls and procedures system; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the board of directors.

Upon completion of this offering, the Audit Committee will consist of           and will have at least           independent members. All members of the Audit Committee will be familiar with finance and accounting practice and principles and will be financially literate. Furthermore, at least one member of the Audit Committee will be an “audit committee financial expert” as such a term is defined by the SEC. Prior to the completion of this offering, our board of directors will adopt a written charter under which the Audit Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the New York Stock Exchange, will be available on our website.

Compensation Committee

Prior to the completion of this offering, our board of directors will adopt a written charter under which the Compensation Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the          , will be available on our website.

Upon completion of this offering, our Compensation Committee will consist of          and will have at least          independent members.

The Compensation Committee will be responsible for:

•	reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

•	reviewing and approving executive officer compensation;

•	reviewing and approving the chief executive officer’s compensation based upon the Compensation Committee’s evaluation of the chief executive officer’s performance;

•	making recommendations to the board of directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

•	making recommendations to the board of directors regarding compensation of the board members and its committee members;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our filings with the SEC and preparing an annual compensation committee report for inclusion in our annual proxy statement;

•	reviewing and approving generally any significant non-executive compensation and benefits plans;

•	reviewing our significant policies, practices and procedures concerning human resource-related matters; and

•	overseeing any other such matters as the board of directors shall deem appropriate from time to time.

Nominating and Governance Committee

Upon completion of this offering, the Nominating and Governance Committee of our board of directors will consist of          and have           independent members.

The Nominating and Governance Committee will be responsible for and oversee:

•	recruiting and retention of qualified persons to serve on our board of directors;

•	proposing such individuals to the board of directors for nomination for election as directors;

•	evaluating the performance, size and composition of our board of directors; and

•	compliance activities.

Prior to the consummation of this offering, our board of directors will adopt a written charter under which the Nominating and Governance Committee will operate. A copy of the charter will be available on our website.

Code of Business Conduct and Ethics

We will adopt a code of business conduct, applicable to our officers, directors and employees, in connection with this offering, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis section will provide context for the information contained in the tables following this discussion and is intended to provide information about our compensation objectives and policies for Gerald C. Rittenberg, our Chief Executive Officer, James M. Harrison, our President and Chief Operating Officer, Michael A. Correale, our Chief Financial Officer, and Gregg A. Melnick, our President-Party City Retail Group (collectively, our “named executive officers”).

Compensation Committee

The Compensation Committee of the Board of Directors consists of Richard K. Lubin, Chairman, Kevin M. Hayes, Jordan A. Kahn and David M. Mussafer. The Compensation Committee is responsible for setting and administering our executive compensation policies and programs and determining the compensation of our executive officers. The Compensation Committee also administers our Equity Incentive Plan (as defined hereafter). The Compensation Committee met periodically in 2010, and all members of the Compensation Committee attended each meeting.

The Compensation Committee has the authority to retain outside independent executive compensation consultants to assist in the evaluation of executive officer compensation and in order to ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including sole authority to approve such consultant’s fees and other retention terms. However, all decisions regarding compensation of executive officers are made solely by the Compensation Committee. No independent executive compensation consultants were retained by the Compensation Committee during 2010.

Compensation Philosophy

Our executive compensation program has been designed to motivate, reward, attract and retain the management deemed essential to ensure our success. The program seeks to align executive compensation with our short- and long-term objectives, business strategy and financial performance. We seek to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels are designed to support this goal by:

•	linking pay to performance to create incentives to perform;

•	ensuring compensation levels and components are actively managed; and

•	using equity compensation to align employees’ long-term interests with those of our stockholders.

Compensation

Our Chief Executive Officer and our President and Chief Operating Officer jointly evaluate the performance of all executive and senior officers, other than themselves, against their established goals and objectives and recommend compensation packages to the Compensation Committee. The Compensation Committee evaluates the performance of our Chief Executive Officer and President and Chief Operating Officer. The Compensation Committee meets annually, usually in February, to evaluate the performance of the executive and senior officers, and to establish their base salaries, annual cash incentive award for the prior year’s performance and share-based incentive compensation to be effective in the first quarter of the current year. The Compensation Committee may meet at interim dates during the year to review the compensation package of a named executive or other officer as the result of unforeseen organizational or responsibility changes, including new hires, that occur during the year.

In determining compensation components and levels, the Chief Executive Officer, President and Chief Operating Officer and the Compensation Committee consider the scope and responsibility of the officer’s position, our overall financial and operating performance, the officer’s overall performance and future potential, and the officer’s income potential resulting from common stock acquired and stock options received in prior years. Three of the four members of the Compensation Committee are representatives of the private equity firms that collectively own approximately 93% of our outstanding equity. Thus, unlike the situation at many public companies, compensation decisions at our company are made by individuals who have a real and direct economic stake in the outcome of the decisions. The Compensation Committee members apply their considerable experiences in serving as directors of private equity portfolio companies to devise compensation packages that they believe will attract, retain and provide incentives to the executive talent necessary to manage an entity in which their firms have a substantial economic interest. Although the Compensation Committee looks to other companies to get a sense of the market for executive compensation in comparable circumstances, it does not engage in formal benchmarking. The members take the compensation actions that a prudent owner of a business would take to make sure that they have the right executive management to protect their investment.

Our Chief Executive Officer and Chief Operating Officer set salaries and bonus opportunities for employees below the levels of executive and senior officers and make recommendations with respect to equity incentive awards to employees at these levels.

Components of Compensation

The Company’s named executive and other officer compensation includes both short-term and long-term components. Short-term compensation consists of an officer’s annual base salary and annual incentive cash bonus. Long-term compensation may include grants of stock options, restricted stock or other share-based incentives established by the Company, as determined by the Compensation Committee.

Compensation is comprised of the following components:

Base Salary

The base salaries for our officers were determined based on the scope of their responsibilities, basing the determination in large part on the collective experience that the Sponsor representatives have with other companies in their respective portfolios. Generally, we believe that executive base salaries should be near the middle of the range of salaries that our Committee members have observed for executives in similar positions and with similar responsibilities. Base salaries are reviewed annually and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. In the case of Mr. Rittenberg and Mr. Harrison, annual salary adjustments are determined in accordance with their respective employment agreements. Mr. Correale’s annual salary adjustment for 2010 was the result of an evaluation of his overall performance during the last completed fiscal year by the Compensation Committee, Chief Executive Officer, and President and Chief Operating Officer.

Annual Cash Bonus Plan

We have an annual cash incentive plan that is designed to serve as an incentive to drive annual financial performance. As a company with a substantial amount of indebtedness, we believe that Adjusted EBITDA is an important measure of our financial performance and ability to service our indebtedness and we use it as the target metric for our annual cash incentive plan. Adjusted EBITDA is a non-GAAP measure used internally and is measured by taking net income (loss) from operations and adding back interest charges, income taxes, depreciation and amortization and adjustments for other non-cash or non-recurring transactions. For a discussion of our use of Adjusted EBITDA and a reconciliation to net income, please refer to “Prospectus Summary — Summary Financial Data”. For 2010, seventy-five percent (75%) of an executive’s annual bonus target under the plan depended on the performance against our Adjusted EBITDA target and the remaining twenty-five percent (25%) depended on the executive’s performance against individual performance goals. Each named executive was assigned a percentage of base salary — ranging from 50%, in the case of Messrs. Melnick and Correale, to 100%, in the case of Messrs. Rittenberg and Harrison — that could be earned if the target Adjusted EBITDA was achieved and the executive’s individual performance goals were met. The portion of the incentive award relating to our Adjusted EBITDA can be paid at a maximum of 150% if we exceed the

Adjusted EBITDA target. The individual goals for each named executive involved leadership and management of the areas of the business under their control.

For 2010, the Compensation Committee determined that all of the named executive officers achieved their individual performance goals. The target Adjusted EBITDA was $206 million, and we needed to achieve Adjusted EBITDA of $230 million for the named executive officers to earn the maximum 150% of the Adjusted EBITDA portion of the incentive award. For every 6% that actual Adjusted EBITDA exceeds the target, the performance portion of the bonus increases by 25%. We achieved Adjusted EBITDA of $226 million. As a result, the Compensation Committee paid all named executive officers incentive awards that were 131% of the target awards (25% of which was achieved as successful performance against individual goals and 106% of which resulted from actual Adjusted EBITDA exceeding the target).

Stock-based Incentive Program

We maintain the 2004 Equity Incentive Plan (the “Equity Incentive Plan”) under which the Committee may grant incentive awards in the form of options to purchase shares of common stock and shares of restricted or unrestricted common stock to directors, officers, employees and consultants (“Participants”) of Party City and its affiliates. The Compensation Committee uses the Equity Incentive Plan as an important component of our overall compensation program because it helps retain key employees, aligns their financial interests with the interests of our equity owners, and rewards the achievement of the our long-term strategic goals. Common stock options provide our employees with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of our stock.

We granted a substantial amount of equity at the time of the 2004 Acquisition and have refreshed those awards on several occasions since 2004. The Committee uses both time-based awards and performance-based awards to provide what it believes are the appropriate incentives. Time-based stock options help to retain executives, who must be employed by us at the time the award vests. In addition, because we set the exercise price of stock options at the fair value of the common stock at the time of grant, our equity value must increase — thereby benefiting all stockholders — before the awards have any value. Performance-based awards are vested only if there is a liquidity event and our private equity owners have achieved a specified internal rate of return on their investment. We believe that these awards put our executives in the shoes of the equity owners and align their interest with those of our stockholders.

Unless otherwise provided in the related award agreement or, if applicable, the Stockholders’ Agreement, immediately prior to certain change of control transactions described in the Equity Incentive Plan, all outstanding Company stock options will, subject to certain limitations, become fully exercisable and vested, and any restrictions and deferral limitations applicable to any restricted stock awards will lapse. We believe that providing for acceleration upon a liquidity event such as a change of control helps to align the interests of the executive with those of the stockholders.

In March 2010, the Committee made a stock option award to Gregg A. Melnick, upon and in recognition of his promotion to President of Party City. The award consisted of time-based options for 30 shares that vest in five equal annual installments commencing on the first anniversary of the grant date and performance-based options for 16 shares that have performance terms that are triggered if there is a liquidity event and our private equity owners receive a specified internal rate of return. The Compensation Committee wanted Mr. Melnick to have an equity stake in our company at a level that is consistent with individuals who held similar positions, which is how it determined the size of the award. The allocation between time-based and performance-based options was consistent with the allocations for other executives.

Special stock option distribution

In December 2010, in connection with the refinancing of our term loan agreement (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”), our Board of Directors declared a one-time cash dividend of $9,400 per share of outstanding Common Stock. Because a dividend of that magnitude would reduce the value of the Common Stock, the Compensation Committee made dividend equivalent distributions to the holders of vested options. The named executives, to the extent they held vested options, received the same payment per vested option as if they were stockholders. These distributions are reflected in the “All Other Compensation” column of the Summary Compensation Table below. In addition, the Compensation Committee intends to pay a dividend equivalent, without interest, on each other option that was outstanding at the time the dividend was declared. The Board of Directors and Compensation Committee believe that this treatment of option holders is fair and consistent with their status as equity participants in our Company.

Other Compensation

Each named executive is eligible to participate in our benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance. Under our profit-sharing plans, our named executive officers and generally all full-time domestic exempt and non-exempt employees who meet certain length-of-service and age requirements, as defined in such plans, may contribute a portion of their compensation to the plan on a pre-tax basis and receive an employer matching contribution ranging from 25% to 100% of the employee contributions, not to exceed a range of 4% to 6% of the employee’s annual salary. In addition, our profit-sharing plans provide for annual discretionary contributions to be credited to participants’ accounts. Named executive officers participate in the benefit plans on the same basis as our other employees.

The Chief Executive Officer and the Chief Operating Officer drive automobiles owned by the Company. The Chief Financial Officer and the President-Party City Retail Group each receive an allowance to cover the cost of his automobile. The annual value of the automobile usage and the allowance are reported as taxable income to the executive and are reflected in the “All Other Compensation” column of the Summary Compensation Table below. All employees, including the named executives are reimbursed for the cost of business-related travel.

The named executive officers did not receive any other perquisites, personal benefits or property in 2010, 2009 or 2008.

Tax Treatment

Because our Common Stock is not publicly traded, executive compensation is not subject to the provisions of Section 162(m) of the Internal Revenue Code, which limit the deductibility of compensation paid to certain individuals to $1.0 million, excluding qualifying performance-based compensation. Following this offering, the Compensation Committee will endeavor to structure compensation arrangements so that the amounts paid will be deductible for federal income tax purposes. However, the Compensation Committee believes that our interests are best served if it retains the flexibility to design and structure compensation arrangements that may not be deductible for federal income tax purposes and intends to do so.

Summary Compensation Table

			Option	Non-Equity	All Other
Name and			Awards	Incentive Plan	Compensation
Principal Position	Year	Salary	(a)	Compensation	(b)	Total

Gerald C. Rittenberg	2010	$1,102,500	$—	$1,448,900	$2,611,042	$5,162,442
Chief Executive	2009	1,050,000	—	1,017,000	371,400	2,438,400
Officer	2008	1,000,000	595,300	716,000	371,400	2,682,700
James M. Harrison	2010	$937,125	$—	$1,231,600	$1,787,814	$3,956,539
President and	2009	892,500	—	864,500	270,600	2,027,600
Chief Operating Officer	2008	850,000	446,500	608,600	269,800	2,174,900
Michael A. Correale	2010	$345,000	$—	$226,700	$258,804	$830,504
Chief Financial	2009	333,125	—	129,100	40,400	502,625
Officer	2008	325,000	—	93,100	37,400	455,500
Gregg A. Melnick	2010	$525,000	$232,530	$344,991	$262,600	$1,365,121
President, Party City Retail Group

(a)	The dollar values shown reflect the aggregate grant date fair value of equity awards granted within the year in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date expense for these awards and do not correspond to the actual cash value that will be recognized by each individual when received. The assumptions used in determining the fair values are disclosed in Note 15 to our audited consolidated financial statements that appear elsewhere in this prospectus.

(b)	Includes for 2010 the special distribution of $9,400 per vested time-based option, as described above, to the following named executive officers: Mr. Rittenberg ($2,232,442); Mr. Harrison ($1,517,714); Mr. Correale ($217,704); and Mr. Melnick ($253,800) and an annual accrual for deferred bonuses for Messrs. Rittenberg and Harrison of $350,000 and $250,000, respectively, that are payable under their employment agreements described below. In addition, each of the named executive officers received a car allowance in the following amounts: Mr. Rittenberg ($16,233); Mr. Harrison ($7,800); Mr. Correale ($28,800); and Mr. Melnick ($8,000). Also included are amounts related to matching 401(k) contributions, contributions to our profit-sharing plan and life insurance contributions.

Grants of Plan Based Awards

						All Other
					All Other	Option
					Stock	Awards:		Grant Date
		Estimated Future Payouts			Awards:	Number of	Exercise	Fair Value
		Under Non-Equity Incentive			Number	Securities	Price of	of Stock
	Grant	Plan Awards			of Shares	Underlying	Option	and Option
Name	Date	Threshold	Target	Maximum	of Stocks	Options	Awards	Awards

Gerald C. Rittenberg	1/1/2010	—	1,102,500	1,448,905	—	—	—	—
James M. Harrison	1/1/2010	—	937,125	1,231,569	—	—	—	—
Gregg A. Melnick(1)	3/10/2010	—	—	—	—	30	$28,350	$232,530
	3/10/2010	—	—	—	—	16	28,350	— (2)
	1/1/2010	—	262,500	393,750	—	—	—	—
Michael A. Correale	1/1/2010	—	172,500	226,699	—	—	—	—

(1)	For more information on Mr. Melnick’s grants, please see “— Stock-based Incentive Program.”

(2)	There is no value assigned to performance grants, as such grants do not vest until the performance conditions are met.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010 with respect to the named executive officers.

	Option Awards		Equity Incentive Plan Awards		Exercise	Expiration
Name	Exercisable	Unexercisable	Exercisable	Unexercisable	Price ($/Share)	Date(1)

Gerald C. Rittenberg	—	—	—	100.00	22,340	3/6/2018
	42.40	—	—	127.20	12,000	4/1/2016
	154.51	—	—	162.86	10,000	4/1/2015
	40.58	—	—	—	2,500	4/30/2014
James M. Harrison	—	—	—	75.00	22,340	3/6/2018
	38.16	—	—	114.48	12,000	4/1/2016
	103.01	—	—	108.58	10,000	4/1/2015
	20.29	—	—	—	2,500	4/30/2014
Michael A. Correale	12.72	—	—	25.44	12,000	4/1/2016
	10.44	—	—	17.40	10,000	4/1/2015
Gregg A. Melnick	—	30.00	—	16.00	28,350	3/10/2020
	2.00	3.00	—	10.00	22,340	2/25/2018
	25.00	—	—	50.00	12,000	4/1/2016

(1)	Option awards that expire on April 30, 2014 were fully vested at issuance. Option awards that expire on April 1, 2015 vested 20% on April 30, 2005 and 20% per year thereafter. Option awards that expire on April 1, 2016 vested 20% on December 23, 2006 and 20% per year thereafter. All other option awards shown vest annually 20% per year beginning on the first anniversary of the grant date.

Options Exercised

There were no options exercised by our named executives during the year ended December 31, 2010.

Potential Payments upon Change in Control

The employment contracts of Mr. Rittenberg and Mr. Harrison and a severance agreement with Mr. Correale provide for severance benefits upon a termination or change in control. Under these agreements, if either Mr. Rittenberg or Mr. Harrison is terminated or leaves for good reason following a change in control he would receive a minimum of 12 months of compensation and, at our election, up to 36 months compensation if we extend the term of their Restriction Period (as defined hereafter, see “— Employment Arrangements”). Mr. Correale would receive 12 months of compensation. The following table presents the potential post-employment severance payments payable upon a termination in connection with a change in control for Mr. Rittenberg, Mr. Harrison and Mr. Correale and assumes that the triggering event took place on December 31, 2010.

		Without Cause or	Death and	Change-in-
Name	Benefit	for Good Reason	Disability	Control(5)

Gerald C. Rittenberg	Severance(1)	$3,307,500	$—	$3,307,500
	Bonus(2)	1,448,900	1,448,900	1,448,900
	Deferred Bonus(3)	1,050,000	1,050,000	1,050,000
James M. Harrison	Severance(1)	$2,811,375	$—	$2,811,375
	Bonus(2)	1,231,600	1,231,600	1,231,600
	Deferred Bonus(3)	750,000	750,000	750,000
Michael A. Correale	Severance(4)	$517,500	$—	$—

(1)	Represents payment under the employment contracts based on a severance multiplier of 3.0 times the executive officer’s base salary for the year of termination. The employee contracts permit us in our sole discretion to select a multiplier of 1.0, 2.0 or 3.0 equal to the number of years post-employment the executive’s activities would be subject to restrictions.

(2)	Represents actual payments for bonus for the year of termination.

(3)	Represents accrued but unpaid deferred bonus earned by the executive officer through the date of termination.

(4)	Represents payment under the severance agreement based on the officer’s base salary and 50% bonus for the year of termination.

(5)	If Mr. Rittenberg and Mr. Harrison are not offered employment on substantially similar terms by us or one of our affiliates following a change in control, they would be eligible for severance payments as if terminated without cause. See (1) above for the calculation of termination benefits.

Employment Arrangements

Employment Agreement with Gerald C. Rittenberg.  Gerald C. Rittenberg entered into an employment agreement with us, dated January 1, 2008, (the “Rittenberg Employment Agreement”), pursuant to which Mr. Rittenberg will serve as our Chief Executive Officer through December 31, 2012. During 2010, Mr. Rittenberg received an annual base salary of $1.1 million, which increases by 5% on each January 1st during his employment period. Mr. Rittenberg will be eligible for an annual bonus for each calendar year if certain operational and financial targets are attained as determined by both our Compensation Committee and Board of Directors in consultation with Mr. Rittenberg. In addition to the annual bonus, Mr. Rittenberg is entitled to receive a deferred bonus accruing at a rate of $350,000 per year, payable on the earlier of the expiration of the Employment Agreement or termination of employment by the Company other than for cause or by Mr. Rittenberg for good reason, as defined in the Rittenberg Employment Agreement. The Rittenberg Employment Agreement also provides for other customary benefits including incentive, savings and retirement plans, paid vacation, health care and life insurance plans and expense reimbursement.

Under the Rittenberg Employment Agreement, if we terminate Mr. Rittenberg’s employment other than for cause, death or disability or Mr. Rittenberg terminates his employment for good reason, we would be obligated to pay Mr. Rittenberg a lump sum cash payment in an amount equal to the sum of (1) accrued unpaid salary, earned but unpaid annual bonus for any prior year and accrued but unpaid vacation pay (collectively, the “Accrued Obligations”); (2) severance pay equal to his annual base salary; provided, however, that in connection with a termination following a change in control, the severance payment shall equal three years salary and, in connection with a termination by us other than for cause or due to his death or disability, such severance pay will be equal to Mr. Rittenberg’s annual base salary multiplied by the number of years we elect as the Restriction Period (as defined hereafter); (3) the Deferred Bonus (as calculated under the Rittenberg Employment Agreement) and (4) an amount equal to the annual bonus which Mr. Rittenberg would otherwise have been entitled to receive for the year in which Mr. Rittenberg is terminated. Upon termination of Mr. Rittenberg’s employment by us for cause, death or disability, or if he terminates his employment for other than good reason, Mr. Rittenberg will be entitled to his unpaid Accrued Obligations.

The Rittenberg Employment Agreement also provides that during the term of the agreement and during the three-year period following the termination of his employment for cause or his resignation without good reason, referred to as the Restriction Period, Mr. Rittenberg will not participate in or permit his name to be used or become associated with any person or entity that is or intends to be engaged in any business that is in competition with our business, or any of our subsidiaries or controlled affiliates, in any country in which we or any of our subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend to so operate, compete or become engaged in such business. However, if we terminate Mr. Rittenberg’s employment other than for cause or due to his death or disability, the Restriction Period will be instead a one, two or three-year period at our election. If all, or substantially all, of our stock or assets is sold or otherwise disposed of to a third party not affiliated with us and Mr. Rittenberg is not offered employment on substantially similar terms by us or by one of our continuing affiliates immediately thereafter, then for all purposes of the Rittenberg Employment Agreement, Mr. Rittenberg’s employment shall be deemed to have been terminated by us other than for cause effective as of the date of such sale or disposition, provided, however, that we shall have no obligations to Mr. Rittenberg if he is hired or offered employment on substantially similar terms by the purchaser of our stock or assets. The Rittenberg Employment Agreement also provides for certain other restrictions during the Restriction Period in connection with (a) the solicitation of persons or entities with whom we have business relationships and (b) inducing any of our employees to terminate their employment or offering employment to such persons, in each case subject to certain conditions.

Employment Agreement with James M. Harrison.  James M. Harrison entered into an employment agreement with us, dated January 1, 2008 (the “Harrison Employment Agreement”), pursuant to which Mr. Harrison agreed to serve as our President through December 31, 2012. During 2010, Mr. Harrison received an annual base salary of $0.9 million, which increases 5% on each January 1st during his employment period. The Harrison Employment Agreement also contains provisions for a deferred bonus (accruing at an annual rate of $250,000 per year), annual bonus payments, severance, other benefits and provisions for non-competition and non-solicitation similar to those in the Rittenberg Employment Agreement.

Director Compensation

Annual Compensation

We have agreed to pay our independent directors an annual retainer fee of $20,000 and fees of $1,500 and $2,500 for regular and special meetings of the Board. We also reimburse our independent directors for customary expenses for attending board and committee meetings. In addition, Mr. Kahn and Ms. Meyrowitz were each were granted 2.5 time-based stock options and 2.5 performance-based stock options during the year they joined the board of directors. During 2010, Mr. Kussell joined the board of directors and was granted 2 time-based stock options. Directors who are also our employees or are representatives of our Sponsors receive no additional compensation for serving as a director.

The following table further summarizes the compensation paid to the independent directors for the year ended December 31, 2010.

	Fees Earned or	Option
Name	Paid in Cash	Awards(a)	Total

Jordan A. Kahn	$26,000	$—	$26,000
William Kussell	19,500	13,214	33,500
Carol M. Meyrowitz	26,000	—	26,000

(a)	Amount shown represents the grant date fair market value computed in accordance with ASC Topic 718 for the two time-based stock options Mr. Kussell received for joining the board of directors. There were no other options held by Mr. Kussell at December 31, 2010.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, assuming the Common Stock Conversion (but without giving effect to the     -for-one stock split), at March 31, 2011 for:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each other selling stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Shares of common stock that may be acquired within 60 days following March 31, 2011 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Party City Holdings Inc., 80 Grasslands Road, Elmsford, New York 10523.

	Number of Shares of			Number of Shares of
	Common Stock		Number	Common Stock
	Beneficially Owner Prior		of	Beneficially Owner
	to the Offering		Shares	After the Offering
Name of Beneficial Owner	Number	Percentage	Offered	Number	Percentage

Funds managed by Advent International Corporation(1)	11,918.71	37.12%				%
Berkshire Partners LLC(2)	11,609.45	36.15%				%
Weston Presidio(3)	5,605.16	17.45%				%
Steven J. Collins(4)†	11,918.71	37.12%				%
Michael A. Correale(5)	36.66	*				%
Michael F. Cronin(6)	5,605.16	17.45%				%
James M. Harrison(7)	237.30	*				%
Kevin M. Hayes(6)	5,605.16	17.45%				%
Jordan A. Kahn(9)	59.33	*				%
William Kussell	—	*				%
Richard K. Lubin(10)	11,609.45	36.15%				%
Gregg A. Melnick(8)	74.00	*				%
Carol M. Meyrowitz(11)	27.45	*				%
David M. Mussafer(4)	11,918.71	37.12%				%
Gerald C. Rittenberg(12)	398.69	1.23%				%
Robert J. Small(10)	11,609.45	36.15%				%
All directors and executive officers as a group (13 persons)	29,966.75	92.00%				%
Selling Stockholders		%				%

(1)	The funds managed by Advent International Corporation own 100% of Advent-Amscan Acquisition Limited Partnership, which in turn owns 37.12% of Party City Holdings Inc., for a 37.12% indirect ownership for the funds managed by Advent International Corporation. This 37.12% indirect ownership consists of 5,506 shares of Class B Common Shares purchased by Advent International Global Private Equity VI Limited Partnership, 3,042 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-A Limited Partnership, 279 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-B Limited Partnership, 284 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-C Limited Partnership, 213 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-D Limited Partnership, 685 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-E Limited Partnership, 1,036 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-F Limited Partnership, 653 shares of Class B Common Shares purchased by Advent International Global Private Equity VI-G Limited Partnership, 201 shares of Class B Common Shares purchased by Advent Partners GPE VI 2008 Limited Partnership, 19 shares of Class B Common Shares purchased by Advent Partners GPE VI-A Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) is the general partner of Advent International GPF VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of Advent Partners GPE VI 2008 Limited Partnership and Advent Partners GPE VI-A Limited Partnership. Limited partners of Advent Partners GPE VI 2008 Limited Partnership and Advent Partners GPE VI-A Limited Partnership are individuals affiliated with Advent. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the common shares of Party City Holdings Inc. held by the funds managed by Advent International Corporation, a group of individuals currently composed of Ernest G. Bachrach, Steven J. Collins, David M. Mussafer and Steven M. Tadler exercises voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Bachrach, Mr. Collins, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(2)	Consists of: (i) 2,553.36 shares of common stock owned by Berkshire Fund V, Limited Partnership, (ii) 8,290.22 shares of common stock owned by Berkshire Fund VI, Limited Partnership; (iii) 19.51 shares of common stock owned by Berkshire Investors III LLC; and (iv) 347.23 shares of common stock owned by Berkshire Investors LLC. In addition, Berkshire Fund IV, Limited Partnership and Berkshire Investors LLC, through GB Holdings I LLC, own 399.134 shares of common stock and share voting and investment power over those shares. Fifth Berkshire Associates LLC, a Massachusetts limited liability company (“5BA”), is the general partner of Berkshire Fund V, Limited Partnership and the managing members of 5BA are Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Ross M. Jones, Richard K. Lubin, David R. Peeler and Robert J. Small (the “Berkshire V Principals”). The Berkshire V Principals often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC (“Berkshire Partners”) is the investment advisor to Berkshire Fund V, Limited Partnership. Sixth Berkshire Associates LLC, a Massachusetts limited liability company (“6BA”), is the general partner of Berkshire Fund VI, Limited Partnership and the managing members of 6BA are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Christopher J. Hadley, Lawrence S. Hamelsky, Ross M. Jones, Richard K. Lubin, Joshua A. Lutzker, David R. Peeler and Robert J. Small (the

“Berkshire VI Principals”). The Berkshire VI Principals often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners is the investment advisor to Berkshire Fund VI, Limited Partnership. The managing members of Berkshire Investors LLC are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Christopher J. Hadley, Lawrence S. Hamelsky, Sharlyn C. Heslam, Elizabeth L. Hoffman, Ross M. Jones, Richard K. Lubin, Joshua A. Lutzker, David R. Peeler and Robert J. Small (the “Berkshire Investors Principals”). The managing members of Berkshire Investors III LLC are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Christopher J. Hadley, Lawrence S. Hamelsky, Sharlyn C. Heslam, Elizabeth L. Hoffman, Ross M. Jones, Richard K. Lubin, Joshua A. Lutzker, David R. Peeler and Robert J. Small (the “Berkshire Investors III Principals”). Mr. Lubin and Mr. Small are directors of the Company. By virtue of their positions as managing members of 5BA, 6BA, Berkshire Investors LLC, Berkshire Investors III LLC, the Berkshire V Principals, the Berkshire VI Principals, the Berkshire Investor Principals and the Berkshire Investors III Principals, respectively, may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Investors LLC and Berkshire Investors III LLC, respectively. However, none of the managing members, acting alone, has voting or investment power with respect to shares beneficially owned by Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Investors LLC and Berkshire Investors III LLC , and, as a result, each managing member, including Mr. Lubin and Mr. Small, disclaims beneficial ownership of the shares held by Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Investors LLC and Berkshire Investors III LLC and this statement should not be deemed to be an admission that they are members of any “group” within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder. The address of all the managing members mentioned above is the John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116-5021.

(3)	Consists of: (i) 5,517.82 shares of common stock owned by Weston Presidio Capital IV, L.P.; and (ii) 87.34 shares owned by WPC Entrepreneur Fund II, L.P.

(4)	Mr. Collins and Mr. Mussafer are members of a group of persons who exercise voting and investment power over the shares beneficially owned by the funds managed Advent International Corporation and may be deemed to beneficially own the shares held by the Advent Funds, except to the extent of their respective pecuniary interest therein. Mr. Collins and Mr. Mussafer each disclaim beneficial ownership of the shares held by the Funds managed by Advent International. Their addresses are c/o Advent International Corporation, 75 State Street, Boston, Massachusetts 02109.

(5)	Includes 23.16 shares which could be acquired by Mr. Correale within 60 days upon exercise of options.

(6)	Consists of: (i) 5,517.82 shares of common stock owned by Weston Presidio Capital IV, L.P.; and (ii) 87.34 shares owned by WPC Entrepreneur Fund II, L.P. Mr. Cronin is a Managing Partner of Weston Presidio, and Mr. Hayes is a Partner of Weston Presidio. Mr. Cronin and Mr. Hayes each disclaims beneficial ownership of the shares held by Weston Presidio, except to the extent of his pecuniary interest therein. Their addresses are 200 Clarendon Street, 50th Floor, Boston, Massachusetts 02116.

(7)	Includes 161.46 shares which could be acquired by Mr. Harrison within 60 days upon exercise of options. Also includes 75.84 shares held by a family trust for which Mr. Harrison’s wife serves as the trustee.

(8)	Includes 34.00 shares which could be acquired by Mr. Melnick within 60 days upon exercise of options.

(9)	Includes 2.5 shares which could be acquired by Mr. Kahn within 60 days upon exercise of options.

(10)	Mr. Lubin and Mr. Small are managing members of Berkshire Investors LLC, Berkshire Investors III LLC, Fifth Berkshire Associates LLC (the general partner of Berkshire Fund V, Limited Partnership) and of Sixth Berkshire Associates LLC (the general partner of Berkshire Fund VI, Limited Partnership). In their capacity as managing members of the aforementioned entities, Mr. Lubin and Mr. Small may be deemed to have shared investment and voting power over shares beneficially owned by Berkshire Investors LLC, Berkshire Investors III LLC, Berkshire Fund V, Limited Partnership and Berkshire Fund VI, Limited Partnership. Mr. Lubin and Mr. Small each disclaims beneficial ownership of the shares held by these entities. Their address is the John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116-5021.

(11)	Includes 1.62 shares which could be acquired by Ms. Meyrowitz within 60 days upon exercise of options. Also includes 25.83 shares held indirectly through a trust.

(12)	Includes 237.49 shares which could be acquired by Mr. Rittenberg within 60 days upon exercise of options. Also includes 52.2 shares held indirectly in a limited liability company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions Policy

In accordance with the charter of our Audit Committee, which will become effective upon the closing of this offering, and our policy with respect to related person transactions, which our board of directors (acting through our Audit Committee) will adopt prior to the closing of this offering, our Audit Committee will be responsible for reviewing and approving related person transactions.

The policy with respect to related person transactions will apply to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the company, or a nominee for director or executive officer of the company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.

In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions will require our Audit Committee to consider, among other factors it deems appropriate:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Agreements with Management

We and certain members of senior management have entered into employment agreements. The terms and conditions of certain of these employment agreements are more fully described in “Executive Compensation — Employment Arrangements.”

Management Agreement

In connection with the acquisition by Berkshire Partners and Weston Presidio, Amscan Holdings entered into a management agreement with Berkshire Partners and Weston Presidio, pursuant to which they are paid an annual management fee of $1.25 million. At March 31, 2011, Berkshire Partners had received management fees of $208,333 and Weston Presidio had received management fees of $104,167. Berkshire Partners received management fees of $833,233 in each of 2010, 2009 and 2008, respectively, and Weston Presidio received management fees of $416,768 in each of 2010, 2009 and 2008, respectively. A portion of these amounts were paid to Advent as discussed below. As long as Berkshire Partners and Weston Presidio receive annual management fees, they will advise us in connection with financing, acquisition and disposition transactions (however structured) involving us or any of our direct or indirect subsidiaries, and Amscan Holdings will pay a fee for services rendered in connection with each such transaction equal to up to one percent (1%) of the gross transaction, to be allocated between Berkshire Partners (or its designee) and Weston Presidio (or its designee) in the same proportions as their respective holdings of common stock by their affiliates, as of the date of such subsequent transaction.

On August 19, 2008, Berkshire Partners and Weston Presidio entered into a Management Fee Agreement with Advent pursuant to which Advent would provide consulting and management advisory services, of the type contemplated by the Management Agreement, to the Company and Amscan Holdings and would receive, in return, a portion of the management fees and any transaction fees due to Berkshire Partners and Weston Presidio under the Management Agreement. Advent received management fees of $518,495 in each of 2010 and 2009, respectively, and $233,606 in 2008.

This agreement will be terminated upon completion of this offering in exchange for a payment of approximately $3.75 million.

Stockholders Agreement

We are currently a party to a stockholders’ agreement with Berkshire Partners and Weston Presidio (the “Principal Investors”), other investors and certain of our employees listed as parties thereto (the “Stockholders Agreement”). The Stockholders Agreement provides, among other things, for (i) the right of the non-principal investors to participate in, and the right of the Principal Investors to require the non-principal investors to participate in, certain sales of our common stock by the Principal Investors, (ii) prior to an initial public offering of our stock (as defined in the Stockholders Agreement), certain of our rights to purchase, and certain rights of the non-principal investors to require us to purchase (except in the case of termination of employment by such non-principal investors) all, but not less than all, of the shares of our common stock owned by a non-principal investor upon the termination of employment or death of such non-principal investor, at prices determined in accordance with the Stockholders Agreement and (iii) certain additional restrictions on the rights of the non-principal investors to transfer shares of our common stock. The Stockholders Agreement also contains provisions granting the Principal Investors and the non-principal investors certain rights in connection with the private sale or public registration of our common stock and provides for indemnification and certain other rights, restrictions and obligations in connection with such registration. In addition, the funds managed by Advent, as the holders of all outstanding shares of Class B common stock, have similar rights under our existing certificate of incorporation.

The provisions of the Stockholders Agreement pertaining to restrictions on transfers, call and put rights by us on equity interests held by certain employees, take along rights, come along rights, corporate governance, rights of participation, financial and business information rights, confidentiality and approval rights shall all terminate upon the completion of this offering pursuant to the termination provision of the Stockholders Agreement.

We intend, in connection with the completion of this offering, to enter into an amended and restated stockholders agreement, the terms of which have not yet been agreed to by the Company and the Sponsors.

Registration and Information Rights Agreement

We are currently a party to a registration and information rights agreement with the funds managed by Advent (the “Registration and Information Rights Agreement”), which provides similar rights as the Stockholders Agreement pertaining to the private sale or public registration of our common stock. Similar to the Stockholders Agreement, the Registration and Information Rights Agreement provides for indemnification and certain other rights, restrictions and obligations in connection with such registration. We expect that this agreement will be terminated in connection with the offering, and that Advent will become party to the amended and restated stockholders agreement that will be entered into and become effective upon completion of this offering.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our third amended and restated certificate of incorporation and our amended and restated bylaws which we refer to as our bylaws, as each is anticipated to be in effect upon the closing of this offering.

General

Upon completion of this offering, we have authority to issue up to: (i)            shares of common stock, par value $0.01 per share; and (ii)            shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our third amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, except as described below, to issue up to           shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the offering, no shares of our authorized preferred stock will be outstanding. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of the holders of the common stock, which could adversely affect the holders of the common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Anti-takeover Effects of the Delaware General Corporation Law and our Third Amended and Restated Certificate of Incorporation and Bylaws

Our third amended and restated certificate of incorporation or our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our third amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our third amended and restated certificate of incorporation and our bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Action by Written Consent

The Delaware General Corporation Law (“DGCL”) provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our certificate of incorporation provides that after the Sponsors collectively own less than 50% of our outstanding common stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting. As a result, Berkshire Partners, Weston Presidio, and the funds managed by Advent will be able to act by written consent so long as they collectively own at least 50% of our outstanding common stock.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our third amended and restated certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by (a) our chairman or vice chairman of the board of directors or (b) the board of directors through a special resolution.

In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or any committee thereof, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Third Amended and Restated Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote. Additionally, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our third amended and restated certificate of incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with the “Classified Board of Directors,” “Action by Written Consent,” “Special Meetings of Stockholders,” “Amendments to Certificate of Incorporation and Bylaws” and “Business Combinations” provisions described in our certificate of incorporation; provided, however, that so long as the Sponsors collectively beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of our common stock, such alteration, amendment, repeal or adoption will be approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our third amended and restated certificate of incorporation and our bylaws.

Corporate Opportunity

Our third amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to directors of the Company who are not employees of the Company or its subsidiaries (“Non-Employee Directors”) and the Sponsors or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) (collectively with Non-Employee Directors, the “Exempted Persons”) and that may be a business opportunity for such Exempted Person, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such Exempted Person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us. None of the Exempted Persons or their representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. In addition, the affirmative vote of eighty percent (80%) of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our third amended and restated certificate of incorporation, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with provisions related to the “Renouncement of Corporate Opportunity.”

Exclusive Jurisdiction of Certain Actions

Our third amended and restated certificate of incorporation requires, to the fullest extent permitted by law that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Business Combinations

We have opted out of Section 203 of the DGCL. However, our third amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our third amended and restated certificate of incorporation provides that the Sponsors, their respective affiliates and associates, and any of their respective direct or indirect transferees of at least 5% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is           .

Listing

We intend to apply to list our shares of common stock on the New York Stock Exchange under the symbol “PRTY.”

DESCRIPTION OF CERTAIN DEBT

Senior Secured Asset-Based Revolving Credit Facility

General

On August 13, 2010, Amscan Holdings entered into a $325 million senior secured asset-based revolving credit facility with Wells Fargo Bank, N.A. (successor by merger to Wells Fargo Retail Finance, LLC), as administrative and collateral agent, and other lenders. The senior secured asset-based revolving credit facility was used to refinance Amscan Holdings’ then existing senior secured asset-based revolving credit facility and the revolving credit facility and term loan facility of Party City Franchise Group (“PCFG”), which at closing became a borrower under the senior secured asset-based revolving credit facility and a guarantor under the terms of Amscan Holdings’ senior subordinated notes and then existing senior secured term loan facility. The senior secured asset-based revolving credit facility may be used for working capital, general corporate purposes and the issuance of letters of credit to support payment obligations incurred in the ordinary course of business by Amscan Holdings and its subsidiaries.

The senior secured asset-based revolving credit facility currently provides for (a) revolving loans in an aggregate principal amount not to exceed $325 million, subject to a borrowing base described below, (b) swing-line loans in an aggregate principal amount at any time outstanding not to exceed 10% of the aggregate commitments under the senior secured asset-based revolving credit facility and (c) letters of credit in an aggregate face amount at any time outstanding not to exceed $50 million.

Under the senior secured asset-based revolving credit facility, the borrowing base at any time equals (a) 85% of eligible trade receivables plus (b) 85% of eligible inventory at its net orderly liquidation value plus (c) 90% of eligible credit card receivables, less (d) certain reserves.

As of March 31, 2011, the borrowing base was $325.0 million, of which Amscan Holdings had $227.6 million of outstanding borrowings, $15.3 million of outstanding letters of credit and $82.1 million of excess availability.

The senior secured asset-based revolving credit facility also provides that Amscan Holdings has the right from time to time to request an amount of additional commitments up to $125 million, of which the entire amount remains available. The lenders under the senior secured asset-based revolving credit facility are not under any obligation to provide any such additional commitments, and any increase in commitments is subject to several conditions precedent and limitations. If Amscan Holdings were to request any additional commitments, and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $450 million, but Amscan Holdings’ ability to borrow under this facility would still be limited by the amount of the borrowing base.

On December 2, 2010, Amscan Holdings entered into an amendment to the senior secured asset-based revolving credit facility to permit the Transactions (as defined below) and amend the maturity date under the senior secured asset-based revolving credit facility to provide for a maturity date of August 13, 2015 or, if still outstanding, the date that is 120 days prior to the scheduled maturity of Amscan Holdings’ senior subordinated notes or any indebtedness that refinances Amscan Holdings’ senior subordinated notes.

Interest Rate and Fees

Amounts borrowed under the senior secured asset-based revolving credit facility bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of Wells Fargo, N.A., (2) the federal funds rate in effect on such date plus 1/2 of 1.00% and (3) the LIBOR rate for a three-month interest period plus 1% or (b) the LIBOR rate determined by reference to the LIBOR cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin percentage ranges from 1.25% to 1.75% for alternate base rate loans and from 2.25% to 2.75% for loans based on the LIBOR rate, in each case based on average historical excess availability (as defined in the senior secured asset-based revolving credit facility).

In addition to paying interest on outstanding principal under the senior secured asset-based revolving credit facility, Amscan Holdings is required to pay a commitment fee of between 0.375% and 0.50% per annum in respect of the unutilized commitments thereunder. Amscan Holdings must also pay customary letter of credit fees and agency fees.

Guarantees and Security

All obligations under the senior secured asset-based revolving credit facility are guaranteed, jointly and severally, by us and each of the existing and future domestic subsidiaries of Amscan Holdings. Each guarantor has secured its obligations under the guaranty by a first priority lien on its accounts receivable, inventory, cash and related proceeds and assets and a second priority lien on substantially all of its other assets.

Covenants and Other Matters

The senior secured asset-based revolving credit facility contains negative covenants that, among other things and subject to certain exceptions, restrict our ability, and the ability of Amscan Holdings and its restricted subsidiaries, to:

•	incur additional indebtedness;

•	pay dividends or distributions on capital stock or redeem, repurchase or retire capital stock of the Company, Amscan Holdings, or any of its restricted subsidiaries or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make certain investments, loans, advances and acquisitions;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens;

•	transfer or sell assets;

•	guarantee debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

In addition, Amscan Holdings must comply with a fixed charge coverage ratio if excess availability under the senior secured asset-based revolving credit facility on any day is less than (a) 15% of the lesser of the aggregate commitments or the then borrowing base or (b) $25 million. The fixed charge coverage ratio is the ratio of (i) Adjusted EBITDA minus the unfinanced portion of consolidated capital expenditures (as defined in our senior secured asset-based revolving credit facility) to (ii) fixed charges (as defined in our senior secured asset-based revolving credit facility). Excess availability under the senior secured asset-based revolving credit facility is defined as the lesser of (a) the aggregate commitments under the senior secured asset-based revolving credit facility and (b) the then borrowing base, minus the outstanding credit extensions. The Company has not been subject to the fixed charge coverage ratio as its excess availability has not fallen below the amounts specified above.

The senior secured asset-based revolving credit facility also contains certain customary affirmative covenants and events of default, including a cross-default provision in the case of a default according to the terms of any indebtedness with an aggregate principal amount of $20 million or more.

Senior Secured Term Loan Facility

General

On December 2, 2010, Amscan Holdings entered into a $675 million senior secured term loan facility with Credit Suisse AG, as administrative and collateral agent, and other lenders.

At March 31, 2011, the outstanding principal amount of term loans under the senior secured term loan facility was $665.2 million, which reflects an original issue discount of $6.8 million net of $0.3 million of accumulated amortization.

The senior secured term loan facility also provides that Amscan Holdings has the right from time to time to request an amount of additional term loans up to $175 million and to refinance, replace or extend the maturity date of all or a portion of the then existing term loans under the senior secured term loan facility. The lenders under the senior secured term loan facility are not under any obligation to provide any such additional term loans, provide such refinancing or replacement term loans, or agree to extend the maturity date of existing term loans held by them, and transactions to effect any additional, refinancing, replacement or extended term loans are subject to several conditions precedent and limitations.

Amortization and Maturity

The term loans under the senior secured term loan facility mature on December 2, 2017 (or January 30, 2014, if Amscan Holdings’ senior subordinated notes are not refinanced with indebtedness permitted to be incurred under the senior secured term loan facility that matures at least 91 days after the maturity date of the term loans). The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments, with the balance payable on the maturity date thereof.

Interest Rate and Fees

Amounts borrowed under the senior secured term loan facility bear interest at a rate per annum equal to an applicable margin plus, at Amscan Holdings’ option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG, (2) the federal funds rate in effect on such date plus 1/2 of 1.00% and (3) the LIBOR rate for a one-month interest period plus 1% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs, but not less than 1.50%. The applicable margin percentage is 4.25% for alternate base rate loans and 5.25% for loans based on the LIBOR rate.

In addition to paying interest on outstanding principal under the senior secured term loan facility, Amscan Holdings must also pay customary agency fees.

Prepayments

The senior secured term loan facility requires Amscan Holdings to prepay outstanding term loans, subject to certain exceptions, with (a) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior secured term loan facility, (b) commencing with the fiscal year ended December 31, 2011, 50% (which percentage will be reduced to 25% and 0% if the Amscan Holdings’ total leverage ratio is less than a specified ratio set forth in the senior secured term loan facility) of our annual excess cash flow (as defined in the senior secured term loan facility), and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events) by Amscan Holdings or by its subsidiaries, subject to reinvestment rights and certain other exceptions. The total leverage ratio is the ratio of our consolidated total debt (as defined in our senior secured term loan facility) to Adjusted EBITDA.

The term loans under the senior secured term loan facility are subject to a 1.00% prepayment premium if voluntarily repaid under certain circumstances before December 2, 2011. Otherwise, Amscan Holdings may voluntarily prepay outstanding loans under the senior secured term loan facility at any time, subject to customary breakage costs with respect to LIBOR loans.

Under the senior secured term loan facility, excess cash flow payments serve to reduce future scheduled quarterly principal payments. Amscan Holdings is not required to calculate excess cash flow or make any related prepayment until the end of fiscal 2011.

Guarantees and Security

All obligations under the senior secured term loan facility are guaranteed, jointly and severally, by us and each of the existing and future domestic subsidiaries of Amscan Holdings. Each guarantor has secured its obligations under the guaranty by a first priority lien on substantially all of its assets (other than its accounts receivable, inventory, cash and related proceeds and assets) and a second priority lien on its accounts receivable, inventory, cash and related proceeds and assets.

Covenants and Other Matters

The senior secured term loan facility contains negative covenants that, among other things and subject to certain exceptions, restrict our ability, and the ability of Amscan Holdings and any of its restricted subsidiaries, to:

•	incur additional indebtedness;

•	pay dividends or distributions on capital stock or redeem, repurchase or retire capital stock of Amscan Holdings, us, or any restricted subsidiary or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make certain investments, loans, advances and acquisitions;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens;

•	transfer or sell assets;

•	guarantee debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

The senior secured term loan facility also contains certain customary affirmative covenants and events of default, including a cross-default provision in the case of a default according to the terms of any indebtedness with an aggregate principal amount of $20 million or more.

Notes

General

On April 30, 2004, Amscan Holdings issued $175 million in principal amount of 8.75% senior subordinated notes due May 1, 2014. Interest on the outstanding senior subordinated notes is payable semi-annually in arrears on each May 1 and November 1, commencing on November 1, 2004. The outstanding senior subordinated notes are guaranteed, jointly and severally, on an unsecured subordinated basis by each of the existing and future domestic subsidiaries of Amscan Holdings.

Covenants

The indenture governing the outstanding notes contains certain covenants limiting, among other things and subject to certain exceptions, the ability of Amscan Holdings and its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or distributions on capital stock or redeem, repurchase or retire capital stock of Amscan Holdings or any restricted subsidiary or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make certain investments, loans, advances and acquisitions;

•	enter into sale and leaseback transactions;

•	engage in transactions with affiliates;

•	create liens;

•	transfer or sell assets;

•	guarantee debt;

•	create restrictions on the payment of dividends or other amounts to Amscan Holdings from its restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of Amscan Holdings’ assets and the assets of its subsidiaries; and

•	engage in unrelated businesses.

The indenture governing the outstanding notes also contains certain customary affirmative covenants and events of default, including a cross-payment default provision and cross-acceleration provision in the case of a payment default or acceleration according to the terms of any indebtedness with an aggregate principal amount of $15 million or more.

Prepayments

On and after May 1, 2009, Amscan Holdings may redeem its outstanding senior subordinated notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of senior subordinated notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage

2010	102.917%
2011	101.458%
2012 and thereafter	100.000%

If Amscan Holdings experiences certain kinds of change in control, Amscan Holdings must offer to purchase its outstanding senior subordinated notes at 101% of their principal amount, plus accrued and unpaid interest.

We intend to use net proceeds from this offering to redeem or repurchase all of the outstanding senior subordinated notes.

Asset Sales

If Amscan Holdings or its restricted subsidiaries engage in certain asset sales, Amscan Holdings generally must either invest the net cash proceeds from such sales in its business within a period of time, prepay senior debt or make an offer to purchase a principal amount of its outstanding senior subordinated notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the outstanding senior subordinated notes will be 100% of their principal amount, plus accrued and unpaid interest.

Other Indebtedness

At December 31, 2010, Amscan Holdings has a $0.4 million Canadian dollar denominated revolving credit facility that bears interest at the Canadian prime rate plus 1.1% and expires in June 2011, and a £1.4 million British Pound Sterling denominated revolving credit facility that bears interest at the U.K. base rate plus 1.75% on the first £1.0 million British Pound Sterling and 4.75% over the U.K. base rate on the remaining £0.4 million British Pound Sterling. The British Pound Sterling revolving credit facility expires on June 30, 2011. There were no borrowings under the Canadian dollar denominated revolving credit facility or the British Pound Sterling revolving credit facility as of March 31, 2011. Amscan Holdings expects to renew these revolving credit facilities upon expiration.

Long-term borrowings at March 31, 2011 include a mortgage note issued by Amscan Holdings in favor of the New York State Job Development Authority of $4.3 million. The mortgage note was amended on December 18, 2009, extending the fixed monthly payments of principal and interest for a period of 60 months up to and including December 31, 2014. The note bears interest at the rate of 2.26%, and is subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. The mortgage note is collateralized by a distribution facility located in Chester, New York.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market after the restrictions lapse, or the possibility of such sales, could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding           shares of our common stock, assuming no exercise by the underwriters of their option to purchase additional shares and no exercise of options outstanding as of March 31, 2011. Of these shares, all           shares of our common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, except for any of these shares that are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 described below.

After this offering,          shares of our common stock held by existing stockholders will be “restricted securities,” as that term is defined in Rule 144. These restricted securities may be sold in the public market only pursuant to an effective registration statement or an exemption from registration under the Securities Act. The exemptions under Rule 144 and Rule 701 are summarized below. Subject to the Stockholders Agreement and the lock-up agreements described below and the provisions of Rule 144 and Rule 701, these restricted securities will be available for sale in the public market as follows:

Number of Shares	Date of Availability for Sale

On the date of this prospectus
180 days after the date of this prospectus and various times thereafter

Lock-Up Agreements

In connection with this offering, officers, directors, employees and holders of substantially all of our common stock, including the selling stockholders, who together hold an aggregate of          shares of our common stock after the completion of this offering, have agreed, subject to limited exceptions, not to directly or indirectly sell or dispose of any shares of common stock (except for shares to be sold by the selling stockholders in this offering) or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. For additional information, see “Underwriting.”

Rule 144

In general, under Rule 144, immediately upon the completion of this offering, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, so long as we are current with our filings with the SEC. If such person has held the shares for at least one year, such person may effect sales of our common stock even if current public information about us is not available.

Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume in our common stock on during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, consultants or advisors, other than our affiliates, who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell these shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the various restrictions, including the availability of public information about us, holding period and volume limitations, contained in Rule 144.

Stock Plans

As of March 31, 2011, we had outstanding options to purchase 3,283.27 shares of our common stock, of which options to purchase 1,027.19 shares were vested. Following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of our common stock subject to outstanding options and options and other awards issuable pursuant to our stock plans. See “Executive Compensation — Stock-based Incentive Program” for additional information about these plans. Accordingly, shares of our common stock registered under the registration statements will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

Registration Rights

Subject to the lock-up agreement described above, certain holders of our common stock may demand that we register their shares under the Securities Act or, if we file another registration statement under the Securities Act, may elect to include their shares of common stock in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of our common stock. This summary is based upon the Internal Revenue Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis.

This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, or holders subject to the alternative minimum tax). In addition, except as explicitly addressed herein with respect to estate tax, this summary does not address estate and gift tax considerations or considerations under the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not classified as a partnership and is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Our Common Stock

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distribution would also be subject to the discussion below under the section titled “Additional Withholding Requirements.”

Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with the appropriate IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, a reduction in withholding under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) certifying that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above must be provided to us or our agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income.

Non-U.S. Holders that do not timely provide us or our agent with the required certification but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under the section titled “Additional Withholding Requirements”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “United States real property holding corporation”, as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met, or (iii) such gain is effectively connected with the conduct by such

Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market at any time during the calendar year in which the disposition occurs and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition and the holder’s holding period. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Additional Withholding Requirements

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds from a sale or other disposition of our common stock paid after December 31, 2012 to (i) a “foreign financial institution” (as defined under these rules), unless the institution meets certain requirements, including entering into an agreement with the United States government to collect and report information regarding United States account holders of the institution (which includes certain equity and debt holders of the institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a “non-financial foreign entity” that is the beneficial owner of the payment (or that holds the stock on behalf of another non-financial foreign entity that is the beneficial owner) unless the entity (or the beneficial owner) meets certain requirements, including certifying that it does not have any “substantial United States owner” (as defined under these rules) or providing the name, address and taxpayer identification number of each substantial United States owner. The scope of these rules remains unclear and potentially subject to material changes resulting from any future guidance. Prospective investors should consult their own tax advisors regarding the possible impact of this legislation on their investment in our common stock.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our common stock paid to the holder and the tax withheld, if any, with respect to the distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 28% and scheduled to increase to 31% for taxable years 2013 and thereafter, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above under the section titled “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or, in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and therefore, may be subject to U.S. federal estate tax.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional           shares from the Company and the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors, and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to list the common stock on the New York Stock Exchange under the symbol “PRTY”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the     , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Company’s common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters or securities dealers may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Certain of the underwriters may allocate a limited number of shares for sale to online brokerage customers. An electronic prospectus is available on the Internet websites maintained by certain of the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites are not part of this prospectus.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     . The selling stockholders estimate that their share of the total expenses of the offering will be approximately $     .

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. For instance, affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders under our credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates act as Joint Bookrunner, Joint Lead Arranger, Syndication Agent, Issuing Bank, and Lender under the New ABL Facility; certain affiliates of Wells Fargo Securities, LLC act as Administrative Agent, Collateral Agent, Joint Bookrunner, Joint Lead Arranger, Swingline Lender and Lender under the New ABL Facility; and an affiliate of Credit Suisse Securities (USA) LLC is a Lender under the New ABL Facility. Because we may use net proceeds from this offering to pay down the New ABL Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC together with their affiliates may receive proceeds from this offering in addition to their underwriting compensation. None of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, or Credit Suisse Securities (USA) LLC will receive 5% or more of the net proceeds from this offering.

Additionally, Goldman, Sachs & Co. indirectly owns through certain funds managed by the Sponsors a small ownership interest in the shares of our common stock. Goldman, Sachs & Co. and its affiliates will not, however, be receiving more than 5% of the net offering proceeds from the offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that

Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(1) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Issuer for any such offer; or

(3)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Issuer, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

VALIDITY OF COMMON STOCK

Ropes & Gray LLP, Boston, Massachusetts, will pass for us on the validity of the shares of common stock offered by this prospectus. The underwriters are being represented by Latham & Watkins LLP, New York, New York. Ropes & Gray LLP and some attorneys of Ropes & Gray LLP are members of an investment entity that is an investor in certain investment funds sponsored by Berkshire Partners and Weston Presidio and a direct investor in Party City Holdings Inc. This investment entity directly and indirectly owns less than 1% of the outstanding equity of Party City Holdings Inc.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, as set forth in their report. The financial statements and schedule in the prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our website addresses are www.amscan.com and www.PartyCity.com. Our subsidiary, Amscan Holdings Inc., currently is a voluntary filer and makes available free of charge, through www.amscan.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information contained on, or accessible through, these websites is not part of this prospectus, and is therefore not incorporated by reference.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission (“SEC”) are not required under the related instructions or are inapplicable and therefore have been omitted.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Note 3)
	(Amounts in thousands, except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$18,221	$20,454
Accounts receivable, net of allowances	113,889	107,331
Inventories, net of allowances	437,059	424,317
Prepaid expenses and other current assets	65,037	65,672

Total current assets	634,206	617,774
Property, plant and equipment, net	202,757	190,729
Goodwill	660,366	630,492
Trade names	129,954	129,954
Other intangible assets, net	52,795	55,362
Other assets, net	29,250	28,840

Total assets	$1,709,328	$1,653,151

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$227,632	$150,098
Accounts payable	91,848	108,172
Accrued expenses	107,803	111,054
Income taxes payable	29,550	34,325
Redeemable warrants	—	15,086
Current portion of long-term obligations	9,100	9,046

Total current liabilities	465,933	427,781
Long-term obligations, excluding current portion	839,051	841,112
Deferred income tax liabilities	95,091	94,981
Deferred rent and other long-term liabilities	17,623	14,766

Total liabilities	1,417,698	1,378,640
Redeemable common securities (including 1,142.27 and 597.52 common shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	33,179	18,089
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 19,051.31 and 18,905.31 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	—
Class B common stock, $0.01 par value, convertible into Class A common stock, 11,918.71 shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Additional paid-in capital	287,751	287,583
Retained deficit	(30,119)	(27,558)
Accumulated other comprehensive loss	(1,613)	(5,915)

Party City Holdings Inc. stockholders’ equity	256,019	254,110
Noncontrolling interests	2,432	2,312

Total stockholders’ equity	258,451	256,422

Total liabilities, redeemable common securities and stockholders’ equity	$1,709,328	$1,653,151

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2011		2010
	(Unaudited)
	(Amounts in thousands)

Revenues:
Net sales		$352,501		$304,379
Royalties and franchise fees		3,681		3,844

Total revenues		356,182		308,223
Expenses:
Cost of sales		225,014		199,900
Wholesale selling expenses		13,852		10,390
Retail operating expenses		61,848		52,960
Franchise expenses		3,365		3,124
General and administrative expenses		31,545		29,925
Art and development costs		3,950		3,636

Total expenses		339,574		299,935

Income from operations		16,608		8,288
Interest expense, net		20,368		9,301
Other expense (income), net		62		(69)

Loss before income taxes		(3,822)		(944)
Income tax benefit		(1,330)		(575)

Net loss		(2,492)		(369)
Less: net income attributable to noncontrolling interest		71		43

Net loss attributable to Party City Holdings Inc.		$(2,563)		$(412)

Net loss per common share-basic	$		$

Net loss per common share-diluted	$		$

Weighted-average number of common shares-basic

Weighted-average number of common shares-diluted

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Three Months Ended March 31, 2011

					Accumulated	Amscan
	Class A and Class B		Additional		Other	Holdings, Inc.
	Common	Common	Paid-in	Retained	Comprehensive	Stockholders’	Noncontrolling	Total
	Shares	Stock	Capital	Deficit	Loss	Equity	Interests	Equity
	(Unaudited)
	(Amounts in thousands)

Balance at December 31, 2010	30,226.50	$—	$287,583	$(27,558)	$(5,915)	$254,110	$2,312	$256,422
Net loss				(2,563)		(2,563)	71	(2,492)
Net change in cumulative translation adjustment					3,794	3,794	49	3,843
Change in fair value of interest rate swap contracts, net of income taxes					708	708		708
Change in fair value of foreign exchange contracts, net of income taxes					(200)	(200)		(200)

Comprehensive income						1,739	120	1,859
Exercise of redeemable warrants			(3)			(3)		(3)
Exercise of non-redeemable warrant	740.74		—			—		—
Exercise of non-redeemable common stock options	2.78		28			28		28
Equity based compensation expense			143			143		143
Distribution in lieu of dividend				2		2		2

Balance at March 31, 2011	30,970.02	$—	$287,751	$(30,119)	$(1,613)	$256,019	$2,432	$258,451

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(Amounts in thousands)

Cash flows used in operating activities:
Net loss	$(2,492)	$(369)
Less: net income attributable to noncontrolling interest	71	43

Net loss attributable to Party City Holdings Inc.	(2,563)	(412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	13,249	11,574
Amortization of deferred financing costs	1,197	221
Provision for doubtful accounts	361	304
Deferred income tax provision	261	377
Deferred rent	2,023	437
Undistributed income in unconsolidated joint venture	(313)	(288)
Loss on disposal of equipment	5	303
Equity based compensation	143	93
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,660	(4,469)
Decrease in inventories	2,721	2,752
Decrease (increase) in prepaid expenses and other current assets	3,392	(4,140)
Decrease in accounts payable, accrued expenses and income taxes payable	(35,043)	(24,293)

Net cash used in operating activities	(12,907)	(17,541)
Cash flows used in investing activities:
Cash paid in connection with acquisitions	(56,420)	(3,585)
Capital expenditures	(10,977)	(6,924)
Proceeds from disposal of property and equipment	1	54

Net cash used in investing activities	(67,396)	(10,455)
Cash flows provided by financing activities:
Repayment of loans, notes payable and long-term obligations	(2,506)	(3,383)
Borrowings under revolving credit facilities	77,816	33,815
Distribution in lieu of dividend	2	—
Proceeds from exercise of stock options	28	—

Net cash provided by financing activities	75,340	30,432
Effect of exchange rate changes on cash and cash equivalents	2,730	(802)

Net (decrease) increase in cash and cash equivalents	(2,233)	1,634
Cash and cash equivalents at beginning of period	20,454	15,420

Cash and cash equivalents at end of period	$18,221	$17,054

Supplemental disclosure of cash flow information:
Cash paid during the period
Interest	$14,032	$4,751
Income taxes	$3,081	$3,516

See accompanying notes to unaudited condensed consolidated financial statements.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except share amounts)

Note 1 —	Description of Business

Party City Holdings Inc. (“Party City Holdings” or the “Company”), formerly known as AAH Holdings Corporation, designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, costumes, other garments, gifts and stationery throughout the world. In addition, the Company operates specialty retail party supply stores in the United States, principally under the names Party City and Halloween City, franchises both individual stores and franchise areas throughout the United States and Puerto Rico principally under the name Party City and operates its e-commerce website, PartyCity.com. On a stand alone basis, without the consolidation of its subsidiaries, Party City Holdings Inc. has no significant assets or operations.

Note 2 —	Acquisitions

On January 30, 2011, the Company acquired the common stock of Riethmüller GmbH (“Riethmüller”) for $47,069, in a transaction accounted for as a purchase business combination. Riethmüller is a German distributor of party goods and carnival items with latex balloon manufacturing operations in Malaysia and the ability to manufacture certain party goods in Poland. The results of this newly acquired business are included in the consolidated financial statements since the January 30, 2011 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

The preliminary estimate of the excess of the purchase price over the tangible assets is initially being assigned to goodwill. The following summarizes the estimated fair value of the assets and liabilities acquired: accounts receivable of $8,581, inventory of $14,828, fixed assets of $11,227, other current and non-current assets of $5,403, accounts payable and other current liabilities of $9,440 and other non-current liabilities of $4,086. The remaining $20,556 has been initially recorded as goodwill. The allocation of the purchase price is based on our preliminary estimates of the fair value of the tangible assets acquired and liabilities assumed. The Company is still in the process of accumulating information to complete the determination of the fair value of certain acquired assets, including identifiable intangible assets acquired. Goodwill arises because the purchase price reflects the strategic fit and expected synergies this business will bring to the Company’s operations. The acquisition expands the Company’s vertical business model into the latex balloon category, allowing the Company to capture the manufacturing and wholesale margin on such sales, and gives the Company an additional significant presence in Germany, Poland and Malaysia.

On September 30, 2010, the Company acquired Christy’s By Design Limited and three affiliated companies (the “Christy’s Group”) from Christy Holdings Limited, a U.K. based company. The Christy’s Group designs and distributes costumes and other garments and accessories through its operations in Asia and the U.K. The fair value of the total consideration paid at date of acquisition was $30,368. The results of this newly acquired business are included in the consolidated financial statements since the September 30, 2010 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

The Christy’s Group acquisition has been accounted for as a purchase business combination. The preliminary estimate of the excess of the purchase price over the tangible assets and identified intangible assets acquired was assigned to goodwill. The following summarizes the estimated fair value of the assets and liabilities acquired: accounts receivable of $17,656, inventory of $457, fixed assets of $582, and accounts payable and accrued expenses of $13,636. The remaining $25,309 has been initially recorded as goodwill. The allocation of the purchase price is based on our preliminary estimates of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The Company is still in the process of accumulating information to complete the determination of the fair value of certain acquired assets. Goodwill arises because the purchase price reflects the strategic fit and expected synergies this business will bring to the Company’s operations. The Christy’s Group acquisition provided the Company the opportunity to manufacture

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Halloween costumes for sale to its U.S. retail segment, allowing the Company to capture the manufacturing and wholesale margins on such sales. The acquisition also allowed the Company to leverage its existing U.K. distribution capacity to expand the Christy’s Group business in Europe. The Company elected to treat the U.K. entities acquired as foreign branches for U.S. tax purposes. As a result, the entire excess of the purchase price over the fair value of the tangible assets and liabilities acquired is deductible for U.S. tax purposes over 15 years.

On December 21, 2009, the Company entered into an Asset Purchase Agreement with American Greetings Corporation (“American Greetings”) under which it acquired certain assets, equipment and processes used in the manufacture and distribution of party goods effective on March 1, 2010 (the “Designware Acquisition”). In connection with the Designware Acquisition, the companies also entered into a Supply and Distribution Agreement and a Licensing Agreement (collectively, the “Agreements”). Under the terms of the Agreements, the Company has exclusive rights to manufacture and distribute products into various channels including the party store channel. In addition, American Greetings will continue to distribute party goods to various channels including to its mass market, drug, grocery, and specialty retail customers. American Greetings will purchase substantially all of its party goods requirements from the Company and the Company will license from American Greetings the “Designware” brand and other character licenses. The results of this business are included in the consolidated financial statements since the March 1, 2010 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

The acquisition-date fair value of the total consideration transferred was $45,881, including cash of $24,881 and a warrant to purchase approximately 2% of the Common Stock of PCHI valued at $21,000. The fair value of the warrant was determined based on the agreement between the parties. The warrant was exercised in February 2011.

During 2010, the Company acquired 20 franchisee stores located throughout several states for total consideration of $24,300. Total consideration consisted of $21,500 in cash and the exchange of five corporate stores located in Pennsylvania. Excluding the assets exchanged of $2,800, the fair value of the assets and liabilities acquired for cash were $2,500 of inventory and $1,600 of fixed assets. The remaining $17,400 has been recorded as goodwill. Goodwill arises because the purchase price reflects the value of the geographic location of each acquired store, as well as their maturity and historical profitability. The entire excess of the purchase price over the fair value of the tangible assets acquired is deductible for tax purposes over 15 years

During the three months ended March 21, 2011, the Company acquired 3 franchisee stores in California for total consideration of $9,200. The fair value of the assets acquired were $1,300 of inventory and $300 of fixed assets. The remaining $7,600 has been recorded as goodwill.

Note 3 —	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010, and the audited balance sheet as of December 31, 2010, include the accounts of the Company and its majority-owned and controlled entities. All material intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included in the unaudited condensed consolidated financial statements. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011. Our business is subject to substantial seasonal variations, as our retail segment has realized a significant portion of its net sales, cash flow and net income in the fourth quarter of each year, principally due to its Halloween season sales in October and, to a lesser extent, other holiday

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

season sales at the end of the calendar year. We expect that this general pattern will continue. Our results of operations may also be affected by industry factors that may be specific to a particular period, such as movement in and the general level of raw material costs. For further information, see the consolidated financial statements and notes thereto included in Amscan Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.

Note 4 —	Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2011	2010

Finished goods	$426,912	$416,831
Raw Materials	13,670	11,879
Work in Process	7,048	6,112

	447,630	434,822
Reserve for slow-moving and obsolete inventory	(10,571)	(10,505)

	$437,059	$424,317

Inventories are valued at the lower of cost or market. The Company determines the cost of inventory at its retail stores using the weighted average method, which approximates the first-in, first-out method. All other inventory cost is determined using the first-in, first-out method.

Note 5 —	Income Taxes

The income tax benefit for the quarters ended March 31, 2011 and 2010 were determined based upon the Company’s estimated consolidated effective income tax rates of 35.8% and 35.7% for the years ending December 31, 2011 and 2010, respectively. The differences between the estimated consolidated effective income tax rate and the U.S. federal statutory rate are primarily attributable to state income taxes and available domestic manufacturing deductions.

In addition, the income tax benefit for the first quarter of 2011 reflects interest on remaining unrecognized tax benefits, and for the first quarter of 2010 reflects the expiration of state statutes of limitations resolving previously unrecognized tax benefits.

Note 6 —	Restructuring

In connection with the November 2007 acquisition of Factory Card & Party Outlet (“FCPO”), $9,101 was accrued related to plans to restructure FCPO’s merchandising assortment and administrative operations and involuntarily terminate a limited number of FCPO personnel. Through March 31, 2011, the Company incurred $7,656 in restructuring costs, including $51 incurred in the three months ended March 31, 2011. The Company expects to incur the remaining balance of $1,445 in 2011.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Comprehensive Income (Loss)

Comprehensive income (loss) attributable to Party City Holdings Inc. consisted of the following:

	Three Months Ended March 31,
	2011	2010

Net loss	$(2,563)	$(412)
Net change in cumulative translation adjustment	3,794	(1,032)
Change in fair value of interest rate swap contracts, net of income tax expense of $416 and $290	708	494
Change in fair value of foreign exchange contracts, net of income tax (benefit) expense of $(117) and $313	(200)	532

Comprehensive income (loss)	$1,739	$(418)

Note 8 —	Capital Stock

At March 31, 2011 and December 31, 2010, the Company’s authorized capital stock consisted of 10,000.00 shares of preferred stock, $0.01 par value, of which no shares were issued or outstanding, 40,000.00 shares of Class A Common Stock, $0.01 par value, of which 19,051.31 and 18,905.31 shares were issued and outstanding, respectively, and 15,200.00 shares of Class B Common Stock, $0.01 par value, of which 11,918.71 shares were issued and outstanding, respectively. At March 31, 2011 and December 31, 2010, 15,200 shares of Class A Common Stock, $0.01 par value were reserved for issuance upon the conversion of Class B Common Stock, $0.01 par value.

The holders of common stock are entitled to vote as a single class on all matters upon which shareholders have a right to vote, subject to the requirements of applicable laws. Each share of Class A and Class B Common Stock entitles its holder to one vote. For so long as at least 50% of the shares of Class B Common Stock issued at the effective time of the Second Amended and Restated Certificate of Incorporation remain outstanding, the holders of a majority of outstanding shares of Class B Common Stock must affirmatively vote or consent to sell, merge, consolidate, reorganize, liquidate or otherwise dispose of all or substantially all of the assets of the Company and, among other things and in certain instances, to incur indebtedness, to pay dividends or distributions and to effectuate a public offering of the Company’s Class A Common Stock.

Each share of Class B Common Stock is convertible into a share of Class A Common Stock on a one-for-one basis (i) upon transfer to a person or entity which is not a Permitted Transferee (as defined in our Second Amended and Restated Certificate of Incorporation), (ii) upon a Qualified Initial Public Offering (as defined in our Second Amended and Restated Certificate of Incorporation) and (iii) at such time as less than 20% of the 11,918.71 shares of Class B Common Stock are controlled or owned by Permitted Transferees.

Of the Class A Common Stock, 1,142.27 and 597.52 shares were redeemable at March 31, 2011 and December 31, 2010, respectively, and classified as “redeemable common securities” on the balance sheet, as described below.

Certain employee stockholders owned 1,142.27 and 597.52 shares of PCHI common stock at March 31, 2011 and December 31, 2010, respectively. Under the terms of the PCHI stockholders’ agreement dated April 30, 2004, as amended, the Company has an option to purchase all of the shares of common stock held by former employees and, under certain circumstances, former employee stockholders can require the Company to purchase all of the shares held by the former employee. The purchase price as prescribed in the stockholders’ agreement is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The aggregate amount that may be payable by the Company to certain employee stockholders based on the estimated fair market value of fully paid and vested

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common securities totaled $33,179 at March 31, 2011 and $18,089 at December 31, 2010, and is classified as redeemable common securities on the consolidated balance sheet, with a corresponding adjustment to stockholders’ equity. As there is no active market for the Company’s common stock, the Company estimates the fair value of its common stock based on a valuation model confirmed periodically by recent acquisitions or independent appraisals.

In addition, in 2004, the Company’s CEO and President exchanged vested options in a predecessor company for fully vested options to purchase common stock of the Company. Since these options vested immediately and can be exercised upon the death or disability of the officer and put back to the Company, they are reflected as redeemable common securities of $1,542 on the Company’s balance sheet.

Note 9 —	Segment Information

Industry Segments

The Company has two identifiable business segments. The Wholesale segment includes the design, manufacture, contract for manufacture and wholesale distribution of party goods, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, costumes, other garments, gifts and stationery. The Retail segment includes the operation of company-owned retail party supply superstores in the United States, the sale of franchises on an individual store and franchise area basis throughout the United States and Puerto Rico and e-commerce operations through our PartyCity.com website.

The Company’s industry segment data for the three months ended March 31, 2011 and March 31, 2010 is as follows:

	Wholesale	Retail	Consolidated

Three Months Ended March 31, 2011
Revenues:
Net sales	$199,576	$220,106	$419,682
Royalties and franchise fees	—	3,681	3,681

Total revenues	199,576	223,787	423,363
Eliminations	(67,181)	—	(67,181)

Net Revenues	$132,395	$223,787	$356,182

Income (loss) from operations	$17,286	$(678)	$16,608

Interest expense, net			20,368
Other expense, net			62

Loss before income tax benefit			$(3,822)

Depreciation and amortization	$5,134	$8,115	$13,249

Total assets	$1,036,646	$672,682	$1,709,328

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Wholesale	Retail	Consolidated

Three Months Ended March 31, 2010
Revenues:
Net sales	$160,959	$198,456	$359,415
Royalties and franchise fees	—	3,844	3,844

Total revenues	160,959	202,300	363,259
Eliminations	(55,036)	—	(55,036)

Net Revenues	$105,923	$202,300	$308,223

Income (loss) from operations	$17,410	$(9,122)	$8,288

Interest expense, net			9,301
Other income, net			(69)

Loss before income tax benefit			$(944)

Depreciation and amortization	$4,391	$7,183	$11,574

Total assets	$811,933	$691,219	$1,503,152

Geographic Segments

The Company’s export sales, other than inter-company sales between geographic areas, are not material. Inter-company sales between geographic areas primarily consist of sales of finished goods for distribution in foreign markets, and are made at cost plus a share of operating profit. No single foreign operation is significant to the Company’s consolidated operations.

Note 10 —	Legal Proceedings

The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe these proceedings will result, individually or in the aggregate, in a material adverse effect on its financial condition or future results of operations.

Note 11 —	Stock Option Plan

The Company recorded $143 and $93 of stock-based compensation in general and administrative expenses during the three months ended March 31, 2011 and 2010, respectively.

During February 2011, the Company granted 26 time options and 138 performance options to employees under the terms of the PCHI 2004 Equity Incentive Plan. The options vest at a rate of 20% per year and are exercisable at $27,700 per share. The ability to exercise vested performance options is contingent upon the occurrence of an initial public offering or a change in control, as defined, and the achievement of specific investment returns to the Company’s stockholders.

During the three months ended March 31, 2011, 2.78 options were exercised. There are options to purchase 3,283.27 shares of common stock outstanding at March 31, 2011.

Note 12 —	Hedging Transactions, Derivative Financial Instruments and Fair Value

The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as market risks. The Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risks managed through the use of derivative financial instruments are interest rate risk and foreign currency exchange rate risk.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Rate Risk Management

As part of the Company’s risk management strategy, the Company periodically uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations. Accordingly, interest rate swap agreements are reflected in the consolidated balance sheets at fair value and the related gains and losses on these contracts are deferred in equity and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. The fair value of an interest rate swap agreement is the estimated amount that the counterparty would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparty.

At March 31, 2011 and December 31, 2010, the Company had an interest rate swap agreement with the notional amount of $135,374, and a net liability fair value of $1,120 and $2,244 at March 31, 2011 and December 31, 2010, respectively. The swap agreements had unrealized net losses of $706 and $1,414 at March 31, 2011 and December 31, 2010, respectively, which were included in accumulated other comprehensive income (loss). No components of these agreements are excluded in the measurement of hedge effectiveness. As these hedges are 100% effective, there is no current impact on earnings due to hedge ineffectiveness.

Foreign Exchange Risk Management

A portion of the Company’s cash flows is derived from transactions denominated in foreign currencies. The United States dollar value of transactions denominated in foreign currencies fluctuates as the United States dollar strengthens or weakens relative to these foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, including the British Pound Sterling and the Euro, the Company enters into foreign exchange contracts with major international financial institutions. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inter-company inventory purchases and trade receivables. No components of the contracts are excluded in the measurement of hedge effectiveness. The critical terms of the foreign exchange contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of foreign exchange contracts should be highly effective in offsetting changes in the expected cash flows from the forecasted transactions.

At March 31, 2011 and December 31, 2010 the Company had foreign currency exchange contracts with notional amounts of $14,774 and $13,468, respectively and fair values of $(120) and $197, respectively. The foreign currency exchange contracts are reflected in the consolidated balance sheets at fair value. The fair value of the foreign currency exchange contracts is the estimated amount that the counter-parties would receive or pay to terminate the foreign currency exchange contracts at the reporting date, taking into account current foreign exchange spot rates. The fair value adjustment at March 31, 2011 and December 31, 2010 resulted in an unrealized net gain of $124 and an unrealized net loss of $(76), respectively, which are included in accumulated other comprehensive income (loss). As these hedges are 100% effective, there is no current impact on earnings due to hedge ineffectiveness. The Company anticipates that substantially all gains and losses in accumulated other comprehensive income (loss) related to these foreign exchange contracts will be reclassified into earnings by December 2011.

Fair Value Measurement

ASC Subtopic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC Subtopic 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following tables show assets and liabilities as of March 31, 2011 and December 31, 2010, that are measured at fair value on a recurring basis (in thousands):

	Quoted Prices in	Significant
	Active Markets for	Other	Unobservable
	Identical Assets or	Observable	Inputs	Total as of
	Liabilities (Level 1)	Inputs (Level 2)	(Level 3)	March 31, 2011

Derivative assets	—	$33	—	$33
Derivative liabilities	—	(1,274)	—	(1,274)

		Significant
	Quoted Prices in	Other
	Active Markets for	Observable	Unobservable
	Identical Assets or	Inputs	Inputs	Total as of
	Liabilities (Level 1)	(Level 2)	(Level 3)	December 31, 2010

Derivative assets	—	$241	—	$241
Derivative liabilities	—	(2,288)	—	(2,288)

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record other assets and liabilities at fair value on a nonrecurring basis, generally as a result of impairment charges.

The carrying amounts for cash and cash equivalents, accounts receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value at March 31, 2011 and December 31, 2010 because of the short-term maturity of those instruments or their variable rates of interest.

The carrying amount and fair value (based on market prices) of the Company’s Term Loan and $175,000 Senior Subordinated Notes are as follows:

	March 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Term Loan	$665,205	$671,857	$666,644	$674,060
$175,000 Senior Subordinated Notes	175,000	176,750	175,000	176,750

The carrying amounts for other long-term debt approximate fair value at March 31, 2011 and December 31, 2010, based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s outstanding derivative instruments on a gross basis as recorded on its consolidated balance sheets as of March 31, 2011 and December 31, 2010.

			Derivative Assets						Derivative Liabilities
			March 31,			December 31,			March 31,			December 31,
			2011			2010			2011			2010
	Notional Amounts		Balance			Balance			Balance			Balance
	March 31,	December 31,	Sheet		Fair	Sheet		Fair	Sheet		Fair	Sheet		Fair
Derivative Instrument	2011	2010	Line		Value	Line		Value	Line		Value	Line		Value

Interest Rate Hedge	$135,374	$135,374			$—			$—		(b) AE	$(1,120)		(b) AE	$(2,244)
Foreign Exchange Contracts	14,774	13,468		(a) PP	33		(a) PP	241		(b) AE	(154)		(b) AE	(44)

Total Hedges	$150,148	$148,842			$33			$241			$(1,274)			$(2,288)

(a) PP = Prepaid expenses and other current assets

(b) AE = Accrued expenses

Note 13 —	Recently Issued Accounting Pronouncements

In January 2011, the Financial Accounting Standards Board issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings” in Update No. 2010-20. ASU 2011-01 defers the portion of ASU 2010-20 related to troubled debt disclosures. This guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. We do not anticipate any material impact from this update.

Note 14 —	Condensed Consolidating Financial Information

Borrowings under the Term Loan Credit Agreement, the ABL Credit Agreement and the Company’s 8.75% $175,000 senior subordinated notes due April 30, 2014 are guaranteed jointly and severally, fully and unconditionally, by the following wholly-owned domestic subsidiaries (the “Guarantors”), which subsidiaries are 100% owned, directly or indirectly, by Amscan Holdings, Inc.:

•	Amscan Inc.

•	Am-Source, LLC

•	Anagram Eden Prairie Property Holdings LLC

•	Anagram International, Inc.

•	Anagram International Holdings, Inc.

•	Anagram International, LLC

•	Gags & Games, Inc.

•	JCS Packaging Inc.

•	M&D Industries, Inc.

•	Party City Corporation

•	PA Acquisition Corporation

•	SSY Realty Corp.

Non-guarantor subsidiaries (“Non-guarantors”) include the following:

•	Amscan (Asia-Pacific) Pty. Ltd.

•	Amscan de Mexico, S.A. de C.V.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Amscan Distributors (Canada) Ltd.

•	Anagram Espana, S.A.

•	Anagram France S.C.S.

•	Amscan Holdings Limited

•	Anagram International (Japan) Co., Ltd.

•	Amscan Partyartikel GmbH

•	Christy’s Asia, Ltd.

•	Christy’s By Design, Ltd.

•	Christy’s Dress Up, Ltd.

•	Christy’s Garments & Accessories Ltd.

•	JCS Hong Kong Ltd.

•	Riethmüller GmbH

The following information presents condensed consolidating balance sheets at March 31, 2011 and December 31, 2010, the condensed consolidating statements of operations for the three months ended March 31, 2011 and 2010, and the related condensed consolidating statements of cash flows for the three months ended March 31, 2011 and 2010, for the combined Guarantors and the combined Non-guarantors, together with the elimination entries necessary to consolidate the entities comprising the combined companies.

PARTY CITY HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
March 31, 2011

	Amscan Holdings,
	Inc. and Combined	Combined
	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(Amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$9,608	$8,613	$—	$18,221
Accounts receivable, net of allowances	75,137	38,752	—	113,889
Inventories, net of allowances	399,394	38,744	(1,079)	437,059
Prepaid expenses and other current assets	58,881	6,156	—	65,037
Total current assets	543,020	92,265	(1,079)	634,206
Property, plant and equipment, net	188,554	14,203	—	202,757
Goodwill	608,302	52,064	—	660,366
Trade names	129,954	—	—	129,954
Other intangible assets, net	52,795	—	—	52,795
Investment in and advances to unconsolidated subsidiaries	113,253	—	(113,253)	—
Due from affiliates	73,843	59,788	(133,631)	—
Other assets, net	28,349	901	—	29,250
Total assets	$1,738,070	$219,221	$(247,963)	$1,709,328

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	227,632	—	—	227,632
Accounts payable	80,469	11,379	—	91,848
Accrued expenses	92,208	15,595	—	107,803
Income taxes payable	29,932	(333)	(49)	29,550
Due to affiliates	58,282	75,349	(133,631)	—
Current portion of long-term obligations	9,059	41	—	9,100
Total current liabilities	497,582	102,031	(133,680)	465,933
Long-term obligations, excluding current portion	838,972	79	—	839,051
Deferred income tax liabilities	94,370	721	—	95,091
Other	16,918	705	—	17,623
Total liabilities	1,447,842	103,536	(133,680)	1,417,698
Redeemable common securities	33,179	—	—	33,179
Commitments and contingencies
Stockholders’ equity:
Class A and Class B Common Stock	—	336	(336)	—
Additional paid-in capital	287,751	78,094	(78,094)	287,751
Retained earnings	(29,089)	36,065	(37,095)	(30,119)
Accumulated other comprehensive income (loss)	(1,613)	(1,242)	1,242	(1,613)
Party City Holdings Inc. stockholders’ equity	257,049	113,253	(114,283)	256,019
Noncontrolling interests	—	2,432	—	2,432
Total stockholders’ equity	257,049	115,685	(114,283)	258,451
Total liabilities, redeemable common securities and stockholders’ equity	$1,738,070	$219,221	$(247,963)	$1,709,328

CONSOLIDATING BALANCE SHEET
December 31, 2010

	Amscan Holdings,
	Inc. and Combined	Combined
	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(Amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$14,198	$6,256	$—	$20,454
Accounts receivable , net	76,699	30,632	—	107,331
Inventories, net	405,452	19,883	(1,018)	424,317
Prepaid expenses and other current assets	61,211	4,461	—	65,672
Total current assets	557,560	61,232	(1,018)	617,774
Property, plant and equipment, net	187,574	3,155	—	190,729
Goodwill	600,014	30,478	—	630,492
Trade names	129,954	—	—	129,954
Other intangible assets, net	55,362	—	—	55,362
Investment in and advances to unconsolidated subsidiaries	64,485	—	(64,485)	—
Due from affiliates	22,148	12,998	(35,146)	—
Other assets, net	28,057	783	—	28,840
Total assets	$1,645,154	$108,646	$(100,649)	$1,653,151

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	150,098	—	—	150,098
Accounts payable	97,510	10,662	—	108,172
Accrued expenses	102,749	8,305	—	111,054
Income taxes payable	35,706	(1,355)	(26)	34,325
Due to affiliates	11,593	23,553	(35,146)	—
Redeemable warrants	15,086	—	—	15,086
Current portion of long-term obligations	9,005	41	—	9,046
Total current liabilities	421,747	41,206	(35,172)	427,781
Long-term obligations, excluding current portion	841,023	89	—	841,112
Deferred income tax liabilities	94,427	554	—	94,981
Other	14,766	—	—	14,766
Total liabilities	1,371,963	41,849	(35,172)	1,378,640
Redeemable common securities	18,089	—	—	18,089
Commitments and contingencies
Stockholders’ equity:
Class A and Class B Common Stock	—	336	(336)	—
Additional paid-in capital	287,583	31,025	(31,025)	287,583
Retained (deficit)earnings	(26,566)	37,535	(38,527)	(27,558)
Accumulated other comprehensive (loss) income	(5,915)	(4,411)	4,411	(5,915)
Party City Holdings Inc. stockholders’ equity	255,102	64,485	(65,477)	254,110
Noncontrolling interests	—	2,312	—	2,312
Total stockholders’ equity	255,102	66,797	(65,477)	256,422
Total liabilities, redeemable common securities and stockholders’ equity	$1,645,154	$108,646	$(100,649)	$1,653,151

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Party City Holdings Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Party City Holdings Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Party City Holdings Inc. and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young LLP

New York, New York
April 21, 2011, except as to Note 2
as to which the date is XXX XX, 2011

The foregoing report is in the form that will be signed at effectiveness upon the completion of the stock split and computation of earnings per share described in Note 2 to the financial statements.

/s/  Ernst & Young LLP

New York, New York
June 2, 2011

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(Dollars in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$20,454	$15,420
Accounts receivable, net of allowances	107,331	82,781
Inventories, net of allowances	424,317	335,950
Prepaid expenses and other current assets	65,672	58,719

Total current assets	617,774	492,870
Property, plant and equipment, net	190,729	174,994
Goodwill	630,492	559,261
Trade names	129,954	157,283
Other intangible assets, net	55,362	54,669
Other assets, net	28,840	41,424

Total assets	$1,653,151	$1,480,501

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$150,098	$77,635
Accounts payable	108,172	76,901
Accrued expenses	111,054	93,680
Income taxes payable	34,325	32,061
Redeemable warrants	15,086	15,444
Current portion of long-term obligations	9,046	34,906

Total current liabilities	427,781	330,627
Long-term obligations, excluding current portion	841,112	538,892
Deferred income tax liabilities	94,981	101,570
Deferred rent and other long-term liabilities	14,766	11,901

Total liabilities	1,378,640	982,990
Redeemable common securities (including 597.52 and 592.84 common shares issued and outstanding at December 31, 2010 and December 31, 2009 )	18,089	18,389
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 18,307.79 and 18,308.33 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	—	—
Class B common stock, $0.01 par value, convertible into Class A common stock, 11,918.17 shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Additional paid-in capital	287,583	335,823
Retained (deficit) earnings	(27,558)	149,557
Accumulated other comprehensive loss	(5,915)	(8,395)

Party City Holdings Inc. stockholders’ equity	254,110	476,985
Noncontrolling interests	2,312	2,137

Total stockholders’ equity	256,422	479,122

Total liabilities, redeemable common securities and stockholders’ equity	$1,653,151	$1,480,501

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2010		2009		2008
	(Dollars in thousands)

Revenues:
Net sales		$1,579,677		$1,467,324		$1,537,641
Royalties and franchise fees		19,417		19,494		22,020

Total revenues		1,599,094		1,486,818		1,559,661
Expenses:
Cost of sales		943,058		899,041		966,426
Selling expenses		42,725		39,786		41,894
Retail operating expenses		296,891		261,691		273,627
Franchise expenses		12,269		11,991		13,686
General and administrative expenses		134,392		119,193		120,272
Art and development costs		14,923		13,243		12,462
Impairment of trade name		27,400		—		17,376

Total expenses		1,471,658		1,344,945		1,445,743

Income from operations		127,436		141,873		113,918
Interest expense, net		40,850		41,481		50,915
Other expense (income), net		4,208		(32)		(818)

Income before income taxes		82,378		100,424		63,821
Income tax expense		32,945		37,673		24,188

Net income		49,433		62,751		39,633
Less: net income (loss) attributable to noncontrolling interest		114		198		(877)

Net income attributable to Party City Holdings Inc.		$49,319		$62,553		$40,510

Net income per common share — basic	$		$		$

Net income per common share — diluted	$		$		$

Weighted-average number of common shares — basic

Weighted-average number of common shares — diluted

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2008, 2009 and 2010

					Accumulated	Party City
	Class A and Class B		Additional	Retained	Other	Holdings Inc.	Non-
	Common	Common	Paid-in	(Deficit)	Comprehensive	Stockholders’	controlling
	Shares	Stock	Capital	Earnings	Income (Loss)	Equity	Interests	Total
	(Dollars in thousands)

Balance at December 31, 2007	29,543.16	$—	$326,741	$46,494	$2,351	$375,586	$2,488	$378,074
Net income				40,510		40,510	(877)	39,633
Net change in cumulative translation adjustment					(11,338)	(11,338)	(231)	(11,569)
Change in fair value of interest rate swap contracts, net of income tax benefit					(4,855)	(4,855)		(4,855)
Change in fair value of foreign exchange contracts, net of income taxes					1,990	1,990		1,990

Comprehensive income						26,307	(1,108)	25,199
Purchase and revaluation of redeemable common securities	308.64		2,155			2,155		2,155
Tax benefit on exercised options	397.30		1,823			1,823		1,823
Equity based compensation expense			4,357			4,357		4,357
Acquisition of PCFG minority interest						—	509	509
Other	(22.60)	—	—	—	—	—	—	—

Balance at December 31, 2008	30,226.50	$—	$335,076	$87,004	$(11,852)	$410,228	1,889	$412,117
Net income				62,553		62,553	198	62,751
Net change in cumulative translation adjustment					4,007	4,007	50	4,057
Change in fair value of interest rate swap contracts, net of income taxes					1,317	1,317		1,317
Change in fair value of foreign exchange contracts, net of income tax benefit					(1,867)	(1,867)		(1,867)

Comprehensive income						66,010	248	66,258
Purchase of redeemable common securities			(129)			(129)		(129)
Equity based compensation expense			876			876		876

Balance at December 31, 2009	30,226.50	$—	$335,823	$149,557	$(8,395)	$476,985	$2,137	$479,122
Net income				49,319		49,319	114	49,433
Net change in cumulative translation adjustment					(376)	(376)	61	(315)
Change in fair value of interest rate swap contracts, net of income taxes					2,563	2,563		2,563
Change in fair value of foreign exchange contracts, net of income tax benefit					293	293		293

Comprehensive income						51,799	175	51,974
Revaluation of redeemable common securities			(5,305)			(5,305)		(5,305)
Issuance of non-redeemable warrants			21,000			21,000		21,000
Dividend distribution			(64,658)	(226,434)		(291,092)		(291,092)
Equity based compensation expense			723			723		723

Balance at December 31, 2010	30,226.50	$—	$287,583	$(27,558)	$(5,915)	$254,110	$2,312	$256,422

See accompanying notes to consolidated financial statements

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)

Cash flows provided by operating activities:
Net income	$49,433	$62,751	$39,633
Less: net income (loss) attributable to noncontrolling interest	114	198	(877)

Net income attributable to Party City Holdings Inc.	49,319	62,553	40,510
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	49,418	44,382	47,278
Amortization of deferred financing costs	2,475	2,163	2,221
Provision for doubtful accounts	637	3,982	1,092
Deferred income tax (benefit) expense	(8,942)	8,803	(7,885)
Deferred rent	4,500	1,763	1,202
Undistributed income in unconsolidated joint venture	(678)	(632)	(538)
Impairment of trade names	27,400	—	17,376
Impairment of fixed assets	597	156	—
Loss (gain) on disposal of equipment	191	122	(1,195)
Equity based compensation	6,018	876	4,357
Tax benefit on exercised options	—	—	(1,823)
Debt retirement costs	2,448	—	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,507)	6,337	8,237
(Increase) decrease in inventories	(85,767)	30,933	(52,347)
(Increase) decrease in prepaid expenses and other current assets	(22,993)	(21,173)	31,240
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	43,052	(16,323)	(9,796)

Net cash provided by operating activities	61,168	123,942	79,929
Cash flows used in investing activities:
Cash paid in connection with acquisitions	(53,348)	(3,378)	(1,616)
Cash held in escrow in connection with acquisitions	—	(24,881)	—
Capital expenditures	(49,623)	(26,195)	(53,001)
Proceeds from disposal of property and equipment	205	96	3,418

Net cash used in investing activities	(102,766)	(54,358)	(51,199)
Cash flows provided by (used in) financing activities:
Repayment of loans, notes payable and long-term obligations	(393,289)	(70,247)	(26,842)
Proceeds from loans, notes payable and long-term obligations, net of debt issuance costs	742,153	—	—
Tax benefit on exercised options	—	—	1,823
Sale of additional interest to minority shareholder	—	—	2,500
Payments related to redeemable common stock and rollover options	(572)	—	(514)
Dividend distribution	(301,829)	—	—
Proceeds from issuance of common stock and exercise of options, net of retirements	52	90	—

Net cash provided by (used in) financing activities	46,515	(70,157)	(23,033)
Effect of exchange rate changes on cash and cash equivalents	117	2,935	(9,913)

Net increase (decrease) in cash and cash equivalents	5,034	2,362	(4,216)
Cash and cash equivalents at beginning of period	15,420	13,058	17,274

Cash and cash equivalents at end of period	$20,454	$15,420	$13,058

Supplemental disclosure of cash flow information:
Cash paid during the period
Interest	$38,363	$40,207	$52,511

Income Tax	$39,743	$22,297	$14,832

Supplemental information on non-cash activities:

Capital lease obligations of $619, $59, and $700 were incurred during the years ended December 31, 2010, 2009 and 2008, respectively.

See accompanying notes to consolidated financial statements.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share amounts)

Note 1 —	Organization and Description of Business

Party City Holdings Inc. (“Party City Holdings” or the “Company”), formerly known as AAH Holdings Corporation, designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, costumes, other garments, gifts and stationery throughout the world. In addition, the Company operates specialty retail party goods and social expressions supply stores in the United States, principally under the names Party City, Halloween City, Factory Card & Party Outlet and The Paper Factory, franchises both individual stores and franchise areas throughout the United States and Puerto Rico principally under the name Party City and operates an e-commerce website, PartyCity.com. On a stand alone basis, without the consolidation of its subsidiaries, Party City Holdings Inc. has no significant assets or operations.

Note 2 —	Summary of Significant Accounting Policies

Consolidated Financial Statements

The consolidated financial statements of the Company include the accounts of Party City Holdings Inc. and all majority-owned subsidiaries and controlled entities. All significant intercompany balances and transactions have been eliminated.

Retail operations define a fiscal year (“Fiscal Year”) as the 52-week period or 53-week period ended on the Saturday nearest December 31st of each year, and define their fiscal quarters (“Fiscal Quarter”) as the four interim 13-week periods following the end of the previous Fiscal Year, except in the case of a 53-week Fiscal Year when the fourth Fiscal Quarter is extended to 14 weeks.

The Company has determined the difference between the retail operation’s Fiscal Year and Fiscal Quarters and the calendar year and quarters to be insignificant.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based on such periodic evaluations.

Reclassification of prior year amounts

Prior year balance sheet amounts that had been reflected in prepaid expenses and other current assets have been reclassified to goodwill to reflect certain adjustments related to purchase accounting.

Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories are valued at the lower of cost or market. The Company determines the cost of inventory at its retail stores using the weighted average method. All other inventory cost is determined using the first-in, first-out method.

The Company estimates retail inventory shortage for the period between physical inventory dates on a store-by-store basis. Inventory shrinkage estimates are affected by changes in merchandise mix and changes in actual shortage trends. The shrinkage rate from the most recent physical inventory, in combination with historical experience, is the basis for estimating shrinkage.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables including consideration of the Company’s history of receivable write-offs, the level of past due accounts and the economic status of our customers. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Long-Lived and Intangible Assets

Property, plant and equipment are stated at cost. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease. Equipment under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Leasehold improvements are depreciated over the useful life of the asset, or the term of the lease, whichever is shorter.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Goodwill and other intangibles with indefinite lives are not amortized but are reviewed for impairment annually or more frequently if certain indicators arise. The Company evaluates the goodwill associated with its acquisitions and other intangibles with indefinite lives as of the first day of its fourth quarter based on current and projected performance. The Company estimates fair value of each reporting unit using expected discounted cash flows (see Note 6).

The Company evaluates finite-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS No. 144”). Finite-lived assets are evaluated for recoverability whenever events or changes in circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset, is recognized.

During 2010, the Company tested the effect of converting approximately 20 of its FCPO stores to the Party City name. The test was especially important during Halloween, and based on the results, proved successful. As a result of this outcome the Company concluded during the fourth quarter that it will begin to convert the remaining FCPO non-outlet stores, over time, to the Party City name. The Company performed an impairment test and determined that the FCPO trade name of $27,400 became fully impaired during the fourth quarter 2010, and impaired the entire amount of the trade name. The fair value calculation utilized Level 3 fair value inputs, as defined in Note 20.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Financing Costs

Deferred financing costs are amortized to interest expense using the effective interest method over the lives of the related debt.

Deferred Rent and Rental Expenses

The Company leases its retail stores under operating leases that generally have initial terms of ten years, with two five year renewal options. The Company’s leases may have early cancellation clauses, which permit the lease to be terminated if certain sales levels are not met in specific periods, and may provide for the payment of contingent rent based on a percentage of the store’s net sales. The Company’s lease agreements generally have defined escalating rent provisions, which are reported as a deferred rent liability and expensed on a straight-line basis over the term of the related lease, commencing with date of possession. This includes any lease renewals deemed to be probable. In addition, the Company may receive cash allowances from its landlords on certain properties, which are reported as deferred rent and amortized to rent expense over the term of the lease, also commencing with date of possession. The deferred rent liability at December 31, 2010 and 2009 was $10,958 and $6,457, respectively.

Investments

The Company maintains a 49.9% interest in Convergram Mexico, a joint venture distributing metallic balloons principally in Mexico and Latin America. The Company accounts for its investment in the joint venture using the equity method. The Company’s investment in the joint venture is included in other assets on the consolidated balance sheet and the results of the joint venture’s operations are included in other expense (income) on the consolidated statement of income (see Note 13).

Insurance Accruals

The Company maintains certain self-insured workers’ compensation and general liability insurance plans. The Company estimates the required liability for claims under such plans based upon various assumptions, which include, but are not limited to, our historical loss experience, projected loss development factors, actual payroll and other data. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents (frequency) and changes in the ultimate cost per incident (severity).

Revenue Recognition

The Company’s terms of sale to retailers and other distributors for substantially all of its sales is FOB shipping point and, accordingly, title and the risks and rewards of ownership are transferred to the customer, and revenue is recognized, when goods are shipped. The Company estimates reductions to revenues for volume-based rebate programs at the time sales are recognized.

Revenue from retail operations is recognized at the point of sale. The Company estimates future retail sales returns and records a provision in the period that the related sales are recorded based on historical information. Retail sales are reported net of taxes collected.

Franchise fee revenue is recognized upon the completion of our performance requirements and the opening of the franchise store. In addition to the initial franchise fee, the Company also recognizes royalty fees ranging from 4% to 6% and advertising fund fees ranging from 1% to 2.25% based upon the franchised stores’ reported gross retail sales. The terms of our franchisee agreements also provide for payments to franchisees based on e-commerce sales originating from specified areas relating to the franchisees’ contractual territory. The amounts paid by the Company vary based on several factors, including the profitability of our e-commerce sales, and are expensed at the time of sale. During the year ended December 31, 2010, the

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts paid to franchisees totaled $280 and represented approximately 12.2% of the related e-commerce sales. No amounts were paid during the years ended December 31, 2009 and 2008.

Cost of Sales

Cost of sales at wholesale reflects the production costs (i.e., raw materials, labor and overhead) of manufactured goods and the direct cost of purchased goods, inventory shrinkage, inventory adjustments, inbound freight to our manufacturing and distribution facilities, distribution costs and outbound freight to get goods to our wholesale customers. At retail, cost of sales reflects the direct cost of goods purchased from third parties and the production or purchase costs of goods acquired from our wholesale operations. Retail cost of sales also includes inventory shrinkage, inventory adjustments, inbound freight, occupancy costs related to store operations (such as rent and common area maintenance, utilities and depreciation on assets) and all logistics costs associated with our e-commerce business. Gross margin measures gross profit as a percentage of net sales.

Shipping and Handling

Outbound shipping costs billed to customers are included in net sales. The costs of shipping and handling incurred by the Company are included in cost of sales.

Store Closure Costs

The Company records estimated store closure costs, estimated lease commitment costs, net of estimated sublease income, and other miscellaneous store closing costs when the liability is incurred.

Product Royalty Agreements

The Company enters into product royalty agreements that allow the Company to use licensed designs on certain of its products. These contracts require the Company to pay royalties, generally based on the sales of such product, and may require guaranteed minimum royalties, a portion of which may be paid in advance. The Company matches royalty expense with revenue by recording royalties at the time of sale, at the greater of the contractual rate or an effective rate calculated based on the guaranteed minimum royalty and the Company’s estimate of sales during the contract period. If a portion of the guaranteed minimum royalty is determined to be unrecoverable, the unrecoverable portion is charged to expense at that time. Guaranteed minimum royalties paid in advance are recorded in the consolidated balance sheets as other assets.

Catalogue Costs

The Company expenses costs associated with the production of catalogues when incurred.

Advertising

Advertising expenses are expensed as incurred. Retail advertising expenses for 2010, 2009, and 2008 were $53,256, $43,896, and $50,642, respectively.

Art and Development Costs

Art and development costs are primarily internal costs that are not easily associated with specific designs, some of which may not reach commercial production. Accordingly, the Company expenses these costs as incurred.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Financial Instruments

The Company accounts for derivative financial instruments pursuant to Accounting Standards Codification (“ASC”) Subtopic 815, “Accounting for Derivative Instruments and Hedging Activities.” ASC Subtopic 815, as amended and interpreted, requires that all derivative financial instruments be recognized on the balance sheet at fair value and establishes criteria for both the designation and effectiveness of hedging activities. The Company uses derivatives in the management of interest rate and foreign currency exposure. ASC Subtopic 815, requires the Company to formally document the assets, liabilities or other transactions the Company designates as hedged items, the risk being hedged and the relationship between the hedged items and the hedging instruments. The Company must measure the effectiveness of the hedging relationship at the inception of the hedge and on an on-going basis.

If derivative financial instruments qualify as fair value hedges, the gain or loss on the instrument and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative financial instruments that qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a cash flow hedge, if any, is determined based on the dollar-offset method (i.e., the gain or loss on the derivative financial instrument in excess of the cumulative change in the present value of future cash flows of the hedged item) and is recognized in current earnings during the period of change. As long as hedge effectiveness is maintained, interest rate swap arrangements and foreign currency exchange agreements qualify for hedge accounting as cash flow hedges (see Note 21.)

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC Subtopic 740, “Accounting for Income Taxes.” Under the asset and liability method of ASC Subtopic 740, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation

The Company adopted ASC Subtopic 718 “Share-Based Payment,” which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” as amended. ASC Subtopic 718 establishes standards for the accounting for transactions where an entity exchanges its equity for goods or services and transactions that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. ASC Subtopic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Generally, the fair value approach in ASC Subtopic 718 is similar to the fair value approach described in SFAS No. 123.

The Company adopted ASC Subtopic 718 using the prospective method. Since the Company’s common stock was not publicly traded, the options granted prior to January 1, 2006 were expensed under the provisions of SFAS No. 123 using a minimum value method. Options issued subsequent to January 1, 2006 are expensed under the provisions of ASC Subtopic 718 (see Note 15).

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing net income available for common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share are calculated based on the weighted average number of outstanding common shares plus the dilutive effect of stock options as if they were exercised.

A reconciliation between basic and diluted income per share is as follows:

	December 31,
	2010		2009		2008

Net income available for common stockholders		$49,319		$62,553		$40,510
Weighted average shares of Class A Common Stock
Weighted average shares of Class B Common Stock

Shares used in net income per common share — basic
Effect of dilutive securities:
Stock options and warrants

Dilutive potential common shares

Shares used in net income per common share — diluted
Net income per common share — basic	$		$		$

Net income per common share — diluted	$		$		$

All earnings per share amounts and number of shares outstanding have been retroactively adjusted to give effect to a  -for-1 split of the Company’s common stock that was affected          , 2011.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss at December 31, 2010 and 2009 consisted of the Company’s foreign currency translation adjustment and the fair value of interest rate swap and foreign exchange contracts, net of income taxes, that qualify as hedges (see Notes 20 and 21).

Foreign Currency Transactions and Translation

The functional currencies of the Company’s foreign operations are the local currencies in which they operate. Realized foreign currency exchange gains or losses resulting from the settlement of receivables or payables in currencies other than the functional currencies are credited or charged to operations. Unrealized gains or losses on foreign currency transactions are insignificant. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at the average exchange rates effective for the periods presented. The differences from historical exchange rates are recorded as comprehensive income (loss) and are included as a component of accumulated other comprehensive income (loss).

Recently Issued Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires increased disclosures about the credit quality of financing receivables and allowances for credit losses, including disclosure about credit quality indicators, past due information and modifications of finance receivables. The guidance is generally effective for reporting periods ending after December 15, 2010. There was no material impact from this Update.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805).” This Update requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period and specifically requires the same information for the comparative prior period. This guidance is generally effective for annual reporting periods beginning on or after December 15, 2010. We do not anticipate any material impact from this Update.

Note 3 —	Inventories

Inventories consisted of the following:

	December 31,
	2010	2009

Finished goods	$416,831	$325,421
Raw materials	11,879	12,650
Work in process	6,112	6,431

	434,822	344,502
Less: reserve for slow moving and obsolete inventory	(10,505)	(8,552)

	$424,317	$335,950

Note 4 —	Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following:

	December 31,
	2010	2009	Useful Lives

Machinery and equipment	$128,655	$117,780	3-15 years
Buildings	47,909	47,840	40 years
Data processing	67,631	50,691	3-5 years
Leasehold improvements	72,114	64,617	1-20 years
Furniture and fixtures	115,043	93,870	5-10 years
Land	6,059	6,009

	437,411	380,807
Less: accumulated depreciation	(246,682)	(205,813)

	$190,729	$174,994

Depreciation and amortization expense related to property, plant and equipment was $39,073, $37,823, and $38,696 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company is obligated under various capital leases for certain machinery and equipment which expire on various dates through 2015 (see Note 8). The amount of machinery and equipment and related accumulated amortization recorded under capital leases and included within property, plant and equipment, net consisted of the following:

	December 31,
	2010	2009

Machinery and equipment under capital leases	$10,030	$9,444
Less: accumulated amortization	(6,269)	(4,212)

	$3,761	$5,232

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization of assets held under capitalized leases is included in depreciation and amortization expense.

Note 5 —	Acquisitions and Transactions

Wholesale Acquisitions

On September 30, 2010, the Company acquired Christy’s By Design Limited and three affiliated companies (the “Christy’s Group”) from Christy Holdings Limited, a U.K. based company. The Christy’s Group designs and distributes costumes and other garments and accessories through its operations in Asia and the U.K. The fair value of the total consideration paid at date of acquisition was $30,368. The results of this newly acquired business are included in the consolidated financial statements since the September 30, 2010 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

The Christy’s Group acquisition has been accounted for as a purchase business combination. The preliminary estimate of the excess of the purchase price over the tangible assets and identified intangible assets acquired was assigned to goodwill. The following summarizes the estimated fair value of the assets and liabilities acquired: accounts receivable of $17,656, inventory of $457, fixed assets of $582, and accounts payable and accrued expenses of $13,636. The remaining $25,309 has been initially recorded as goodwill. The allocation of the purchase price is based on our preliminary estimates of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The Company is still in the process of accumulating information to complete the determination of the fair value of certain acquired assets. Goodwill arises because the purchase price reflects the strategic fit and expected synergies this business will bring to the Company’s operations. The Christy’s Group acquisition provided the Company the opportunity to manufacture Halloween costumes for sale to its U.S. retail segment, allowing the Company to capture the manufacturing and wholesale margins on such sales. The acquisition also allowed the Company to leverage its existing U.K. distribution capacity to expand the Christy’s Group business in Europe. The Company elected to treat the U.K. entities acquired as foreign branches for U.S. tax purposes. As a result, the entire excess of the purchase price over the fair value of the tangible assets and liabilities acquired is deductible for U.S. tax purposes over 15 years.

On December 21, 2009, the Company entered into an Asset Purchase Agreement with American Greetings Corporation (“American Greetings”) under which it acquired certain assets, equipment and processes used in the manufacture and distribution of party goods effective on March 1, 2010 (the “Designware Acquisition”). In connection with the Designware Acquisition, the companies also entered into a Supply and Distribution Agreement and a Licensing Agreement (collectively, the “Agreements”). Under the terms of the Agreements, effective March 1, 2010, the Company has exclusive rights to manufacture and distribute products into various channels including the party store channel. American Greetings will continue to distribute party goods to various channels including to its mass market, drug, grocery, and specialty retail customers. American Greetings will purchase substantially all of its party goods requirements from the Company and the Company will license from American Greetings the “Designware” brand and other character licenses. The results of this business are included in the consolidated financial statements since the March 1, 2010 acquisition date and are reported in the operating results of the Company’s Wholesale segment.

The acquisition-date fair value of the total consideration transferred was $45,881, including cash of $24,881 which was held in escrow at December 31, 2009 and reported in other assets in the consolidated balance sheet at that date, and a warrant to purchase approximately 2% of the Common Stock of Party City Holdings valued at $21,000. The fair value of the warrant was determined based on the agreement between the parties.

The Designware Acquisition has been accounted for as a purchase business combination. The excess of the purchase price over the tangible assets and identified intangible assets acquired was assigned to goodwill. The following summarizes the estimated fair value of the assets acquired: inventory of $4,000, fixed assets of $3,445 and intangible license rights of $10,973, which are being amortized over the remaining license periods averaging

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.5 years. The remaining $27,463 represents goodwill. Goodwill arises because the purchase price reflects the strategic fit and expected synergies this business will bring to the Company’s operations. Specifically, the Designware Acquisition provided the Company the right to earn both the manufacturing and wholesale margin on the Designware product it had been purchasing from American Greetings. The entire excess of the purchase price over the fair value of the tangible assets acquired is deductible for tax purposes over 15 years.

Franchise Store Acquisitions

During 2010 the Company acquired 20 franchisee stores located throughout several states for total consideration of $24,300. Total consideration consisted of $21,500 in cash and the exchange of five corporate stores located in Pennsylvania. Excluding the assets exchanged of $2,800, the fair value of the assets and liabilities acquired for cash were $2,500 of inventory and $1,600 of fixed assets. The remaining $17,400 has been recorded as goodwill. Goodwill arises because the purchase price reflects the value of the geographic location of each acquired store, as well as their maturity and historical profitability. The entire excess of the purchase price over the fair value of the tangible assets acquired is deductible for tax purposes over 15 years.

Goodwill Changes by Reporting Segment

For the years ended December 31, 2010 and 2009, goodwill changes by reporting segment were as follows:

	2010	2009

Wholesale segment:
Beginning balance	$283,612	$280,005
Bakery Sugarcraft acquisition		2,652
American Greetings acquisition	27,463
Christy’s acquisition	25,309
Foreign currency impact	(340)	955

Ending balance	336,044	283,612

Retail segment:
Beginning balance	275,649	274,548
Adjustments to 2007 acquisitions
Halloween City earnout	1,399	721
Franchisee acquisitions	17,400
Other		380

Ending balance	294,448	275,649

Total ending balance both segments	$630,492	$559,261

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 —	Other Intangible Assets, net

The Company had the following balances of other identifiable intangible assets as a result of various acquisitions:

	At December 31, 2010
		Accumulated	Net Carrying
	Cost	Amortization	Value	Useful Lives

Retail franchise licenses	$63,630	$24,754	$38,876	9-20 years
Customer lists and relationships	14,500	6,444	8,056	15 years
Copyrights, designs, and other	13,710	13,096	614	2-3 years
Leasehold and other intangibles	2,087	1,593	494	1-15 years
Acquired design licenses	10,973	3,651	7,322	1-7 years

Total	$104,900	$49,538	$55,362

	At December 31, 2009
		Accumulated	Net Carrying
	Cost	Amortization	Value	Useful Lives

Retail franchise licenses	$63,630	$19,431	$44,199	9-20 years
Customer lists and relationships	14,500	5,477	9,023	15 years
Copyrights, designs, and other	13,632	12,989	643	2-3 years
Leasehold and other intangibles	2,087	1,283	804	1-15 years

Total	$93,849	$39,180	$54,669

The amortization expense for finite-lived intangible assets for the years ended December 31, 2010, 2009, and 2008 was $10,345, $6,559, and $8,582, respectively. Estimated amortization expense for each of the next five years will be approximately $10,184, $9,121, $7,089, $6,621, and $2,691, respectively.

Note 7 —	Loans and Notes Payable

On August 13, 2010, the Company entered into an amended and extended ABL revolving credit facility (the “New ABL Facility”), for an aggregate principal amount of up to $325,000 for working capital, general corporate purposes and the issuance of letters of credit. The New ABL Facility was used to refinance the Company’s prior ABL revolving credit facility (the “Prior ABL Facility”) and its Party City Franchise Group (“PCFG”) revolving credit facility and term loan agreement (the “PCFG Credit Facility”). At closing, PCFG, a previously unrestricted subsidiary of the Company, became a borrower under the New ABL Facility and a restricted subsidiary under the terms of the Company’s New Term Loan Credit Agreement, its 8.75% $175,000 senior subordinated notes and the New ABL Facility.

Below is a discussion of the Company’s ABL credit agreements. See Note 8 for a discussion of the Company’s long-term obligations

New ABL Facility

The New ABL Facility provides for (a) revolving loans during the five-year period ending August 12, 2015 in an aggregate principal amount at any time outstanding not to exceed $325,000, subject to a borrowing base described below, (b) swing-line loans in an aggregate principal amount at any time outstanding not to exceed 10% of the aggregate commitments under the facility and (c) letters of credit, in an aggregate face amount at any time outstanding not to exceed $50,000, to support payment obligations incurred in the ordinary course of business by the Company and its subsidiaries.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the New ABL Facility, the borrowing base at any time equals (a) 85% of eligible trade receivables plus (b) 85% of eligible inventory at its net orderly liquidation value and (c) 90% of eligible credit card receivables, less (d) certain reserves.

The New ABL Facility provides for two pricing options: (i) an alternate base interest rate (“ABR”) equal to the greater of (a) the prime rate, (b) the federal funds rate plus 1/2 of 1% or (c) the LIBOR rate plus 1%, in each case, on the date of such borrowing or (ii) a LIBOR based interest rate determined by reference to the LIBOR cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs and, in each case, plus an applicable margin. The applicable margin ranges from 1.25% to 1.75% with respect to ABR borrowings and from 2.25% to 2.75% with respect to LIBOR borrowings.

In addition to paying interest on outstanding principal under the New ABL Facility, the Company is required to pay a commitment fee of between 0.375% and 0.50% per annum in respect of the unutilized commitments thereunder. The Company must also pay customary letter of credit fees and agency fees.

In connection with the New ABL Facility, the Company incurred $3,862 in finance costs that have been capitalized and will be amortized over the life of the loan.

The obligations of the Company under the New ABL Facility are jointly and severally guaranteed by Party City Holdings and each domestic subsidiary of the Company. Each guarantor has secured its obligations under the guaranty by a first priority lien on its accounts receivable and inventories and a second priority lien on substantially all of its other assets.

The New ABL Facility also provides that the Company has the right from time to time to request an amount of additional commitments, subject to limitation by the borrowing base, up to $125,000 of which the entire amount remains available. The lenders under the senior secured asset-based revolving credit facility are not under any obligation to provide any such additional commitments, and any increase in commitments is subject to several conditions precedent and limitations.

The New ABL Facility contains negative covenants that are substantially similar to the Term Loan Credit Agreement (see Note 8) and require the Company to comply with certain financial covenants if its excess availability is less than 15% of the lower of the aggregate commitment or the borrowing base for three consecutive days.

The New ABL Facility also contains certain customary affirmative covenants and events of default.

Borrowings under the New ABL Facility totaled $150,098 at interest rates ranging from 2.77% to 4.75% at December 31, 2010. Outstanding standby letters of credit totaled $12,927 and the Company had $161,976 of available borrowing capacity under the terms of the New ABL Facility at December 31, 2010.

Prior ABL Facility

On May 25, 2007, the Company entered into (i) a term loan credit agreement (the “Prior Term Loan Credit Agreement”) to borrow $375,000 and (ii) the Prior ABL Facility to borrow up to $250,000, as amended, for working capital and general corporate purposes and the issuance of letters of credit.

Under the terms of the Prior ABL Credit Agreement, the borrowing base at any time equaled (a) 85% of eligible trade receivables, plus (b) the lesser of (i) 75% of eligible inventory and eligible in-transit inventory, valued at the lower of cost or market value, or (ii) 85% of net orderly liquidation value of eligible inventory and eligible in transit inventory (subject, in the case of eligible in-transit inventory, to a cap of $10,000) , plus (c) 85% of eligible credit card receivables, less (d) certain reserves.

The Prior ABL Credit Agreement provided for two pricing options: (i) an alternate base rate (“ABR”) equal to the greater of (a) Credit Suisse’s prime rate in effect on such day and (b) the federal funds effective rate in effect on such day plus 1/2 of 1% or (ii) a LIBOR rate determined by reference to the cost of funds for

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin was up to 0.50% with respect to ABR borrowings and from 1.00% to 1.50% with respect to LIBOR borrowings.

In addition to paying interest on outstanding principal under the ABL Credit Agreement, the Company was required to pay a commitment fee of between 0.30% and 0.25% per annum in respect of the unutilized commitments thereunder. The Company also paid customary letter of credit fees and agency fees.

At December 31, 2009, borrowings under the Prior ABL Credit Agreement were $76,990.

PCFG Credit Facility

On November 2, 2007, PCFG entered into the PCFG Credit Facility under which it borrowed $30,000 in term loans (the “PCFG Term Loan”) (see Note 8) and obtained a committed revolving credit facility in an aggregate principal amount of up to $10,000, for working capital and general corporate purposes and the issuance of letters of credit (the “PCFG Revolver”). PCFG and Party City Franchise Group Holdings, LLC (“PCFG Holdings”), the sole member of PCFG were designated by the Board of Directors of the Company as “Unrestricted Subsidiaries” pursuant to the Prior ABL Credit Agreement and the indenture governing its 8.75% Senior Subordinated Notes and neither PCFG nor PCFG Holdings guaranteed any of the Company’s other credit facilities or indenture.

At December 31, 2009, borrowings under the PCFG Revolver were $645. There were no outstanding letters of credit at December 31, 2009.

Other Credit Agreements

In addition to the New ABL Facility, at December 31, 2010, the Company has a Canadian dollar denominated revolving credit facility in the amount of CDN$400 which bears interest at the Canadian prime rate plus 1.1% and expires in June 2011, and a £1,400 denominated revolving credit facility which bears interest at the U.K. base rate plus 1.75% on the first £1,000 and 4.75% over the U.K. base rate on the remaining £400. The U.K. credit facility expires on June 30, 2011. We expect to renew these revolving credit facilities upon expiration.

There were no borrowings under the Canadian dollar denominated revolving credit facility at December 31, 2010 and 2009. There were no borrowings under the British Pound Sterling revolving credit facility at December 31, 2010. At December 31, 2009, there were outstanding borrowings of £357 under the revolving credit facility.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Long-Term Obligations

Long-term obligations consisted of the following:

	December 31,
	2010	2009

First lien term loan due 2017(a)	$666,644	$—
Term loan(b)	—	364,688
PCFG term loan(c)	—	23,000
Mortgage obligation(d)	4,539	5,600
Capital lease obligations(e)	3,975	5,510
8.75% senior subordinated notes(f)	175,000	175,000

Total long-term obligations	$850,158	$573,798
Less: current portion	(9,046)	(34,906)

Long-term obligations, excluding current portion	$841,112	$538,892

New Term Loan Credit Agreement

(a) On December 2, 2010, the Company entered into a $675,000 Term Loan Agreement (the “New Term Loan Credit Agreement”). The Company used the proceeds from the new term loan to terminate the previously existing $342,000 term loan guaranty credit agreement and pay a distribution of $311,199 to its stock, warrant and vested option holders (see Note 9). The new term loan was issued at a 1% discount that is being amortized by the effective interest method over the term of the loan.

The New Term Loan Credit Agreement provides for two pricing options: (i) an alternate base rate (“ABR”) for any day, a rate per annum equal to the greater of (a) Credit Suisse’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1% and (c) the adjusted LIBOR rate plus 1% or (ii) the LIBOR rate, adjusted for certain additional costs, with a LIBOR floor of 1.5%, in each case plus an applicable margin. The applicable margin is 4.25% with respect to ABR borrowings and 5.25% with respect to LIBOR borrowings.

The New Term Loan Credit Agreement provides that the term loans may be prepaid any time prior to their maturity, subject to a 1.00% prepayment premium if voluntarily repaid under certain circumstances before December 2, 2011. The term loans are subject to mandatory prepayment out of (i) 100% of net proceeds arising from asset sales, insurance and condemnation proceeds, subject to reinvestment provisions, (ii) 50% of Excess Cash Flow, as defined in the New Term Loan Credit Agreement, if any (which percentage will be reduced to 25% or 0% if the Company’s total leverage ratio is less than specified ratios) and (iii) net proceeds arising from any debt issued by the Company or its subsidiaries.

The Company is required to repay installments on the term loans in quarterly principal amounts of 0.25% of their funded total principal amount through September 30, 2017, with the remaining amount payable on the maturity date of December 2, 2017.

The obligations of the Company under the New Term Loan Credit Agreement are jointly and severally guaranteed by Party City Holdings and each domestic subsidiary of the Company. Each guarantor has secured its obligations under the guaranty by a first priority lien on substantially all of its assets, with the exception of accounts receivable and inventories, which are under a second priority lien.

The Company may, by written notice to the Administrative Agent from time to time, request additional incremental term loans, in an aggregate amount not to exceed $175,000 and to refinance, replace or extend the maturity date of all or a portion of the then existing term loans under the New Term Loan Credit Agreement.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The lenders under the New Term Loan Credit Agreement are not under any obligation to provide any such additional term loans, provide such refinancing or replacement term loans, or agree to extend the maturity date of existing term loans held by them, and transactions to effect any additional refinancing, replacement or extended term loans are subject to several conditions precedent and limitations.

The New Term Loan Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its Subsidiaries to incur additional indebtedness; create, incur or suffer to exist liens on any of their property or assets; make investments or enter into joint venture arrangements, repurchase capital stock of the Company; engage in mergers, consolidations and sales of all or substantially all their assets; sell assets; make capital expenditures; enter into agreements restricting dividends and advances by the Company’s subsidiaries; and engage in transactions with affiliates.

The New Term Loan Credit Agreement also contains certain customary affirmative covenants and events of default.

In connection with the New Term Loan Credit Agreement, the Company incurred $12,193 in finance costs that have been capitalized and will be amortized over the life of the loan.

At December 31, 2010, the balance of the Term Loan was $666,644, which includes an original issue discount of $6,668, net of $81 of accumulated amortization. At December 31, 2010, the interest rate on term loan borrowings ranged from 6.75% to 7.50%

Prior Term Loan Credit Agreements

(b) On May 25, 2007, the Company entered into (i) a $375,000 Term Loan Credit Agreement, and (ii) an ABL Credit Agreement (see Note 7), and used the proceeds to refinance certain existing indebtedness and to pay transactions costs.

The Prior Term Loan Credit Agreement provided for two pricing options: (i) an ABR equal to the greater of (a) Credit Suisse’s prime rate in effect on such day and (b) the federal funds effective rate in effect on such day plus 1/2 of 1% or (ii) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin is 1.25% with respect to ABR borrowings and 2.25% with respect to LIBOR borrowings.

The Company was required to repay installments on the term loans in quarterly principal amounts of 0.25% of their funded total principal amount, beginning September 30, 2007 and ending March 31, 2013, with the remaining amount payable on the maturity date of May 25, 2013.

The Prior Term Loan Credit Agreement contained covenants similar to those in the New Term Loan Credit Agreement

At December 31, 2009, the balance of the Prior Term Loan was $364,688.

Other Long Term Debt Agreements

(c) On November 2, 2007, PCFG entered into the PCFG Credit Facility. Pursuant to the PCFG Credit Agreement, PCFG borrowed $30,000 in term loans (the “PCFG Term Loan”) and obtained a committed revolving credit facility in an aggregate principal amount of up to $10,000, as amended, for working capital and general corporate purposes and the issuance of letters of credit (“PCFG Revolver”) (See Note 7).

PCFG and PCFG Holdings, the sole member of PCFG, had been designated by the Board of Directors of the Company as “Unrestricted Subsidiaries” pursuant to the Company’s Prior ABL Credit Agreement and the indenture governing its 8.75% Senior Subordinated Notes and neither PCFG nor PCFG Holdings guaranteed any of the Company’s other credit facilities or indenture.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, the balance of the PCFG Term Loan was $23,000. The PCFG Term Loan was repaid in August 2010, in connection with the New ABL Facility (see Note 7).

(d) In conjunction with the construction of a new distribution facility, the Company borrowed $10,000 from the New York State Job Development Authority on December 21, 2001, pursuant to the terms of a second lien mortgage note. On December 18, 2009 the mortgage note was amended, extending the fixed monthly payments of principal and interest for a period of 60 months up to and including December 31, 2014. The interest rate under the amended mortgage note remains variable and subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. At December 31, 2010, the amended mortgage note bears at an interest rate of 2.22%. At December 31, 2009, the mortgage note bore interest at a rate of 2.45%. The principal amounts outstanding under the mortgage note as of December 31, 2010 and 2009, were $4,539 and $5,600, respectively. At December 31, 2010, the distribution facility had a carrying value of $39,795.

(e) The Company has entered into various capital leases for machinery and equipment and automobiles with implicit interest rates ranging from 5.69% to 17.40% which extend to 2015.

(f) The $175,000 senior subordinated notes due 2014 bear interest at a rate of 8.75% per annum. Interest is payable semi-annually on May 1 and November 1 of each year. The senior subordinated notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2009, at redemption prices ranging from 102.917% to 100%, plus accrued and unpaid interest to the date of redemption. If a Change of Control, as defined in the note indenture, were to occur, the Company would be obligated to make an offer to purchase the senior subordinated notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the senior subordinated notes, plus accrued and unpaid interest, if any, to the date of purchase.

If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the New Term Loan Credit Agreement, the note indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control.

In addition, the Company may not make restricted junior payments, including the payment of dividends to its shareholders, unless certain conditions are met under the terms of the indenture governing the 8.75% Senior Subordinated Notes and the New Term Loan Credit Agreement, including a senior leverage ratio, as defined, of less than 4 to 1 and a fixed charge coverage ratio, as defined, of more than 2 to 1 on a pro forma basis after giving effect to a restricted junior payment.

At December 31, 2010, maturities of long-term obligations consisted of the following:

	Long-term Debt	Capital Lease
	Obligations	Obligations	Totals

2011	$6,810	$2,236	$9,046
2012	6,835	1,446	8,281
2013	6,860	147	7,007
2014	181,982	131	182,113
2015	5,737	15	5,752
Thereafter	637,959	—	637,959

Long-term obligations	$846,183	$3,975	$850,158

Note 9 —	Capital Stock

At December 31, 2010 and 2009, the Company’s authorized capital stock consisted of 10,000.00 shares of preferred stock, $0.01 par value, of which no shares were issued or outstanding, 40,000.00 shares of Class A

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock, $0.01 par value, of which 18,307.79 and 18,308.33 shares were issued and outstanding, respectively, and 15,200.00 shares of Class B Common Stock, $0.01 par value, of which 11,918.71 shares were issued and outstanding. At December 31, 2010 and 2009, 15,200 shares of Class A Common Stock, $0.01 par value were reserved for issuance upon the conversion of Class B Common Stock., $0.01 par value.

The holders of common stock are entitled to vote as a single class on all matters upon which shareholders have a right to vote, subject to the requirements of applicable laws. Each share of Class A and Class B Common Stock entitles its holder to one vote. For so long as at least 50% of the shares of Class B Common Stock issued at the effective time of the Second Amended and Restated Certificate of Incorporation remain outstanding, the holders of a majority of outstanding shares of Class B Common Stock must affirmatively vote or consent to sell, merge, consolidate, reorganize, liquidate or otherwise dispose of all or substantially all of the assets of the Company and, among other things and in certain instances, to incur indebtedness, to pay dividends or distributions and to effectuate a public offering of the Company’s Class A Common Stock.

Each share of Class B Common Stock is convertible into a share of Class A Common Stock on a one-for-one basis (i) upon transfer to a person or entity which is not a Permitted Transferee (as defined in our Second Amended and Restated Certificate of Incorporation), (ii) upon a Qualified Initial Public Offering (as defined in our Second Amended and Restated Certificate of Incorporation) and (iii) at such time as less than 20% of the 11,918.71 shares of Class B Common Stock are controlled or owned by Permitted Transferees.

Of the Class A Common Stock, 597.52 and 592.85 shares were redeemable at December 31, 2010 and 2009, respectively, and classified as “redeemable common securities” on the balance sheet, as described below.

Under the terms of the Party City Holdings Inc. stockholders’ agreement dated April 30, 2004, as amended, the Company has an option to purchase all of the shares of common stock held by these employees and, upon their death or disability, these employee stockholders can require the Company to purchase all of their shares. The purchase price as prescribed in the stockholders’ agreements is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The aggregate amount that may be payable by the Company to all employee stockholders, based on the estimated fair value of fully paid and vested common securities, totaled $16,547 and $16,807 at December 31, 2010 and 2009, respectively, and is classified as redeemable common securities on the consolidated balance sheet, with a corresponding adjustment to stockholders’ equity. As there is no active market for the Company’s common stock, the Company estimates the fair value of its common stock based on a valuation model confirmed periodically by its recent acquisitions or independent appraisals.

As explained in Note 15, in 2004, the CEO and the President exchanged vested predecessor company stock options for vested Party City Holdings stock options (“Rollover Options”) to purchase 98.182 shares. In 2008, 37 Rollover Options were exercised. The remaining Rollover Options are valued at $1,542 and $1,582 at December 31, 2010 and 2009, respectively, and are classified as redeemable common securities on the consolidated balance sheet. These options are Level 2 in the fair value hierarchy.

Total redeemable common securities on the balance sheet were as follows:

	2010	2009

Redeemable common shares	$16,547	$16,807
2004 Rollover Options	1,542	1,582

	$18,089	$18,389

On December 30, 2008, the Company exchanged 544.75 warrants to purchase Party City Holdings common stock at $.01 per share, valued at $28,350 per share, plus $500 in cash, to acquire the minority interest in PCFG common stock. As a result of this transaction, the Company charged $558 to goodwill. The warrants, which have a term of 10 years, were exercisable into Party City Holdings common stock under

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain conditions, with the right to require the Company to purchase the shares upon the death or disability of the employees and were classified on the balance sheet as a current liability under the provisions of ASC 480-10 Distinguishing Liabilities from Equity Under those rules, any change in value of the warrants must be “marked to market” to reflect the change in liability, with an offsetting charge to compensation. These warrants are Level 2 in the fair value hierarchy. As the result of an independent appraisal performed in December 2010, these warrants were “marked to market” resulting in a charge to compensation expense of $4,763. For tax purposes, the warrants are not considered compensation and therefore this charge is never deductible for tax purposes. In February 2011, the warrants were exercised with the corresponding share issuance recorded as redeemable common stock.

In December 2010, in connection with the refinancing of the Company’s term loan agreement (see Note 8), the Company’s Board of Directors declared a one-time cash dividend of $9,400 per shares of outstanding Common Stock totaling $289,746 and similar distributions to the holders of vested common stock warrants of $12,083 and vested time options of $9,370. The distribution to vested time option holders resulted in a charge to stock compensation expense in 2010. In addition, holders of unvested time and performance options at the declaration date may also receive a distribution of $9,400 per share, if and when the time and performance options vest. At December 31, 2010, the aggregate potential distribution associated with unvested time and performance options is $18,492.

Note 10 —	Provision for Doubtful Accounts

The provision for doubtful accounts is included in general and administrative expenses. For the years ended December 31, 2010, 2009 and 2008, the provision for doubtful accounts was $637, $3,982, and $1,092, respectively.

Note 11 —	Non-recurring Expenses and Write-off of Deferred Financing Costs

In connection with the refinancing of the Company’s debt obligations in 2010, the Company wrote off $2,448 of deferred financing costs associated with the repayment of debt. Additionally, the Company expensed acquisition related costs of $1,607 primarily associated with the Designware and Christy’s Group acquisitions.

Note 12 —	Restructuring Charges

In connection with the Party America Acquisition in 2006, $4,100 was accrued related to plans to restructure Party America’s administrative operations and involuntarily terminate a limited number of Party America personnel. All related costs have been incurred, with the last $2,100 incurred during 2008.

In connection with the FCPO Acquisition in 2007, $9,101 was accrued related to plans to restructure FCPO’s merchandising assortment and administrative operations and involuntarily terminate a limited number of FCPO personnel. Through December 31, 2010, the Company incurred $7,605 in restructuring costs including $902 incurred in 2010. The Company expects to incur $1,496 in 2011.

During October of 2009, the Company communicated its plan to close the FCPO corporate office in Naperville, Illinois and to consolidate its retail corporate office operations with those of Party City, in Rockaway, New Jersey. In connection with the closing, the Company recorded additional planned severances costs of $1,800 during 2009 all of which have been paid by December 2010. The Company will continue to utilize the Naperville facility as a distribution center for greeting cards and other products.

Restructuring costs associated with the 2007 acquisition of PCFG of $1,000 were accrued related to plans to restructure PCFG’s merchandising assortment and administrative operations and involuntarily terminate a limited number of PCFG personnel. PCFG incurred $100 and $900 in restructuring costs in 2009 and 2008, respectively.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 —	Other Expense (Income)

	Year Ended December 31,
	2010	2009	2008

Other expense (income) consists of the following:
Undistributed income in unconsolidated joint venture	$(678)	$(632)	$(538)
Change in fair market value of the interest rate cap	—	—	(187)
Foreign currency loss (gain)	354	670	(476)
Write-off of deferred finance charges in connection with the extinguishment of debt	2,448	—	—
Other acquisition costs	1,607	—	—
Royalty amendment fee	—	—	400
Other, net	477	(70)	(17)

Other expense (income), net	$4,208	$(32)	$(818)

Note 14 —	Employee Benefit Plans

Certain subsidiaries of the Company maintain profit sharing plans for eligible employees providing for annual discretionary contributions to a trust. Eligible employees are full time domestic employees who have completed a certain length of service, as defined, and attained a certain age, as defined. In addition, the plans require the subsidiaries to match from 25% to 100% of voluntary employee contributions to the plans, not to exceed a maximum amount of the employee’s annual salary, ranging from 4% to 6%. Profit sharing expense for the years ended December 31, 2010, 2009, and 2008 totaled $4,470, $4,201, and $3,518, respectively.

Note 15 —	Equity Incentive Plan

On May 1, 2004, the Company adopted the 2004 Equity Incentive Plan (the “Plan”) under which the Company may grant incentive awards in the form of restricted and unrestricted common stock options to purchase shares of the Company’s common stock (“Company Stock Options”) to certain directors, officers, employees and consultants of the Company and its affiliates. A committee of the Company’s board of directors (the “Committee”), or the board itself in the absence of a Committee, is authorized to make grants and various other decisions under the Plan. Unless otherwise determined by the Committee, any participant granted an award under the Plan must become a party to, and agree to be bound by, the Company’s stockholders’ agreement. Company Stock Options reserved under the Plan total 3,260.93 and may include incentive and nonqualified stock options. Company Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, vest over five years and have a term of ten years from the date of grant.

The Company has three types of options — rollover options, time-based options, and performance-based options, each of which is described below.

Rollover Options

In 2004, the Company’s CEO and its President exchanged vested options in the predecessor company for 98.18 vested options to purchase common shares at $2,500 per share (the “Rollover Options”). These options had an intrinsic value of $737 and a fair value of $880. Under ASC 805-30-30-11 Goodwill or Gain from Bargain Purchase, Including Consideration Transferred, vested options granted by the acquiring company in exchange for outstanding options of the target company should be considered part of the purchase transaction.. The fair value is accounted for as part of the purchase price of the target company.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since these options were vested immediately and can be exercised upon death or disability of the executives and put back to the Company, they are reflected as redeemable common securities on the Company’s consolidated balance sheet.

However, these options have an additional condition, whereby they may be put back to the Company at fair market value upon retirement. Because the terms of the Rollover Options could extend beyond the retirement dates of these two executives, it is possible that they could exercise these options within six months of the specified retirement date and then put the immature shares back to the Company at retirement less than six months later. GAAP requires variable accounting for awards with puts that can be exercised within six months of the issuance of the shares.

Therefore, regardless of the probability of this occurrence, changes in market value of the shares are expensed as additional stock compensation because the put, even if not probable, is within the control of the employee.

During 2008, a reduction in redeemable common stock caused by the exercise of 37 of these options, net of the increase in valuation of the remaining 61.18 options, resulted in a net credit to pre tax income of $210. During 2010, an increase in the valuation of the 61.18 options resulted in a charge to pre-tax income of $572. There was no charge to earnings for these options in 2009 because the valuation did not change from 2008.

Time-based options

In April 2005, the Company granted 722 time-based options (“TBOs”) to key employees and its outside directors, exercisable at a strike price of $10,000. The Company used a minimum value method under SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” to determine the fair value of the Company Stock Options granted in April 2005, together with the following assumptions: dividend yield of 0%, risk-free interest rate of 3.1%, forfeitures, expected cancellation of 3%, and an expected life of four years. The estimated fair value of the options granted in 2005 is amortized on a straight line basis to compensation expense, net of taxes, over the vesting period of four years. The Company recorded compensation expense of approximately $140 and $201 in general and administrative expenses during the years ended December 31, 2009 and 2008, respectively. There is no remaining stock compensation in future years related to these options.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-Based Payment,” which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” as amended. SFAS No. 123(R) establishes standards for the accounting for transactions where an entity exchanges its equity for goods or services and transactions that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Generally, the fair value approach in SFAS No. 123(R) is similar to the fair value approach described in SFAS No. 123.

The Company adopted SFAS No. 123(R) using the prospective method. Since the Company’s common stock is not publicly traded, the options granted in 2005 under SFAS No. 123 continue to be expensed under the provisions of SFAS No. 123 using a minimum value method. Options issued subsequent to January 1, 2006 are expensed under the provisions of SFAS No. 123(R).

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since April 2004, the Company granted the following TBOs to key eligible employees and outside directors:

Options Granted	Exercise Price per Share

722.00	$10,000
489.50	12,000
187.00	14,250
20.00	17,500
122.00	20,750
5.00	22,340
95.00	28,350
57.00	27,700

In addition, in connection with the acquisition of Party America, certain Party America employees elected to roll their options to purchase Party America common stock into fully vested TBOs. As a result, the Company issued 19.02 fully vested TBOs exercisable at strike prices of $6,267 and $10,321 per share and with a fair market value of $170. The fair value of these options was recorded as part of the Party America purchase price.

The Company recorded compensation expense of $723, $736, and $677 during the years ended December 31, 2010, 2009, and 2008 related to the options granted since 2006 under SFAS No. 123(R), in general and administrative expenses. The fair value of each grant is estimated on the grant date using a Black-Scholes option valuation model based on the assumptions in the following table.

Expected dividend rate	—
Risk free interest rate	1.76% to 5.08%
Price volatility	15.00
Weighted average expected life	7.5
Forfeiture rate	7.75

The weighted average expected life (estimated period of time outstanding) was estimated using the Company’s best estimate for determining the expected term. Expected volatility was based on implied historical volatility of an applicable Dow Jones Industrial Average sector index for a period equal to the stock option’s expected life. The remaining stock compensation expense to be recorded in future years for these options is $1,339 which is expected to be recognized over 3.4 years.

In addition, as noted in an earlier footnote, the Company made a distribution to holders of all vested time options granted before December, 2010, of $9,370, which was charged to compensation expense. The remaining stock compensation expense that would be recorded in future years if and when these time options vest is $1,601.

Performance-based options

In April 2005, the Company granted 760 performance based options (“PBOs”) to key employees and its outside directors, exercisable at a strike price of $10,000. Under the PBO feature, the ability to exercise vested option awards is contingent upon the occurrence of an initial public offering of the Company’s common stock or a change in control of the Company and the achievement of specified investment returns to the Company’s shareholders. Since a change in control condition cannot be assessed as probable before it occurs, in accordance with EITF 96-5, “Recognition of Liabilities for Contractual Termination Benefits or Changing Benefit Plan Assumptions in Anticipation of a Business Combination” no compensation expense is recorded in connection with the issuance of PBOs until an initial public offering of the Company’s common stock is

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

completed or a change in control occurs and the achievement of specified investment returns to the Company’s shareholders. At that time, holders of performance-based options granted before December 2010 would receive a distribution of $9,400 per vested option, which would be included in the recognition of compensation expense if and when that occurs.

Since April 2005, the Company granted the following PBOs to key eligible employees and outside directors:

Options Granted	Exercise Price per Share

760.00	$10,000
893.50	12,000
314.00	14,250
30.00	17,500
147.00	20,750
185.00	22,340
116.00	28,350
99.00	27,700

During the third quarter of 2008, a new investor acquired 38% of the outstanding stock held by existing shareholders as well as 37 rollover options, 258 time-based options, and 333 performance-based options held by option holders, at a price of $28,350 per share.

Although this transaction did not result in a change in control, the Company’s majority shareholders decided to waive the requirements of change in control, and permitted the time-vested portion of the performance-based options to be exercisable. Additionally, for both performance-based and time-based options, employees were permitted to have their net shares exercised settled for cash.

This waiver did not change the terms of the option plans for any remaining options still outstanding, or obligate the Company to permit any future waiver of the change in control requirement.

For the performance-based options that were exercised as a result of the transaction noted above, the waiver of the change in control requirement resulted in a vesting of these options. Therefore, the performance condition for those exercised options was met immediately upon exercise. Therefore, the effect of the vesting and settlement was accounted for as stock compensation. The fair value of the performance-based options at exercise required to be charged to income is $5,639, of which $2,002 was charged to income in prior years.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the changes in outstanding options under the Equity Incentive Plan for the years ended December 31, 2008, 2009 and 2010:

					Weighted
					Average
			Average Fair		Remaining
		Average	Market	Aggregate	Contractual
		Exercise	Value of Options at	Intrinsic	Term
	Options	Price	Grant Date	Value	(Years)

Outstanding at December 31, 2007	3,399.14	$11,700
Granted	305.90	24,617	$5,736
Exercised	(627.90)	14,283
Canceled	(144.54)	10,193

Outstanding at December 31, 2008	2,932.60	13,242
Granted	40.00	28,350	5,712
Exercised	(7.70)	11,573
Canceled	(31.87)	12,459

Outstanding at December 31, 2009	2,933.03	13,462
Granted	327.00	28,035	7,399
Exercised	(4.68)	11,090
Canceled	(133.10)	21,622

Outstanding at December 31, 2010	3,122.25	14,350		41,743	5.7
Exercisable at December 31, 2010	996.79	11,139		16,504	4.8
Expected to vest (excludes performance options)	233.41	22,929		1,166	8.1

The intrinsic value of options exercised was $81, $129 and $11,056 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 16 —	Income Taxes

A summary of domestic and foreign income before income taxes and minority interest follows:

	Year Ended December 31,
	2010	2009	2008

Domestic	$77,537	$92,364	$54,701
Foreign	4,841	8,060	9,120

Total	$82,378	$100,424	$63,821

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax expense consisted of the following:

	Year Ended December 31,
	2010	2009	2008

Current:
Federal	$34,752	$22,643	$24,515
State	5,281	3,930	4,817
Foreign	1,854	2,297	2,741

Total current provision	41,887	28,870	32,073
Deferred:
Federal	(7,187)	7,705	(6,627)
State	(1,739)	1,150	(1,139)
Foreign	(16)	(52)	(119)

Total deferred (benefit) provision	(8,942)	8,803	(7,885)

Income tax expense	$32,945	$37,673	$24,188

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred income tax assets and liabilities from domestic jurisdictions consisted of the following:

	December 31,
	2010	2009

Current deferred income tax assets:
Inventory valuation	$17,246	$16,186
Allowance for doubtful accounts	1,129	941
Accrued liabilities	11,637	10,733
Contribution carryforward	107	56
Tax loss carryforward	405	1,761
Tax credit carryforward	576	576

Current deferred income tax assets (included in prepaid expenses and other current assets)	$31,100	$30,253

Non-current deferred income tax liabilities, net:
Property, plant and equipment	$12,194	$11,631
Intangible assets	59,031	69,774
Amortization of goodwill and other assets	22,599	19,457
Other	1,157	708

Non-current deferred income tax liabilities, net	$94,981	$101,570

At December 31, 2010, the Company had a net operating loss carryforward remaining from FCPO of approximately $1,217, expiring in 2026. In addition, the Company had alternative minimum tax credit carryforwards of $576, which do not expire.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the Company’s effective income tax rate and the federal statutory income tax rate is reconciled below:

	Year Ended December 31,
	2010	2009	2008

Provision at federal statutory income tax rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	2.8	3.1	4.2
Warrant compensation charge not deductible	2.0	—	—
Domestic manufacturing deductions	(3.0)	(0.8)	(1.3)
Adjustments related to previous acquisitions	3.5	—	—
Other	(0.3)	0.2	—

Effective income tax rate	40.0%	37.5%	37.9%

In 2010, the Company recorded certain adjustments related to deferred tax accounts recorded during the current year related to activities associated with previous acquisitions which resulted in domestic tax expense of $2,905.

Other differences between the effective income tax rate and the federal statutory income tax rate are composed of favorable permanent differences related to inventory contributions and favorable foreign rate differences, offset by the non-deductible portion of meals and entertainment expenses.

The Company treats the Christy’s Group U.K. subsidiaries for U.S. tax purposes as if they were foreign branches of the U.S. entities so their earnings are not considered permanently reinvested. The Company has determined that the earnings of its subsidiary, Amscan Distributors (Canada) Ltd. should not be considered permanently reinvested, and accordingly has provided U.S. and additional foreign taxes on those undistributed earnings. Since Canadian and U.S. tax rates are similar, the effect of this decision was to decrease the Company’s 2010 tax provision by only $10.

At December 31, 2010 and 2009, the Company’s share of the cumulative undistributed earnings of its other foreign subsidiaries was approximately $26,185 and $25,138, respectively. No provision has been made for U.S. or additional foreign taxes on the undistributed earnings of these foreign subsidiaries, because such earnings are expected to be reinvested indefinitely in the subsidiaries’ operations. It is not practical to estimate the amount of additional tax that might be payable on these foreign earnings in the event of distribution or sale; however, under existing law, foreign tax credits would be available to substantially reduce incremental U.S. taxes payable on amounts repatriated.

The Company and its subsidiaries file a U.S. federal income tax return, and over 100 state, city, and foreign tax returns.

The following table summarizes the activity related to our gross unrecognized tax benefits:

	2010	2009	2008

Balance as of January 1,	$992	$2,024	$2,485
Increases related to current year tax positions	73	81	172
Increases related to prior year tax positions	505	—	—
Decrease related to settlements	(334)	(822)	—
Decreases related to lapsing of statutes of limitations	(405)	(291)	(633)

Balance as of December 31,	$831	$992	$2,024

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our total net unrecognized tax benefits that, if recognized, would impact our effective tax rate were $654, $1,032 and $1,787 as of December 31, 2010, 2009 and 2008, respectively.

Liabilities for unrecognized tax benefits are reflected in other long-term liabilities in the consolidated balance sheet. Included in the balance of unrecognized tax benefits at December 31, 2009, is $341 related to tax positions for which it is possible that the total amounts could significantly change during the next twelve months.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company has accrued $90 and $146 for the potential payment of interest and penalties at December 31, 2010 and 2009, respectively. The Company credited $56 in interest to income tax expense in 2010 and $119 in 2009.

For federal income tax purposes, the years 2008 through 2010 are open to examination at December 31, 2010. For non-U.S. income tax purposes, tax years from 2006 through 2010 remain open. Lastly, the Company is open to state and local income tax examinations for the tax years 2006 through 2010.

Note 17 —	Commitments, Contingencies and Related Party Transactions

Lease Agreements

The Company has non-cancelable operating leases for its numerous retail store sites as well as for its corporate offices, certain distribution and manufacturing facilities, showrooms, and warehouse equipment that expire on various dates through 2017. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

At December 31, 2010, future minimum lease payments under all operating leases consisted of the following:

Future Minimum
Operating Lease
Payments

2011	$112,172
2012	95,026
2013	67,314
2014	45,510
2015	33,369
Thereafter	71,773

$425,164

We are also an assignor with contingent lease liability for seven stores sold to franchisees. The potential contingent lease obligations continue until the applicable leases expire in 2014. The maximum amount of the contingent lease obligations may vary, but is limited to the sum of the total amount due under the leases. At December 31, 2010, the maximum amount of the contingent lease obligations was approximately $7,356 and is not included in the table above as such amount is contingent upon certain events occurring, which management has not assessed as probable or estimable at this time.

The operating leases included in the above table also do not include contingent rent based upon sales volume or other variable costs such as maintenance, insurance and taxes.

Rent expense for the years ended December 31, 2010, 2009 and 2008, was $144,006, $136,785, and $142,471, respectively, and include immaterial amounts of rent expense related to contingent rent.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Product Royalty Agreements

The Company has entered into product royalty agreements with various licensors of copyrighted and trademarked characters and designs that are used on the Company’s products which require royalty payments based on sales of the Company’s products, and, in some cases, include annual minimum royalties.

At December 31, 2010, the Company’s commitment to pay future minimum product royalties was as follows:

Future Minimum
Royalty Payments

2011	$8,271
2012	7,320
2013	1,724
2014	800
2015	550
Thereafter	1,100

$19,765

Product royalty expense for the years ended December 31, 2010, 2009 and 2008, was $14,693, $8,615, and $8,455, respectively.

The Company has entered into a product purchase agreement with a vendor which requires the Company to purchase $9,000 of products annually through 2015.

Legal Proceedings

The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe any of these proceedings will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

Related Party Transactions

Pursuant to the terms of a management agreement, Berkshire Partners LLC and Weston Presidio were paid annual management fees of $833 and $417, respectively, for each of the years ended December 31, 2010, 2009 and 2008. Management fees payable to Berkshire Partners LLC and Weston Presidio totaled $139 and $69, respectively, at December 31, 2010, and 2009 and are included in accrued expenses on the consolidated balance sheet. Although the indenture governing the 8.75% senior subordinated notes will permit the annual payments under the management agreement, such payments will be restricted during an event of default under the notes and will be subordinated in right of payment to all obligations due with respect to the notes in the event of a bankruptcy or similar proceeding of Amscan.

Note 18 —	Segment Information

Industry Segments

The Company has two identifiable business segments. The Wholesale segment includes the design, manufacture, contract for manufacture and distribution of party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery, at wholesale. The Retail segment includes the operation of company-owned specialty retail party goods and social expressions supply stores in the United States, the sale of franchises on an individual store and franchise area basis throughout the United States and Puerto Rico and our e-commerce operations through our PartyCity.com website.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s industry segment data for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Wholesale	Retail	Consolidated

Year Ended December 31, 2010
Revenues:
Net sales	$769,247	$1,108,785	$1,878,032
Royalties and franchise fees	—	19,417	19,417

Total revenues	769,247	1,128,202	1,897,449
Eliminations	(298,355)	—	(298,355)

Net revenues	$470,892	$1,128,202	$1,599,094

Income from operations	$85,636	$41,800	$127,436

Interest expense, net			40,850
Other expense, net			4,208

Income before income taxes			$82,378

Depreciation and amortization	$18,979	$30,439	$49,418
Total assets	$948,850	$704,301	$1,653,151

	Wholesale	Retail	Consolidated

Year Ended December 31, 2009
Revenues:
Net sales	$633,006	$1,055,965	$1,688,971
Royalties and franchise fees	—	19,494	19,494

Total revenues	633,006	1,075,459	1,708,465
Eliminations	(221,647)	—	(221,647)

Net revenues	$411,359	$1,075,459	$1,486,818

Income from operations	$65,007	$76,866	$141,873

Interest expense, net			41,481
Other income, net			(32)

Income before income taxes			$100,424

Depreciation and amortization	$14,652	$29,730	$44,382
Total assets	$747,262	$733,239	$1,480,501

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Wholesale	Retail	Consolidated

Year Ended December 31, 2008
Revenues:
Net sales	$653,403	$1,099,136	$1,752,539
Royalties and franchise fees	—	22,020	22,020

Total revenues	653,403	1,121,156	1,774,559
Eliminations	(214,898)	—	(214,898)

Net revenues	$438,505	$1,121,156	$1,559,661

Income from operations	$58,290	$55,628	$113,918

Interest expense, net			50,915
Other expense, net			(818)

Income before income taxes			$63,821

Depreciation and amortization	$14,926	$32,352	$47,278
Total assets	$702,938	$805,039	$1,507,977

Geographic Segments

The Company’s export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Intercompany sales between geographic areas consist of sales of finished goods for distribution in foreign markets. No single foreign operation is significant to the Company’s consolidated operations. Intercompany sales between geographic areas are made at cost plus a share of operating profit.

The Company’s geographic area data are as follows:

	Domestic	Foreign	Eliminations	Consolidated

Year Ended December 31, 2010
Revenues:
Net sales to unaffiliated customers	$1,469,533	$110,144	$—	$1,579,677
Net sales between geographic areas	23,570	—	(23,570)	—

Net sales	1,493,103	110,144	(23,570)	1,579,677
Royalties and franchise fees	19,417	—	—	19,417

Total revenues	$1,512,520	$110,144	$(23,570)	$1,599,094

Income from operations	$120,058	$6,129	$1,249	$127,436

Interest expense, net				40,850
Other income, net				4,208

Income before income taxes				$82,378

Depreciation and amortization	$48,427	$991		$49,418
Total assets	$1,645,154	$108,646	$(100,649)	$1,653,151

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Domestic	Foreign	Eliminations	Consolidated

Year Ended December 31, 2009
Revenues:
Net sales to unaffiliated customers	$1,371,611	$95,713	$—	$1,467,324
Net sales between geographic areas	24,247	—	(24,247)	—

Net sales	1,395,858	95,713	(24,247)	1,467,324
Royalties and franchise fees	19,494	—	—	19,494

Total revenues	$1,415,352	$95,713	$(24,247)	$1,486,818

Income from operations	$132,115	$8,686	$1,072	$141,873

Interest expense, net				41,481
Other income, net				(32)

Income before income taxes				$100,424

Depreciation and amortization	$43,496	$886		$44,382
Total assets	$1,478,493	$82,890	$(80,882)	$1,480,501

	Domestic	Foreign	Eliminations	Consolidated

Year Ended December 31, 2008
Revenues:
Net sales to unaffiliated customers	$1,454,145	$83,496	$—	$1,537,641
Net sales between geographic areas	23,194	—	(23,194)	—

Net sales	1,477,339	83,496	(23,194)	1,537,641
Royalties and franchise fees	22,020	—	—	22,020

Total revenues	$1,499,359	$83,496	$(23,194)	$1,559,661

Income from operations	$104,217	$8,536	$1,165	$113,918

Interest expense, net				50,915
Other expense, net				(818)

Income before income taxes				$63,821

Depreciation and amortization	$46,328	$950		$47,278
Total assets	$1,508,310	$49,319	$(49,652)	$1,507,977

Note 19 —	Quarterly Results (Unaudited)

Despite a concentration of holidays in the fourth quarter of the year, as a result of our expansive product lines, wholesale customer base and increased promotional activities, the impact of seasonality on the quarterly results of our wholesale operations in recent years has been limited. Promotional activities, including special dating terms, particularly with respect to Halloween and Christmas products sold at wholesale during the third quarter, and the introduction of our new everyday products and designs during the fourth quarter generally result in higher accounts receivables and inventory balances. Our retail operations are subject to substantial seasonal variations. Historically, our retail operations have realized a significant portion of their net sales, net

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income and cash flow in the fourth quarter of the year, principally due to the sales in October for the Halloween season and, to a lesser extent, due to sales for end of year holidays.

The following table sets forth our historical revenues, gross profit, income from operations and net income, by quarter, for the years ended December 31, 2010, 2009, and 2008.

	For the Three Months Ended,
	March 31,	June 30,	September 30,	December 31,

2010
Revenues:
Net sales	$304,379	$352,705	$358,772	$563,821
Royalties and franchise fees	3,844	4,453	4,035	7,085
Gross profit	104,479	141,840	132,437	257,863
Income from operations	8,288	35,367	17,963	65,818	(a)
Net (loss) income attributable to Party City Holdings Inc.	(412)	16,460	4,603	28,668	(a)
2009
Revenues:
Net sales	$309,046	$337,536	$336,944	$483,798
Royalties and franchise fees	3,694	4,536	4,164	7,100
Gross profit	103,629	128,425	121,453	214,776
Income from operations	12,201	27,818	14,937	86,917
Net income attributable to Party City Holdings Inc.	2,403	10,952	3,079	46,119
2008
Revenues:
Net sales	$325,032	$365,174	$356,231	$491,204
Royalties and franchise fees	5,342	6,350	5,863	4,465
Gross profit	110,347	139,414	125,311	196,143
Income from operations	8,778	35,511	18,573	51,056	(a)
Net (loss) income attributable to Party City Holdings Inc.	(2,537)	14,669	4,563	23,815	(a)

(a)	During 2010 and 2008, the Company instituted programs to convert its FCPO stores and its company-owned and franchised Party America stores to Party City stores and recorded fourth quarter charges of $27,400, and $17,376, respectively, for the impairment of the Factory Card & Party Outlet and Party America trade names.

Note 20 —	Fair Value Measurements

The provisions of Accounting Standards Codification or ASC, Subtopic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820 established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following table shows assets and liabilities as of December 31, 2010 that are measured at fair value on a recurring basis:

		Significant
	Quoted Prices in	Other
	Active Markets for	Observable	Unobservable	Total as of
	Identical Assets or	Inputs	Inputs	December 31,
	Liabilities (Level 1)	(Level 2)	(Level 3)	2010

Derivative assets	—	$241	—	$241
Derivative liabilities	—	(2,288)	—	(2,288)

The following table shows assets and liabilities as of December 31, 2009 that are measured at fair value on a recurring basis:

		Significant
	Quoted Prices in	Other
	Active Markets for	Observable	Unobservable	Total as of
	Identical Assets or	Inputs	Inputs	December 31,
	Liabilities (Level 1)	(Level 2)	(Level 3)	2009

Derivative assets	—	—	—	—
Derivative liabilities	—	$(6,582)	—	$(6,582)

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record other assets and liabilities at fair value on a nonrecurring basis, generally as a result of impairment charges.

The carrying amounts for cash and cash equivalents, accounts receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value at December 31, 2010 and December 31, 2009 because of the short-term maturity of those instruments or their variable rates of interest.

The carrying amount and fair value (based on market prices) of the Company’s term loans and $175,000 Senior Subordinated Notes are as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Term Loans	$666,644	$674,060	$364,688	$331,866
$175,000 Senior Subordinated Notes	175,000	176,750	175,000	166,250

The carrying amounts for other long-term debt approximate fair value at December 31, 2010 and 2009, based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

Note 21 —	Derivative Financial Instruments

Interest Rate Risk Management

As part of the Company’s risk management strategy, the Company periodically uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations (see Notes 7 and 8).

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accordingly, interest rate swap agreements are reflected in the consolidated balance sheets at fair value and the related gains and losses on these contracts are deferred in stockholders’ equity and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. The fair value of an interest rate swap agreement is the estimated amount that the counterparty would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparty.

To effectively fix the interest rate on a portion of its term loans (see Note 8), the Company entered into an interest rate swap agreement with a financial institution in 2006, for an aggregate notional amount of $57,000, which expired in February 2009.

In 2008, the Company entered into a second interest rate swap agreement with a financial institution for an initial aggregate notional amount of $118,505, which increased to a maximum of $163,441 during its term and expired in March 2011.

The swap agreements had unrealized net losses of $1,414 and $3,977 at December 31, 2010 and 2009, respectively, which were included in accumulated other comprehensive loss (see Note 22). No components of these agreements are excluded in the measurement of hedge effectiveness. As these hedges are 100% effective, there is no current impact on earnings due to hedge ineffectiveness. The Company anticipates that substantially all gains and losses in accumulated other comprehensive loss related to these swap agreements will be reclassified into earnings by December 2011. The fair value of interest rate contracts at December 31, 2010 and 2009 of $(2,244) and $(6,313) are reported in current liabilities in the consolidated balance sheet.

Foreign Exchange Risk Management

A portion of the Company’s cash flows is derived from transactions denominated in foreign currencies. The United States dollar value of transactions denominated in foreign currencies fluctuates as the United States dollar strengthens or weakens relative to these foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, including the British Pound Sterling and the Euro, the Company enters into foreign exchange contracts with major international financial institutions. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inter-company inventory purchases and trade receivables. No components of the contracts are excluded in the measurement of hedge effectiveness. The critical terms of the foreign exchange contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of foreign exchange contracts should be highly effective in offsetting changes in the expected cash flows from the forecasted transactions.

At December 31, 2010 and 2009, the Company had foreign currency exchange contracts with notional amounts of $13,468, and $19,200, respectively. The foreign currency exchange contracts are reflected in the consolidated balance sheets at fair value. The fair value of the foreign currency exchange contracts is the estimated amount that the counterparties would receive or pay to terminate the foreign currency exchange contracts at the reporting date, taking into account current foreign exchange spot rates. The fair value adjustment at December 31, 2010 and 2009 resulted in an unrealized net gain (loss) of $124, and $(169), respectively, which are included in accumulated other comprehensive loss (see Note 22). No components of these agreements are excluded in the measurement of hedge effectiveness. As these hedges are 100% effective, there is no current impact on earnings due to hedge ineffectiveness. The Company anticipates that substantially all gains and losses in accumulated other comprehensive loss related to these foreign exchange contracts will be reclassified into earnings by December 2011. The fair value of foreign exchange contracts for the years ended December 31, 2010 and 2009 of $197 and $(269) are reported in accrued expenses and other current assets in the consolidated balance sheets, respectively.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Notional Amounts		Derivative Assets				Derivative Liabilities
			Balance		Balance		Balance		Balance
			Sheet	Fair	Sheet	Fair	Sheet	Fair	Sheet	Fair
			Line	Value	Line	Value	Line	Value	Line	Value
Derivative	December 31,	December 31,					December 31,		December 31,
Instrument	2010	2009	December 31, 2010		December 31, 2009		2010		2009

Interest Rate Hedge	$135,374	$163,441		$—		$—	(b) AE	$(2,244)	(b) AE	$(6,313)
Foreign Exchange Contracts	13,468	19,200	(a) PP	241		$—	(a) AE	(44)	(a) AE	(269)

Total Hedges	$148,842	$182,641		$241		$—		$(2,288)		$(6,582)

(a)	PP = Prepaid expenses and other current assets

(b)	AE = Accrued expenses

Note 22 —	Comprehensive Income

Comprehensive income consisted of the following:

	Year Ended December 31,
	2010	2009	2008

Net income attributable to Party City Holdings Inc.	$49,319	$62,553	$40,510
Net change in cumulative translation adjustment	(376)	4,007	(11,338)
Change in fair value of interest rate swap contracts, net of income taxes of $1,505, $773, and $(2,851)	2,563	1,317	(4,855)
Change in fair value of foreign exchange contracts, net of income tax (benefit) expense of $172, $(1,097), and $1,169	293	(1,867)	1,990

Comprehensive income attributable to Party City Holdings Inc.	$51,799	$66,010	$26,307

Accumulated other comprehensive loss consisted of the following:

	Year Ended December 31,
	2010	2009

Cumulative translation adjustment	$(4,625)	$(4,249)
Interest rate swap contracts, net of income tax benefit of $(830) and $(2,336)	(1,414)	(3,977)
Foreign exchange contracts, net of income tax expense (benefit) of $73 and $(100)	124	(169)

Total accumulated other comprehensive income	$(5,915)	$(8,395)

Note 23 —	Subsequent Events

On January 30, 2011, the Company acquired the common stock of Riethmüller GmbH (“Riethmüller”) for $46,810, in a transaction accounted for as a purchase business combination. Riethmüller is a German distributor of party goods and carnival items with latex balloon manufacturing operations in Malaysia and the ability to manufacture certain party goods in Poland. The acquisition expands the Company’s vertical business model into the latex balloon category and gives the Company an additional significant presence in Germany, Poland and Malaysia. The Company is still in the process of accumulating information to complete the determination of the fair value of certain acquired assets.

Note 24 —	Condensed Consolidating Financial Information

Borrowings under the New Term Loan Credit Agreement, the New ABL Credit Agreement and the Company’s $175,000 8.75% senior subordinated notes are guaranteed jointly and severally, fully and

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unconditionally, by the following domestic subsidiaries (the “Guarantors”) of which subsidiaries are 100% owned, directly or indirectly, by Amscan Holdings, Inc. (the “Guarantors”):

•	Amscan Inc.

•	Am-Source, LLC

•	Anagram Eden Prairie Property Holdings LLC

•	Anagram International, Inc.

•	Anagram International Holdings, Inc.

•	Anagram International, LLC

•	Gags & Games, Inc.

•	JCS Packaging Inc.

•	M&D Industries, Inc.

•	Party City Corporation

•	PA Acquisition Corporation

•	SSY Realty Corp.

•	Party City Franchise Group Holdings, LLC (“PCFG”)

•	Trisar, Inc.

Non-guarantor subsidiaries (“Non-guarantors”) include the following:

•	Amscan Distributors (Canada) Ltd.

•	Amscan Holdings Limited

•	Amscan (Asia-Pacific) Pty. Ltd.

•	Amscan de Mexico, S.A. de C.V.

•	Anagram International (Japan) Co., Ltd.

•	Christy’s Asia, Ltd.

•	Christy’s By Design, Ltd.

•	Christy’s Dress Up, Ltd.

•	Christy’s Garments & Accessories Ltd.

•	JCS Hong Kong Ltd.

The following unaudited information presents condensed consolidating balance sheets at December 31, 2010 and December 31, 2009, Condensed Consolidating Statements of Operations for the years ended December 31, 2010, 2009 and 2008, and the related Condensed Consolidating Statements of cash flows for the years ended December 31, 2010, 2009 and 2008, for the Combined Guarantors and the Combined Non-Guarantors, together with the elimination entries necessary to consolidate the entities comprising the combined companies.

Certain amounts in the condensed consolidating balance sheet at December 31, 2009 have been reclassified between the combined Non-Guarantors and the Eliminations. These reclassifications have no effect on the balance sheet amounts for the Combined Guarantors or the consolidated amounts.

As a result of the repayment of PCFG’s debt during the third quarter of 2010, PCFG became a Guarantor and is included under AHI and Combined Guarantors in the Consolidating Financial Statements for the year ended December 31, 2010. For the prior periods presented PCFG was reflected under Combined Non-Guarantors.

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET
December 31, 2010

	Amscan Holdings,	Combined
	Inc. and Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$14,198	$6,256	$—	$20,454
Accounts receivable , net	76,699	30,632	—	107,331
Inventories, net	405,452	19,883	(1,018)	424,317
Prepaid expenses and other current assets	61,211	4,461	—	65,672

Total current assets	557,560	61,232	(1,018)	617,774
Property, plant and equipment, net	187,574	3,155	—	190,729
Goodwill	600,014	30,478	—	630,492
Trade names	129,954	—	—	129,954
Other intangible assets, net	55,362	—	—	55,362
Investment in and advances to unconsolidated subsidiaries	64,485	—	(64,485)	—
Due from affiliates	22,148	12,998	(35,146)	—
Other assets, net	28,057	783	—	28,840

Total assets	$1,645,154	$108,646	$(100,649)	$1,653,151

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	150,098	—	—	150,098
Accounts payable	97,510	10,662	—	108,172
Accrued expenses	102,749	8,305	—	111,054
Income taxes payable	35,706	(1,355)	(26)	34,325
Due to affiliates	11,593	23,553	(35,146)	—
Redeemable warrants	15,086	—	—	15,086
Current portion of long-term obligations	9,005	41	—	9,046

Total current liabilities	421,747	41,206	(35,172)	427,781
Long-term obligations, excluding current portion	841,023	89	—	841,112
Deferred income tax liabilities	94,427	554	—	94,981
Other	14,766	—	—	14,766

Total liabilities	1,371,963	41,849	(35,172)	1,378,640
Redeemable common securities	18,089	—	—	18,089
Commitments and contingencies
Stockholders’ equity:
Class A and Class B Common Stock	—	336	(336)	—
Additional paid-in capital	287,583	31,025	(31,025)	287,583
Retained (deficit)earnings	(26,566)	37,535	(38,527)	(27,558)
Accumulated other comprehensive (loss) income	(5,915)	(4,411)	4,411	(5,915)

Party City Holdings Inc. stockholders’ equity	255,102	64,485	(65,477)	254,110
Noncontrolling interests	—	2,312	—	2,312

Total stockholders’ equity	255,102	66,797	(65,477)	256,422

Total liabilities, redeemable common securities and stockholders’ equity	$1,645,154	$108,646	$(100,649)	$1,653,151

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET
December 31, 2009

	Amscan Holdings,
	Inc. and Combined	Combined Non-
	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	8,240	7,180	—	15,420
Accounts receivable, net of allowances	60,655	22,126	—	82,781
Inventories, net of allowances	295,004	41,893	(947)	335,950
Prepaid expenses and other current assets	52,706	6,013	—	58,719

Total current assets	416,605	77,212	(947)	492,870
Property, plant and equipment, net	163,999	10,995	—	174,994
Goodwill	521,222	38,039	—	559,261
Trade names	157,283	—	—	157,283
Other intangible assets, net	29,948	24,721	—	54,669
Other assets, net	160,401	7,033	(126,010)	41,424

Total assets	$1,449,458	$158,000	$(126,957)	$1,480,501

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$76,990	$645	$—	$77,635
Accounts payable	67,235	9,666	—	76,901
Accrued expenses	83,430	10,250	—	93,680
Income taxes payable	32,969	(817)	(91)	32,061
Redeemable warrants	15,444	—	—	15,444
Current portion of long-term obligations	28,406	6,500	—	34,906

Total current liabilities	304,474	26,244	(91)	330,627
Long-term obligations, excluding current portion	522,392	16,500	—	538,892
Deferred income tax liabilities	101,000	570	—	101,570
Other	20,288	71,569	(79,956)	11,901

Total liabilities	948,154	114,883	(80,047)	982,990
Redeemable common securities	18,389	—	—	18,389
Commitments and contingencies
Stockholders’ equity:
Class A and Class B Common Stock		339	(339)	—
Additional paid-in capital	335,731	46,167	(46,075)	335,823
Retained earnings	155,579	(5,476)	(546)	149,557
Accumulated other comprehensive loss	(8,395)	(50)	50	(8,395)
Party City Holdings Inc. stockholders’ equity	482,915	40,980	(46,910)	476,985

Noncontrolling interests	—	2,137	—	2,137

Total stockholders’ equity	482,915	43,117	(46,910)	479,122

Total liabilities, redeemable common securities and stockholders’ equity	$1,449,458	$158,000	$(126,957)	$1,480,501

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2010

	Amscan Holdings,
	Inc. and Combined	Combined Non-
	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Net sales	$1,493,103	$110,144	$(23,570)	$1,579,677
Royalties and franchise fees	19,417	—	—	19,417

Total revenues	1,512,520	110,144	(23,570)	1,599,094
Expenses:
Cost of sales	884,957	81,600	(23,499)	943,058
Selling expenses	31,379	11,346	—	42,725
Retail operating expenses	296,891	—	—	296,891
Franchise expenses	12,269	—	—	12,269
General and administrative expenses	124,542	11,170	(1,320)	134,392
Art and development costs	15,024	(101)	—	14,923
Impairment of trade name	27,400	—	—	27,400

Total expenses	1,392,462	104,015	(24,819)	1,471,658

Income from operations	120,058	6,129	1,249	127,436
Interest expense, net	40,791	59	—	40,850
Other (income) expense, net	(1,312)	1,159	4,361	4,208

Income before income taxes	80,579	4,911	(3,112)	82,378
Income tax expense	31,215	1,756	(26)	32,945

Net income	$49,364	$3,155	$(3,086)	$49,433
Less net income attributable to noncontrolling interests	—	114	—	114

Net income attributable to Party City Holdings Inc.	$49,364	$3,041	$(3,086)	$49,319

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2009

	Amscan Holdings,
	Inc. and Combined	Combined Non-
	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Net sales	$1,291,848	$199,723	$(24,247)	$1,467,324
Royalties and franchise fees	19,494	—	—	19,494

Total revenues	1,311,342	199,723	(24,247)	1,486,818
Expenses:
Cost of sales	794,363	128,677	(23,999)	899,041
Selling expenses	29,580	10,206	—	39,786
Retail operating expenses	226,159	35,532	—	261,691
Franchise expenses	11,991	—	—	11,991
General and administrative expenses	104,072	16,441	(1,320)	119,193
Art and development costs	13,324	(81)	—	13,243

Total expenses	1,179,489	190,775	(25,319)	1,344,945

Income from operations	131,853	8,948	1,072	141,873
Interest expense, net	38,785	2,696	—	41,481
Other (income) expense, net	(7,818)	1,346	6,440	(32)

Income before income taxes	100,886	4,906	(5,368)	100,424
Income tax expense	36,631	1,133	(91)	37,673

Net income	64,255	3,773	(5,277)	62,751
Less net income attributable to noncontrolling interests	—	198	—	198

Net income attributable to Party City Holdings Inc.	$64,255	$3,575	$(5,277)	$62,553

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF INCOME
For Year Ended December 31, 2008

	Amscan Holdings,
	Inc. and Combined	Combined Non-
	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Net sales	$1,359,780	$201,055	$(23,194)	$1,537,641
Royalties and franchise fees	22,020	—	—	22,020

Total revenues	1,381,800	201,055	(23,194)	1,559,661
Expenses:
Cost of sales	861,368	128,097	(23,039)	966,426
Selling expenses	32,172	9,722	—	41,894
Retail operating expenses	233,348	40,279	—	273,627
Franchise expenses	13,686	—	—	13,686
General and administrative expenses	104,445	17,147	(1,320)	120,272
Art and development costs	12,462	—	—	12,462
Impairment of trade name	17,376	—	—	17,376

Total expenses	1,274,857	195,245	(24,359)	1,445,743

Income from operations	106,943	5,810	1,165	113,918
Interest expense, net	48,130	2,785	—	50,915
Other income, net	(7,526)	(552)	7,260	(818)

Income before income taxes	66,339	3,577	(6,095)	63,821
Income tax expense	21,900	2,345	(57)	24,188

Net income	44,439	1,232	(6,038)	39,633
Less net loss attributable to noncontrolling interests	—	(877)	—	(877)

Net income attributable to Party City Holdings Inc.	$44,439	$2,109	$(6,038)	$40,510

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2010

	Amscan Holdings,	Combined
	Inc. and Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows used in operating activities:
Net income	$49,364	$3,155	$(3,086)	$49,433
Less: net income attributable to noncontrolling interest	—	114	—	114

Net income attributable to Party City Holdings Inc.	49,364	3,041	(3,086)	49,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	48,427	991	—	49,418
Amortization of deferred financing costs	2,475	—	—	2,475
Provision for doubtful accounts	695	(58)	—	637
Deferred income tax expense	(8,942)	—	—	(8,942)
Deferred rent	4,500	—	—	4,500
Undistributed gain in unconsolidated joint venture	(678)	—	—	(678)
Impairment of trade name	27,400	—	—	27,400
Impairment of fixed assets	597	—	—	597
Loss (gain) on disposal of equipment	206	(15)	—	191
Equity based compensation	6,018	—	—	6,018
Write-off of deferred financing costs	2,448	—	—	2,448
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(14,428)	7,921	—	(6,507)
Increase in inventories	(84,538)	(1,300)	71	(85,767)
Increase in prepaid expenses and other current assets	(21,711)	(1,282)	—	(22,993)
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	44,254	(4,217)	3,015	43,052

Net cash provided by operating activities	56,087	5,081	—	61,168
Cash flows used in investing activities:
Cash paid in connection with acquisitions	(53,350)	2	—	(53,348)
Capital expenditures	(48,558)	(1,065)	—	(49,623)
Proceeds from disposal of property and equipment	159	46	—	205

Net cash used in investing activities	(101,749)	(1,017)	—	(102,766)
Cash flows provided by financing activities:
Repayments of loans, notes payable and long-term obligations	(393,259)	(30)	—	(393,289)
Proceeds from loans, notes payable and long-term obligations	742,112	41	—	742,153
Dividend distribution	(301,829)	—	—	(301,829)
Payments related to redeemable common stock and rollover options	(572)	—	—	(572)
Proceeds from issuance of common stock and exercise of options, net of retirements	52	—	—	52

Net cash provided by financing activities	46,504	11	—	46,515
Effect of exchange rate changes on cash and cash equivalents	(243)	360	—	117

Net increase in cash and cash equivalents	599	4,435	—	5,034
Cash and cash equivalents at beginning of period	13,599	1,821		15,420

Cash and cash equivalents at end of period	$14,198	$6,256	$—	$20,454

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2009

	Amscan Holdings,	Combined
	Inc. and Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows provided by operating activities:
Net income	$64,255	3,773	$(5,277)	$62,751
Less: net income attributable to noncontrolling interest	—	198	—	198

Net income attributable to Party City Holdings Inc.	64,255	3,575	(5,277)	62,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	39,885	4,497	—	44,382
Amortization of deferred financing costs	1,888	275	—	2,163
Provision for doubtful accounts	2,444	1,538	—	3,982
Deferred income tax expense	8,803	—	—	8,803
Deferred rent	977	786	—	1,763
Undistributed gain in unconsolidated joint venture	(632)	—	—	(632)
Loss on disposal of equipment	61	217	—	278
Equity based compensation	876	—	—	876
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	11,498	(5,161)	—	6,337
Decrease (increase) in inventories	35,824	(5,139)	248	30,933
Increase in prepaid expenses and other assets	(20,408)	(765)	—	(21,173)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(30,528)	9,176	5,029	(16,323)

Net cash provided by operating activities	114,943	8,999	—	123,942
Cash flows used in investing activities:
Cash paid in connection with acquisitions	(726)	(2,652)	—	(3,378)
Cash in escrow in connection with acquisitions	(24,881)	—	—	(24,881)
Capital expenditures	(23,860)	(2,335)	—	(26,195)
Proceeds from disposal of property and equipment	77	19	—	96

Net cash used in investing activities	(49,390)	(4,968)	—	(54,358)
Cash flows used in financing activities
Repayments of loans, notes payable and long-term obligations	(66,392)	(3,855)	—	(70,247)
Proceeds from issuance of common stock and exercise of options, net of retirements	90	—	—	90

Net cash used in financing activities	(66,302)	(3,855)	—	(70,157)
Effect of exchange rate changes on cash and cash equivalents	488	2,447	—	2,935

Net (decrease) increase in cash and cash equivalents	(261)	2,623	—	2,362
Cash and cash equivalents at beginning of period	8,501	4,557	—	13,058

Cash and cash equivalents at end of period	$8,240	$7,180	$—	$15,420

PARTY CITY HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For Year Ended December 31, 2008

	Amscan Holdings,	Combined
	Inc. and Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows provided by operating activities:
Net income	$44,439	$1,232	$(6,038)	$39,633
Less: net loss attributable to noncontrolling interest	—	(877)	—	(877)

Net income attributable to Party City Holdings Inc.	44,439	2,109	(6,038)	40,510
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	42,406	4,872	—	47,278
Amortization of deferred financing costs	1,956	265	—	2,221
Provision for doubtful accounts	945	147	—	1,092
Deferred income tax benefit	(7,885)	—	—	(7,885)
Deferred rent	1,202	—	—	1,202
Undistributed gain in unconsolidated joint venture	(538)	—	—	(538)
Impairment of trade name	17,376	—	—	17,376
(Gain) loss on disposal of equipment	(1,198)	3	—	(1,195)
Equity based compensation	4,311	46	—	4,357
Tax benefit on exercised options	(1,823)	—	—	(1,823)
Changes in operating assets and liabilities:
Decrease in accounts receivable	6,526	1,711	—	8,237
Increase in inventories	(51,358)	(1,144)	155	(52,347)
Decrease in prepaid expenses and other current assets	29,595	1,645	—	31,240
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(22,075)	6,396	5,883	(9,796)

Net cash provided by operating activities	63,879	16,050	—	79,929

Cash flows used in investing activities:
Cash paid in connection with acquisitions	(1,143)	(473)	—	(1,616)
Capital expenditures	(44,457)	(8,544)	—	(53,001)
Proceeds from disposal of property and equipment	3,390	28	—	3,418

Net cash used in investing activities	(42,210)	(8,989)	—	(51,199)
Cash flows used in financing activities:
Repayments of loans, notes payable and long-term obligations	(24,250)	(2,592)	—	(26,842)
Tax benefit on exercised options	1,823	—	—	1,823
Sale of additional interest to minority shareholder	2,500	—	—	2,500
Purchase and retirement of redeemable common stock	(514)	—	—	(514)

Net cash used in financing activities	(20,441)	(2,592)	—	(23,033)
Effect of exchange rate changes on cash and cash equivalents	(1,075)	(8,838)	—	(9,913)

Net increase (decrease) in cash and cash equivalents	153	(4,369)	—	(4,216)
Cash and cash equivalents at beginning of period	8,391	8,883	—	17,274

Cash and cash equivalents at end of period	$8,544	$4,514	$—	$13,058

SCHEDULE II

PARTY CITY HOLDINGS INC.
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2010, 2009 and 2008

	Beginning			Ending
	Balance	Write-Offs	Additions	Balance
	(Dollars in thousands)

Allowance for Doubtful Accounts:
For the year ended December 31, 2008	$2,637	$1,546	$1,092	$2,183
For the year ended December 31, 2009	2,183	3,168	3,982	2,997
For the year ended December 31, 2010	2,997	920	637	2,714
Inventory Reserves:
For the year ended December 31, 2008	10,416	5,128	3,030	8,318
For the year ended December 31, 2009	8,318	2,755	2,989	8,552
For the year ended December 31, 2010	8,552	2,734	4,687	10,505
Sales, Returns and Allowances:
For the year ended December 31, 2008	330	37,713	37,745	362
For the year ended December 31, 2009	362	46,849	46,667	180
For the year ended December 31, 2010	180	58,321	58,590	449

Party City Holdings Inc.

          Shares

Common Stock

Goldman, Sachs & Co.
BofA Merrill Lynch
Barclays Capital
Deutsche Bank Securities

Credit Suisse
Morgan Stanley
Wells Fargo Securities

Baird
William Blair & Company
RBC Capital Markets
Stifel Nicolaus Weisel

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts are estimated except the SEC registration fee and FINRA fee.

SEC registration fee		$40,635
FINRA filing fee		35,500
Stock exchange listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total Expenses	$	*

*	To be filed by amendment

ITEM 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL enables a corporation in its original certificates of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was lawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our existing certificate of incorporation generally provides that we will indemnify our directors and officers to the fullest extent permitted by law. Our existing certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to the existing certificate of incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigation action, suit or proceeding for which indemnification or advancement of expenses is sought.

We currently have indemnification agreements in place with our directors. In connection with this offering we will enter into new indemnification agreements with our directors and executive officers. Such agreements generally provide for indemnification by reason of being our director or officer, as the case may be. These agreements are in addition to the indemnification provided by our amended and restated charter and bylaws.

We also will obtain officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Pursuant to an agreement to be entered into with certain of the selling stockholders, the company will agree to indemnify such stockholders from certain liabilities incurred in connection with this registration statement.

The underwriting agreement we will enter into in connection with the offering of common stock described in this registration statement provides for indemnification by the underwriters of the registrant and its executive officers and directors, by the registrant of the underwriters and by the selling stockholders of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

Also see “Item 17. Undertakings.”

ITEM 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold during the last three fiscal years:

From January 1, 2008 to the present, the registrant has issued aggregate of 640.28 shares of Class A common stock upon the exercise of employee stock options for cash. These shares of Class A common stock were issued to employees or former employees of the registrant who had received the stock options for compensatory purposes. Issuances of shares of Class A common stock upon the exercise of options under the 2004 Equity Incentive Plan were made in reliance on the registration exemption provided by Rule 701 promulgated under Securities Act.

In early 2011, the registrant issued 1,285.49 shares of common stock to three parties pursuant to the exercise of warrants with a per share exercise price of $0.01 for an aggregate purchase price of $12.85. The sales were made in reliance on Section 4(2) of the Securities Act and were made without general solicitation or advertising.

There were no underwritten offerings employed in connection with any of the transactions set forth above.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Number		Description

1	.1*	Form of Underwriting Agreement
2.1		Party City Acquisition Merger Agreement, dated as of September 26, 2005 (incorporated by reference to Exhibit 2.1 to Amscan Holdings’ Current Report on Form 8-K dated September 27, 2005)
3	.1*	Third Amended and Restated Certificate of Incorporation (to be effective upon completion of this offering)
3	.2*	Amended and Restated Bylaws (to be effective upon completion of this offering)
3	.3**	Second Amended and Restated Certificate of Incorporation of Party City Holdings Inc., dated August 19, 2008, as amended on April 19, 2011
3	.4**	By-Laws of Party City Holdings Inc.
4	.1*	Specimen common stock certificate
4.2		Indenture, dated as of April 30, 2004, by and among Amscan Holdings, Inc. (“Amscan Holdings”), the Guarantors named therein and The Bank of New York with respect to the 8.75% Senior Subordinated Notes due 2014 (incorporated by reference to Exhibit 4(1) to Amscan Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 000-21827))
4.3		First Supplemental Indenture, dated as of June 21, 2004 by and among Amscan Holdings, the Guarantors named therein and The Bank of New York with respect to the 8.75% Senior Subordinated Notes due 2014 (incorporated by reference to Exhibit 4(2) to Amscan Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 000-21827))
5	.1*	Opinion of Ropes & Gray LLP
10.1		2004 Equity Incentive Plan of AAH Holdings Corporation (incorporated by reference to Exhibit 10(6) to Amscan Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 000-21827))
10.2		The MetLife Capital Corporation Master Lease Purchase Agreement between MetLife Capital Corporation and Amscan Inc., Deco Paper Products, Inc., Kookaburra USA Ltd., and Trisar, Inc., dated November 21, 1991, as amended (incorporated by reference to Exhibit 10(n) to Amendment No. 2 to Amscan Holdings’ Registration Statement on Form S-1 (Registration No. 333-14107))
10	.3*	Form of Indemnification Agreement
10	.4**	Employment Agreement between Amscan Holdings Inc. and Gerald C. Rittenberg, dated January 1, 2008
10	.5**	Employment Agreement between Amscan Holdings Inc. and James M. Harrison, dated January 1, 2008
10	.6**	Amended and Restated Stockholders Agreement of AAH Holdings Corporation, dated as of August 19, 2008
10	.7**	Severance Agreement between Amscan Inc. and Michael Correale, dated as of April 28, 1997
10	.8**	Amended and Restated Management Agreement between Berkshire Partners LLC, Weston Presidio Service Company LLC and Amscan Holdings, Inc., dated as of November 10, 2006
10.9		ABL Credit Agreement, dated as of August 13, 2010, among the Company, Amscan Holdings, the Subsidiaries of Amscan Holdings from time to time party thereto, the financial institutions party thereto, as Lenders, Wells Fargo Retail Finance, LLC, as Administrative Agent and Collateral Agent, Wells Fargo Capital Finance, LLC and Banc of America Securities LLC, as Joint Bookrunners and Joint Lead Arrangers, Bank of America, N.A., as Syndication Agent, and SunTrust Bank, T.D. Bank, N.A. and RBS Business Capital, as Co-Documentation Agents (incorporated by reference to Exhibit 4.3 to Amscan Holdings, Inc. Current Report on Form 8-K dated December 2, 2010)
10.10		Pledge and Security Agreement dated as of August 13, 2010 by and among Amscan Inc., Anagram International, Inc., Am-Source, LLC, Factory Card Outlet of America Ltd., Gags and Games, Inc., PA Acquisition Corp., Party City Corporation, and Party City Franchise Group, LLC, each a Borrower and collectively, Borrowers, Amscan Holdings, Inc., AAH Holdings Corporation, the Subsidiary Parties from time to time party hereto, and Wells Fargo Retail Finance, LLC, as administrative and collateral agent for the lenders party to the Credit Agreement (incorporated by reference to Exhibit 4.1 to Amscan Holdings, Inc. Current Report on Form 8-K dated December 2, 2010)

Number		Description

10.11		Term Loan Credit Agreement, dated as of December 2, 2010, among the Company, Amscan Holdings, the subsidiaries of Amscan Holdings from time to time party thereto, the financial institutions party thereto, as Lenders, and Credit Suisse AG, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, Barclays Capital, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC as Joint Bookrunners, Goldman Sachs Lending Partners LLC and Wells Fargo Securities, LLC, as Co-Syndication Agents, Barclays Capital and Deutsche Bank Securities Inc., as Co-Documentation Agents (incorporated by reference to Exhibit 4.6 to Amscan Holdings, Inc. Annual Report on Form 10-K dated April 13, 2011)
10.12		Amendment No. 1 to ABL Credit Agreement, dated as of December 2, 2010, by and among Wells Fargo Bank, National Association Successor by merger to Wells Fargo Retail Finance, LLC, as Administrative Agent, the Lenders, the Borrowers party thereto, the Company, Amscan Holdings and the other Guarantors party thereto (incorporated by reference to Exhibit 4.5 to Amscan Holdings, Inc. Annual Report on Form 10-K dated April 13, 2011)
10.13		Registration and Information Rights Agreement, dated as of August 19, 2008, among the Company and Advent-Amscan Acquisition LLC
14	.1*	Code of Business Conduct
21	.1*	List of Subsidiaries of the Company
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm
23	.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney

*	To be filed by amendment

**	Previously filed

ITEM 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on the 2nd day of June, 2011.

Party City Holdings Inc.

By:	/s/ Michael Correale
Name:     Michael Correale
Title:     CFO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Gerald C. Rittenberg	Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2011

/s/ Michael A. Correale Michael A. Correale	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	June 2, 2011

* Robert J. Small	Chairman of the Board of Directors	June 2, 2011

* James M. Harrison	Director	June 2, 2011

* Steven J. Collins	Director	June 2, 2011

* Michael F. Cronin	Director	June 2, 2011

* Kevin M. Hayes	Director	June 2, 2011

* Jordan A. Kahn	Director	June 2, 2011

* William Kussell	Director	June 2, 2011

* Richard K. Lubin	Director	June 2, 2011

* Carol M. Meyrowitz	Director	June 2, 2011

Signature		Title	Date

* David M. Mussafer		Director	June 2, 2011

*By:	/s/ Michael Correale Michael Correale Attorney-in-Fact